As filed with the Securities and Exchange Commission on March 3, 2006
Registration No. 333-130690

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WHITNEY HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Louisiana	6021	72-6017893
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

228 St. Charles Avenue New Orleans, Louisiana 70130 (504) 586-7272 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	Joseph S. Schwertz, Jr.
Corporate Secretary
Whitney Holding Corporation
228 St. Charles Avenue, Room 626
New Orleans, Louisiana 70130
(504) 586-3474
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Randolph A. Moore III	Thomas C. Blank
Alston & Bird LLP	Shumaker, Loop & Kendrick, LLP
One Atlantic Center	North Courthouse Square
1201 West Peachtree Street, NW	1000 Jackson
Atlanta, Georgia 30339	Toledo, Ohio 43624-1573
(404) 881-7000	(419) 241-9000
      Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after this Registration Statement becomes effective.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 3, 2006
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
      The boards of directors of First National Bancshares, Inc. and Whitney Holding Corporation have each unanimously agreed to the acquisition of First National by Whitney pursuant to the merger of First National with and into Whitney. Whitney will be the surviving bank holding company in the merger. Shareholders of First National are being asked to approve the merger at a special meeting of shareholders to be held on April 6, 2006. Whitney shareholders are not required to approve the merger.
      If the merger is completed, each of your shares of First National common stock will be automatically converted into the right to receive an aggregate value of $34.64, subject to adjustment as described in this proxy statement-prospectus. You may elect to receive the merger consideration in the form of (1) shares of Whitney common stock, (2) cash, or (3) a combination consisting of 65% shares of Whitney common stock and 35% cash. However, Whitney has the right to adjust the form of consideration to be paid to those shareholders who have elected all cash so that the total cash consideration to be paid in the merger does not exceed 35% of the total consideration to be paid to all First National shareholders. Whitney’s common stock is quoted on The Nasdaq National Market under the symbol “WTNY” and the closing price of Whitney’s common stock on March 2, 2006 was $35.00.
      A special meeting of First National shareholders will be held at 5817 Manatee Avenue West, Bradenton, Florida 34209, on April 6, 2006 at 4:00 p.m. Eastern time. At the special meeting, you will be asked to approve the Agreement and Plan of Merger dated July 27, 2005, among Whitney Holding Corporation, Whitney National Bank, First National Bancshares, Inc. and 1st National Bank & Trust, which we refer to in this proxy statement-prospectus as the merger agreement. The completion of the merger requires the receipt of bank regulatory approvals and the approval of a majority of the shares of First National common stock outstanding on March 1, 2006, the record date. First National’s board of directors unanimously recommends that you vote FOR approval of the merger agreement and urges you to sign and date the enclosed proxy and return it promptly in the enclosed envelope to make sure that your vote is counted. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy.
      You should read this entire proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 14.
       Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.
      The shares of Whitney common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
      This proxy statement-prospectus is dated March      , 2006, and is first being mailed to First National shareholders on or about March      , 2006.

HOW TO OBTAIN ADDITIONAL INFORMATION
      This proxy statement-prospectus incorporates important business and financial information about Whitney and First National that is not included in, or delivered with, this document. This information is described on page 52 under “Information About Whitney — Incorporation of Documents by Reference” and on page 56 under “Information About First National — Incorporation of Documents by Reference” and may be obtained through the Securities and Exchange Commission website at http://www.sec.gov. This information is also available to you without charge upon written or oral request. Shareholders should contact, as applicable, either:

Mrs. Shirley Fremin, Manager
Investor Relations
Whitney Holding Corporation
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Telephone: (504) 586-3627
or toll free: (800) 347-7272
Email: investor.relations@whitneybank.com	Cathejo McCollum First National Bancshares, Inc. 5817 Manatee Avenue West Bradenton, Florida 34209 Telephone: (941) 746-4964 ext. 268 Email: Cathejo.McCollum@firstnbt.com
      In order to obtain timely copies of such information free of charge you must request the information no later than March 30, 2006.
PLEASE NOTE
      We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.
      This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Whitney or First National since that date that are not reflected in this document.
      As used in this proxy statement-prospectus, the terms “Whitney” and “First National” refer to Whitney Holding Corporation and First National Bancshares, Inc., respectively, and, where the context requires, to Whitney and First National and their respective subsidiaries, including Whitney National Bank and 1st National Bank & Trust. We refer to 1st National Bank & Trust in this proxy statement-prospectus as 1st National Bank.
      The descriptions of the merger agreement in this proxy statement-prospectus have been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contracts between the respective parties and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.
ELECTION FORM
      A copy of the election form that you will need to complete in order to elect the type of merger consideration you will receive in the merger is being mailed to you under separate cover on or about the date of this proxy statement-prospectus.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On April 6, 2006
To the Shareholders of First National Bancshares, Inc.:
      First National Bancshares, Inc. will hold a special meeting of shareholders at 5817 Manatee Avenue West, Bradenton, Florida 34209, on April 6, 2006 at 4:00 p.m., Eastern time, for the following purposes:

1. Merger. To approve an Agreement and Plan of Merger, dated July 27, 2005, among Whitney Holding Corporation, Whitney National Bank, First National Bancshares, Inc. and 1st National Bank & Trust, pursuant to which Whitney will acquire First National through the merger of First National with and into Whitney. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.

2. Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting, including without limitation a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies in order to adopt the merger agreement or otherwise.
      Only shareholders of record at the close of business on March 1, 2006, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger agreement requires the affirmative vote of a majority of the shares of First National common stock outstanding on the record date.
      After careful consideration, your board of directors supports the merger and unanimously recommends that you vote FOR approval of the merger agreement.
      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to First National’s Secretary, or by filing a properly executed proxy of a later date with First National’s Secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.
      First National shareholders have appraisal rights with respect to the merger under Florida law. Shareholders who wish to assert their appraisal rights and comply with the procedural requirements of Sections 1301-1333 of the Florida Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Florida law. A copy of Sections 1301-1333 of the Florida Business Corporation Act is attached as Appendix C to the proxy statement-prospectus.
      We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

Francis I. duPont, III
Chairman and Chief Executive Officer
Bradenton, Florida
March      , 2006

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APPENDIX A	Agreement and Plan of Merger among Whitney Holding Corporation, Whitney National Bank, First National Bancshares, Inc. and 1st National Bank & Trust
APPENDIX B	Initial and Updated Fairness Opinions of Hovde Financial LLC
APPENDIX C	Full text of Sections 1301-1333 of the Florida Business Corporation Act

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to approve the merger agreement, which provides for the merger of First National with and into Whitney, with Whitney as the surviving corporation in the merger.

Q:	When and where is the special meeting?

A:	The First National special meeting will be held at 5817 Manatee Avenue West, Bradenton, Florida 34209, on April 6, 2006 at 4:00, p.m. Eastern time.

Q:	How does my board of directors recommend I vote on the merger?

A:	The First National board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

Q:	Why is my board of directors recommending that I vote for approval of the merger agreement?

A:	Your board of directors believes the merger is a unique strategic opportunity to combine with Whitney, which is expected to create greater short-and long-term growth and stockholder value.

Q:	Why is this proxy statement-prospectus being sent to First National shareholders?

A:	This document is being provided by First National and Whitney to provide you with information regarding the proposed merger and the Whitney common stock you may elect to receive in the merger, the First National special meeting and the respective companies. The enclosed proxy is solicited by and on behalf of the board of directors of First National for use at the special meeting of First National shareholders.

Q:	What will I receive in the merger in exchange for my First National common stock?

A:	If the merger is completed, each share of First National common stock you hold will be automatically cancelled and converted into the right to receive an aggregate value of $34.64, subject to certain adjustments and prorations described in this proxy statement-prospectus. In the merger, you can elect to receive this consideration in the form of (1) shares of Whitney common stock, (2) cash (without interest) or (3) a combination of 65% shares of Whitney common stock and 35% cash. Whitney will pay cash instead of issuing fractional shares of common stock. However, the merger agreement provides that Whitney has the right to adjust the form of consideration to be paid to those shareholders who have elected all cash so that the total cash consideration to be paid in the merger does not exceed 35% of the total consideration to be paid to all First National shareholders.

Q:	How do I make an election for the type of merger consideration I will receive?

A:	Each First National shareholder will receive an election form, which you should complete and return, along with your First National stock certificate(s), according to the instructions printed on the form. Your election form must be received no later than 5:00 p.m., Eastern time, on April 5, 2006 (which we refer to as the election deadline). A copy of the election form is being mailed under separate cover on or about the date of this proxy statement-prospectus. If you do not send in the election form with your stock certificate(s) by the deadline, you will be deemed not to have made an election and you will be paid entirely with shares of Whitney common stock. If you own shares of First National common stock in “street name” through a bank, broker or other financial institution, and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election. See “The Merger Agreement — Election and Election Procedures.”

Q:	Can I change or revoke my election?

A:	Yes. You may change your election at any time prior to the election deadline by submitting to American Stock Transfer & Trust Company, the exchange agent, written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to American Stock Transfer & Trust Company prior to the election deadline or by withdrawing your stock certificates prior to the election deadline. Shareholders will not be entitled to change or revoke their elections following the election deadline. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing or revoking those instructions.

Q:	Should I send in my First National common stock certificates now?

A:	Yes. Along with the election form, you will receive a letter of transmittal with instructions for you to send in your First National common stock certificate(s) along with your election form to American Stock Transfer & Trust Company prior to the election deadline. American Stock Transfer & Trust Company must receive your completed letter of transmittal and stock certificate(s) in order for you to receive the applicable merger consideration. You will receive the merger consideration as soon as practicable after completion of the merger. If the merger agreement is terminated and the merger does not occur, your election will be revoked automatically and the exchange agent will promptly return your First National stock certificate(s) to you.

Q:	Who is entitled to vote at the First National special meeting?

A:	First National shareholders of record at the close of business on March 1, 2006, the record date for the special meeting, are entitled to receive notice of and to vote on the approval of the merger agreement at the special meeting and any adjournments or postponements of the special meeting. However, a First National shareholder may only vote his or her shares if he or she is either present in person or represented by proxy at the First National special meeting.

Q:	How many votes do I have?

A:	Each share of First National common stock that you own as of the record date entitles you to one vote. On March 1, 2006, there were 3,403,942 outstanding shares of First National common stock. As of the record date, First National directors and executive officers and their affiliates owned approximately 20.15% of the outstanding shares of First National common stock.

Q:	How many votes are needed to approve the merger?

A:	A majority of the outstanding shares of First National’s common stock must vote in favor of the merger agreement in order for it to be approved.

Each of the directors of First National individually have entered into an agreement with Whitney to vote their shares of First National common stock in favor of the merger agreement and against any competing proposal. These director shareholders hold approximately 20.15% of First National’s outstanding common stock as of March 1, 2006.

Q:	What should I do now?

A:	With respect to the special meeting — After carefully reading and considering the information in this proxy statement-prospectus, indicate on your proxy card how you want to vote, sign and date the card and mail it in the enclosed envelope as soon as possible. If you sign and return your proxy card but do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement. You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting, will have the same effect as voting AGAINST the merger agreement.

With respect to your share election — You should complete and return the election form, together with a letter of transmittal and your stock certificate(s), to American Stock Transfer & Trust Company according to the instructions printed on the form or, if your shares are held in “street name,” according to the instructions of your bank, broker or other financial institution. Do not send your First National stock certificate(s) and/or your election form with your proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting “broker non-vote” will be counted toward a quorum but your shares will not be voted at the special meeting, which will have the same effect as voting your shares AGAINST the merger.

Q:	Can I change my vote after I deliver my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways:

• you can revoke your proxy by giving written notice of revocation to First National’s Secretary;

• you can submit a new properly executed proxy with a later date to First National’s Secretary, at or before the meeting; the latest vote actually received before the meeting will be counted, and any earlier votes will be revoked; or

• you can attend the special meeting and vote your shares in person, and any earlier proxy will be thereby revoked; however, simply attending the meeting without voting will not revoke your proxy.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Yes. If you wish, you may exercise appraisal rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Florida law. To exercise appraisal rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Florida law summarized under the heading “Appraisal Rights” in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of Florida law as Appendix C to this proxy statement-prospectus.

Q:	When do you expect the merger to be completed?

A:	Assuming timely satisfaction of the necessary merger closing conditions, we currently expect to complete the merger in the second quarter of 2006.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact: Cathejo McCollum, First National Bancshares, Inc., 5817 Manatee Avenue West, Bradenton, Florida 34209 telephone: (941) 746-4964, ext. 268.

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SUMMARY
      We have prepared this summary to assist you in your review of this proxy statement-prospectus. It does not contain all the information that is important to you. To understand the merger and the issuance of cash and shares of Whitney common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. See “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to voting at the special meeting of First National’s shareholders.
      Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
The Companies (See page 52 for Whitney and page 56 for First National)
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130
(504) 586-7272
      Whitney is a Louisiana corporation and a registered bank holding company headquartered in New Orleans, Louisiana. Whitney’s principal banking subsidiary is Whitney National Bank. Whitney currently provides banking services through over 140 banking locations located in Texas, Louisiana, Mississippi, Alabama, and Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.
      As of September 30, 2005, Whitney had consolidated total assets of approximately $9.4 billion, consolidated total loans of approximately $6.4 billion, consolidated total deposits of approximately $7.5 billion and consolidated shareholders’ equity of approximately $945 million.
First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, Florida 34209
(941) 794-6969
      First National is a Florida corporation and a registered bank holding company headquartered in Bradenton, Florida. First National’s sole banking subsidiary is 1st National Bank & Trust. 1st National Bank currently provides banking services through five banking locations, as well as two trust offices and a loan production office located in Manatee County, Florida.
      As of September 30, 2005, First National had consolidated total assets of approximately $359 million, consolidated total loans of approximately $271 million, consolidated total deposits of approximately $299 million and consolidated shareholders’ equity of approximately $30 million.
The Merger (See page 20)
      Under the terms of the merger agreement, Whitney will acquire First National pursuant to the merger of First National with and into Whitney. After the merger, Whitney will be the surviving corporation and will continue its corporate existence under Louisiana law and First National will cease to exist. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the merger.
What You Will Receive in the Merger (See page 33)
      First National shareholders will have the right to submit a form of election to receive merger consideration in the form of all cash or all shares of Whitney common stock or a combination of 35% cash and 65% stock. Upon completion of the merger, each share of First National common stock that you hold, unless you have perfected your appraisal rights under Florida law, will be automatically converted into the right to receive an aggregate value of $34.64 per share, subject to certain adjustments, which we sometimes refer to in this proxy statement-prospectus as the merger consideration. Subject to the limitation on cash consideration and redesignation procedures described below, the merger consideration shall be payable to each holder of First National common stock as follows:

•	for each share of First National common stock held, cash in an amount equal to

$34.64, without interest (subject to adjustment as described below); or

•	for each share of First National common stock held, a number of shares of Whitney common stock equal to $34.64 (subject to adjustment as described below) divided by the “average market price” of Whitney common stock; or

•	the cash consideration for 35% of a holder’s shares of First National common stock and the stock consideration for 65% of a holder’s shares of First National common stock.
      The “average market price” means the average closing price of Whitney common stock for the 20 trading days preceding the fifth trading day immediately prior to the effective time of the merger. However, if the average market price is greater than $38.29, it will be deemed to be $38.29, and if the average market price is less than $28.29, it will be deemed to be $28.29. As a result, the maximum number of shares of Whitney common stock that you will be entitled to receive in exchange for each share of First National common stock will be 1.224, and the minimum number of shares you will be entitled to receive will be .905, regardless of the actual average market price of Whitney common stock. If the average closing price of Whitney common stock for the ten trading days ending on the determination date (as defined in the merger agreement) is below $25.00 and the percentage decrease of this average price from $33.28 (Whitney’s stock price on August 3, 2005) is greater than a corresponding percentage decrease in the weighted closing price of an index of 17 other banking holdings companies by an amount specified in the merger agreement, then the First National board may terminate the merger agreement. Whitney, however, may elect to cancel the termination by increasing the merger consideration in accordance with the merger agreement. Additionally, since the number of Whitney shares to be issued in the merger is based on the average market price of Whitney common stock during a period that ends prior to the closing, the actual value of the shares of Whitney common stock that First National shareholders will receive may be more or less than the average market price of those shares calculated in accordance with the merger agreement.
      In addition, the merger agreement provides that the aggregate value of $34.64 per share to be received, whether in the form of cash or shares of Whitney common stock, may be reduced on a per share basis by the sum of the amount that (1) First National’s expenses (attorneys, accountants and other consultants, excluding Hovde Financial LLC) in connection with the merger exceed $200,000 plus (2) the amount that First National’s pension plan’s liabilities exceed the fair market value of the plan assets as of a certain date, by more than $500,000, divided by the total number of shares of First National common stock issued and outstanding.
      You will not receive any fractional shares of Whitney common stock if you elect to receive all or a portion of the merger consideration as shares of Whitney common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Whitney common stock otherwise issuable upon conversion, multiplied by the “average market price” described above.
      An election form and letter of transmittal will be mailed to you on or about the date this proxy statement-prospectus is mailed. The election form must be received by American Stock Transfer & Trust Company not later than 5:00 p.m., Eastern time, on April 5, 2006, which we refer to as the election deadline.
      If Whitney does not receive from you a properly completed election form on or before the election deadline, then it will be assumed that you have elected to receive 100% of the consideration in the form of Whitney common stock in exchange for all of your shares of First National common stock. That assumption will be binding on you.
Limitation on Cash Consideration (See page 35)
      Under the merger agreement, the amount of cash that will be paid as a result of the merger will not exceed 35% of the aggregate value of the merger consideration to be issued. As a result, Whitney may, in its sole discretion, adjust the form of consideration to be paid to shareholders that have elected to receive all cash in exchange for their shares of First National common stock to ensure that the amount of cash paid does not exceed 35% of the aggregate consideration. If this occurs, the shares of First National common stock as to which a cash election has been made will be redesignated, on a pro rata basis, into a combination of shares to be converted into cash and shares to be converted into Whitney common stock such that the amount of cash paid does not exceed 35% of the aggregate merger consideration.
Effect of the Merger on First National Options (See page 37)
      Pursuant to the terms of the merger agreement, First National is required to use its reasonable best efforts to cause each outstanding option to purchase First National common stock to be exercised for either:

•	shares of First National common stock prior to the effective time of the merger in exchange for the payment of the applicable exercise price to First National; or

•	an amount in cash equal to the difference between $34.64 and the applicable exercise price per share of the option, multiplied by the number of shares of First National common stock subject to the option.
      In the event that prior to the effective time of the merger, an option to purchase shares of First National common stock has not been exercised, First National is required to cause such unexercised options to be terminated and the holders will receive a cash payment equal to the difference between $34.64 and the exercise price of the relevant option, multiplied by the number of shares of First National subject to the option.
      Whitney is not required to complete the merger unless all options to purchase First National common stock have been exercised or terminated and First National has taken all action necessary to terminate all of its stock option plans prior to the effective time of the merger.
Reasons for the Merger (See page 22)
      First National’s directors considered a number of factors in approving the terms of the merger, including:

•	the value of the consideration to be received by First National shareholders relative to the book value and earnings per share of First National common stock;

•	information concerning Whitney’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Whitney;

•	the opinion of Hovde Financial LLC that the consideration to be received by First National shareholders in the merger is fair from a financial point of view;

•	the average daily trading volume of shares of Whitney common stock;

•	the fact that the merger will enable First National shareholders to exchange their relatively illiquid shares of First National common stock for the shares of a regional bank holding company, the stock of which is more widely held and actively traded, and that the acquisition of Whitney common stock will be tax-free to First National shareholders;

•	the alternatives to the merger, including remaining an independent institution;

•	the expanded range of banking services that the merger will allow First National to provide its customers; and

•	the competitive and regulatory environment for financial institutions generally.
Opinions of First National’s Financial Advisor (See page 24)
      Hovde Financial LLC, an investment banking and financial advisory firm (Hovde Financial), has given two opinions to the First National board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of First National. The opinions are based on and subject to the procedures, matters and limitations described in the opinions and other matters that Hovde Financial considered relevant. The fairness opinions are attached to this proxy statement-prospectus as Appendix B. We urge all First National shareholders to read the entire opinions, which describe the procedures followed, matters considered and limitations on the reviews undertaken by Hovde Financial. Pursuant to an engagement letter between First National and Hovde Financial, First National has agreed to pay Hovde Financial a fee, a substantial portion of which is payable only upon completion of the merger.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 24)
      The board of directors of First National has unanimously approved the merger agreement and believes that the merger is in the best interests of First National shareholders. The board unanimously recommends that you vote FOR approval of the merger agreement.
Share Information and Comparative Market Prices (See pages 54 and 57)
      Whitney’s common stock is traded on The Nasdaq National Market under the trading symbol “WTNY.” First National’s common stock is traded on The Nasdaq Capital Market (formerly known as The Nasdaq SmallCap Market) under the trading symbol “FBMT.” The table below presents the per share last reported sale prices of Whitney’s and First National’s common stock as of the dates specified and the equivalent per share price for First National common stock.

	Last Reported Sale Price

		First
	Whitney	National	Equivalent
	Common	Common	Per Share
Date	Stock	Stock	Data

July 27, 2005	$33.30	$28.49	$34.64
March 2, 2006	$35.00	$33.25	$34.64
      The market price of Whitney’s common stock will fluctuate between the date of this proxy statement-prospectus and the date on which the merger takes place. First National shareholders are advised to obtain current market quotations for Whitney’s common stock. No assurance can be given as to the market price of Whitney’s common stock at the time of the merger, although First National may terminate the merger agreement if Whitney’s common stock price falls below certain thresholds and Whitney does not increase the exchange ratio pursuant to a prescribed formula. See “The Merger Agreement — Termination and Termination Fee.”
Your Expected Tax Treatment as a Result of the Merger (See page 44)
      First National shareholders will recognize gain (but not loss) equal to the lesser of (1) the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock that is deemed to be distributed in the merger and then redeemed by Whitney), less such shareholder’s tax basis in First National’s common stock, or (2) the amount of cash received.
      Any shareholder of First National who perfects appraisal rights under Florida law, as described below, will recognize gain to the extent the cash received exceeds the shareholder’s tax basis in his or her First National common stock.
      Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.
Appraisal Rights You Will Have as a Result of the Merger (See page 50)
      If the merger is completed, those shareholders of First National who do not vote for the merger and who follow certain procedures as required by Florida law and described in this proxy statement-prospectus will be entitled to exercise appraisal rights and receive the “fair value” of their shares in cash under Florida law. If you assert and perfect your appraisal rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Florida law. Appendix C includes the relevant provisions of Florida law regarding these rights.
Information About the Shareholders’ Meeting (See page 18)
      A special meeting of the shareholders of First National will be held on April 6, 2006, at 4:00 p.m., local time. The meeting will be held at 5817 Manatee Avenue West, Bradenton, Florida 34209. At the meeting, the shareholders of First National will vote on the merger agreement described above and in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger in the second quarter of 2006.

Quorum and Vote Required at the Meeting (See page 18)
      Shareholders who own First National common stock at the close of business on March 1, 2006, the record date, will be entitled to vote at the meeting. A majority of the issued and outstanding shares of First National common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.
      Approval of the merger agreement requires the affirmative vote of a majority of the shares of First National common stock outstanding on the record date.
Share Ownership of Management (See page 18)
      As of the record date for the special meeting, directors and executive officers of First National have or share voting or dispositive power over approximately 20.15% of the issued and outstanding First National common stock. These individuals have agreed with Whitney that they will vote the stock over which they have voting power in favor of the merger agreement.
      As of the record date for the meeting, directors and executive officers of Whitney have or share no voting or dispositive power over any of the issued and outstanding First National common stock.
Management and Operations after the Merger (See page 20)

•	First National will cease to exist after the merger.

•	The business of First National will be conducted through Whitney after the merger.

•	Within six months after the merger, Whitney expects to merge 1st National Bank into Whitney National Bank.

•	No current First National directors will be appointed as directors of Whitney.
Regulatory Approval to Complete the Merger (See page 31)
      We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. Whitney expects the merger of 1st National Bank into Whitney National Bank to occur within six months after the merger of First National into Whitney. The bank merger requires the approval of the Office of the Comptroller of the Currency (OCC). Whitney has filed all regulatory applications and notices required to be filed prior to the merger. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.
We Must Meet Several Conditions to Complete the Merger (See page 38)
      In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	First National shareholders must approve the merger agreement by the required vote;

•	the merger must qualify as a tax-free reorganization;

•	the merger cannot be a taxable event for either Whitney or First National;

•	Whitney must receive from First National’s chairman and chief executive officer, Francis I. duPont, III, its president, Glen W. Fausset, and its executive vice president, Thomas P. Moseley, executed employment termination and protective covenant agreements;

•	all outstanding First National stock options must be exercised or terminated in accordance with their terms and First National must take all action necessary to terminate its stock option plans;

•	the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate and the other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement; and

•	additional conditions customary in transactions of this type.
      If all regulatory approvals are received and the other conditions to completion are satisfied, Whitney and First National contemplate that they will complete the merger in the second quarter of 2006.
Waiver and Amendment (See page 39)
      Nearly all of the conditions to completion of the merger may be waived at any time by the party for whose benefit they were created. The merger agreement provides that the conditions regarding shareholder and regulatory approvals and the continued effectiveness of Whitney’s registration statement may not be waived. A waiver is only effective if it is in writing and signed by the waiving party.
      In addition, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change to the merger agreement after the meeting may require a re-solicitation of votes from First National’s shareholders.
Termination and Termination Fee (See page 41)
      The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Whitney terminates the merger agreement because First National’s board withdraws, modifies or changes its recommendation of the merger agreement or resolves to do so, or recommends or approves an acquisition transaction other than the Whitney merger or makes an announcement to do any of the above, or if First National terminates the merger agreement because it has received an offer for such an acquisition transaction, First National (or its successor) must pay to Whitney a termination fee of $4.8 million.
Interests of Certain Persons in the Merger that May be Different from Yours (See page 30)
      The executive officers and directors of First National have interests in the merger that are in addition to their interests as shareholders of First National. These interests include, among others:

•	the continued employment of the executive officers by Whitney after the merger;

•	the continuation of employee benefits;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of First National for certain liabilities;

•	payments of $859,539, $621,039 and $367,000, in the aggregate, to Francis I. duPont, III, Glen W. Fausset and Thomas Moseley, respectively, in connection with the termination of their employment agreements with First National and 1st National Bank and entry into protective covenant agreements with Whitney;

•	the acceleration of vesting of options held by one executive officer and certain employees of First National and 1st National Bank; and

•	the payment of fees for serving on Whitney National Bank’s advisory board for the Manatee/ Sarasota market.
      These interests are more fully described in this proxy statement-prospectus under the heading “The Merger — Interests of Certain Persons in the Merger.”
Employee Benefits of First National Employees after the Merger (See page 31)
      Whitney has agreed to offer to all former First National and 1st National Bank employees who become Whitney employees the same employee benefits as those offered by Whitney to its employees in similar positions. Whitney will also give First National and 1st National Bank employees full credit for their years of service with First National and 1st National Bank for both eligibility and vesting, except that prior service credit will not be considered in determining future benefits under Whitney’s or Whitney National Bank’s defined benefit pension plan or post-retirement medical plan.

Differences in Rights of First National Shareholders after the Merger (See page 45)
      First National shareholders who receive shares of Whitney common stock in the merger will become Whitney shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Louisiana law and by Whitney’s articles of incorporation and bylaws. The rights of Whitney shareholders are different in certain respects from the rights of First National shareholders. Some of the principal differences are described later in this proxy statement-prospectus.
Accounting Treatment (See page 43)
      Whitney is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (GAAP).

Selected Consolidated Financial Information of Whitney
      The following table sets forth certain consolidated financial information of Whitney. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Whitney contained in its annual report on Form 10-K for the year ended December 31, 2004 and in its quarterly report on Form 10-Q for the quarter ended September 30, 2005, which are incorporated by reference in this proxy statement-prospectus. Information as of and for the periods ended September 30, 2005 and 2004 is unaudited, but in the opinion of Whitney’s management, contains all adjustments necessary for a fair statement of Whitney’s financial position and results of operations for such periods in accordance with GAAP. Whitney’s results for the nine-month period ended September 30, 2005 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2005.
      Whitney’s financial statements for the years ended December 31, 2004, 2003 and 2002 were audited by PricewaterhouseCoopers LLP. Whitney’s consolidated financial statements for the years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP, which has ceased operations.

	Nine Months Ended
	September 30,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except share and per share data)
YEAR-END BALANCE SHEET DATA
Total assets	$9,431,253	$8,072,040	$8,222,624	$7,754,982	$7,097,881	$7,243,650	$6,650,265
Earning assets	8,247,993	7,463,380	7,648,740	7,193,709	6,501,009	6,681,786	6,078,951
Loans	6,462,623	5,380,023	5,626,276	4,882,610	4,455,412	4,495,085	4,587,438
Investment securities	1,719,026	2,042,615	1,991,244	2,281,405	1,975,698	1,632,340	1,462,189
Deposits	7,478,921	6,490,808	6,612,607	6,158,582	5,782,879	5,950,160	5,332,474
Shareholders’ equity	945,229	919,999	904,765	840,313	800,483	717,888	665,764
Common shares outstanding	63,279,243	62,957,903	62,101,581	60,671,988	60,101,675	59,500,872	59,010,879
INCOME STATEMENT DATA
Interest income	$337,102	$262,677	$360,772	$338,069	$370,909	$441,145	$452,261
Interest expense	56,429	28,942	40,682	43,509	75,701	161,349	185,181
Net interest income	280,673	233,735	320,090	294,560	295,208	279,796	267,080
Net interest income (TE)	285,072	238,265	326,237	300,115	300,134	285,161	273,176
Provision for loan losses	37,000	—	2,000	(3,500)	7,500	19,500	12,690
Noninterest income	63,907	62,351	82,523	89,504	85,185	91,209	75,120
Net securities gains in noninterest income	68	68	68	863	411	165	850
Noninterest expense	210,321	194,559	260,278	242,923	230,926	239,104	223,179
Net income	67,200	70,139	97,137	98,542	95,323	75,820	72,842

	Nine Months Ended
	September 30,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except share and per share data)
KEY PERFORMANCE RATIOS
Return on average assets	1.03%	1.20%	1.23%	1.36%	1.36%	1.11%	1.16%
Return on average shareholders’ equity	9.67	10.81	11.02	11.96	12.53	10.86	11.70
Net interest margin (TE)	4.79	4.39	4.45	4.47	4.62	4.52	4.73
Average loans to average deposits	86.22	80.85	81.60	77.72	76.04	80.65	85.83
Efficiency ratio	60.28	64.73	63.69	62.49	60.00	62.09	63.92
Allowance for loan losses to loans	1.41	1.02	0.97	1.22	1.48	1.59	1.33
Nonperforming assets to loans plus foreclosed and surplus property	.69	.53	.46	.62	.95	.77	.55
Average shareholders’ equity to average assets	10.70	11.12	11.17	11.38	10.84	10.22	9.91
Shareholders’ equity to total assets	10.02	11.40	11.00	10.84	11.28	9.91	10.01
COMMON SHARE DATA
Earnings per share
Basic	$1.09	$1.15	$1.59	$1.65	$1.59	$1.28	$1.26
Diluted	1.07	1.14	1.56	1.63	1.58	1.27	1.26
Dividends
Cash dividends per share	$.73	$.66	$.89	$.82	$.74	$.69	$.64
Dividend payout ratio	68.21%	58.04%	56.99%	50.32%	46.50%	53.81%	50.04%
Book value per share	$14.94	$14.61	$14.57	$13.85	$13.32	$12.07	$11.28

Share are per share data reflect the 3-for-2 stock split effective May 25, 2005.
Tax-equivalent (TE) amounts are calculated using a marginal federal income tax rate of 35%.
The net interest margin (TE) is annualized net interest income (TE) as a percent of average earning assets.
The efficiency ratio is noninterest expense to total net interest (TE) and noninterest income (excluding securities gains and losses).

Selected Consolidated Financial Information of First National
      The following table sets forth certain consolidated financial information of First National. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of First National contained in its annual report on Form 10-K for the year ended December 31, 2004 and in its quarterly report on Form 10-Q for the quarter ended September 30, 2005, which are incorporated by reference in this proxy statement-prospectus. Information as of and for the periods ended September 30, 2005 and 2004 is unaudited, but in the opinion of First National’s management, contains all adjustments necessary for a fair statement of First National’s financial position and results of operations for such periods in accordance with GAAP. First National’s results for the nine-month period ended September 30, 2005 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2005.
      First National’s financial statements for the years presented below were audited by Christopher, Smith, Leonard, Bristow & Stanell, P.A.

	Nine Months Ended
	September 30,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except share and per share data)
YEAR-END BALANCE SHEET DATA
Total assets	$358,902	$311,240	$317,607	$277,232	$222,161	$212,471	$197,043
Earning assets	336,873	293,514	300,964	261,978	205,765	196,720	184,323
Loans	270,977	236,006	233,395	204,314	156,590	144,302	135,932
Investment securities	63,907	49,770	59,497	47,113	41,781	37,903	41,061
Deposits	299,288	260,639	268,782	233,327	180,512	175,849	170,271
Shareholders’ equity	30,310	26,052	26,855	22,015	19,996	17,047	14,635
Common Shares outstanding	3,402,848	3,283,590	3,286,271	3,141,716	3,054,015	3,036,645	3,021,031
INCOME STATEMENT DATA
Interest income	$14,749	$11,479	$15,760	$12,617	$13,026	$14,164	$13,812
Interest expense	4,836	3,070	4,305	3,144	3,796	6,699	7,334
Net interest income	9,913	8,409	11,455	9,473	9,230	7,465	6,477
Net interest income (TE)	10,096	8,544	11,636	9,669	9,437	7,669	6,747
Provision for loan losses	352	302	314	448	321	250	152
Noninterest income	2,014	1,723	2,315	1,867	1,645	1,847	1,342
Net securities gains in noninterest income	(3)	—	—	87	—	(51)	—
Noninterest expense	7,313	6,423	8,511	7,621	6,672	6,209	5,522
Net income	2,759	2,196	3,181	2,151	2,534	1,877	1,480

	Nine Months Ended
	September 30,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except share and per share data)
KEY PERFORMANCE RATIOS
Return on average assets	1.07%	.99%	1.06%	.91%	1.18%	.92%	.80%
Return on average shareholders’ equity	12.9	12.1	12.8	10.2	13.6	11.7	10.4
Net interest margin (TE)	4.27	4.12	4.14	4.38	4.80	4.08	3.95
Average loans to average deposits	85	88	88	88	90	82	83
Efficiency ratio	60.5	62.8	61.3	67.1	61.1	66.2	72.0
Allowance for loan losses to loans	1.00	1.00	1.00	1.00	1.08	1.06	1.00
Nonperforming assets to loans plus foreclosed and surplus property	—	.55	—	.64	1.02	.41	.78
Average shareholders’ equity to average assets	8.26	8.20	8.27	8.95	8.65	7.88	7.69
Shareholders’ equity to total assets	8.45	8.37	8.46	7.94	9.00	8.02	7.43
COMMON SHARE DATA
Earnings per share
Basic	$.83	$.67	$.98	$.69	$.83	$.62	$.49
Diluted	.78	.63	.92	.64	.77	.58	.46
Dividends
Cash dividends per share	$—	$—	$—	$—	$—	$—	$—
Dividend payout ratio	—%	—%	—%	—%	—%	—%	—%
Book value per share	$8.91	$7.93	$8.17	$7.01	$6.55	$5.62	$4.84

Preliminary Pro Forma Comparative Per Share Data
      The table on the following page shows historical information about our companies’ respective earnings per share, dividends per share and book value per share, and similar information reflecting the mergers, which we refer to as “pro forma” information, at or for the nine months ended September 30, 2005, and at or for the year ended December 31, 2004. In presenting the comparative pro forma information for the periods shown we assumed that the merger had been completed.
      Whitney is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First National will be recorded, as of completion of the merger, at their respective fair values and added to those of Whitney. Any excess of the purchase price over the net fair value of First National’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Whitney issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of First National. The results of operations of First National will be included in the results of operations of Whitney following the effective time of the merger.
      The pro forma financial information includes estimated adjustments to record certain assets and liabilities of First National at their respective fair values. These pro forma adjustments are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of First National will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of First National will change the amount of the purchase price allocable to goodwill. Additionally, changes to First National’s stockholders’ equity, including dividends and net income from October 1, 2005, through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the pro forma adjustments presented herein.
      The pro forma information is also based on an estimate of the number of Whitney shares that will be issued in connection with the merger. The pro forma Whitney information is presented in terms of an equivalent share of First National stock by multiplying the Whitney information by an estimate of the relative value of a share of First National stock to a share of Whitney stock issuable in this merger.
      We also anticipate that the merger will provide Whitney with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Whitney would have been had Whitney and First National been combined during the periods presented.
      The information in the following tables is based on historical financial information and related notes that First National and Whitney have presented in prior filings with the SEC. You should read all of the summary financial information we provide in the following tables together with historical financial information and related notes. The historical financial information is also incorporated into this document by reference. See “Where You Can Find More Information” on page 63 for a description of where you can find this historical information.

Preliminary Pro Forma Comparative Per Common Share Data of Whitney and First National

	September 30, 2005	December 31, 2004

Whitney
Basic earnings per common share:
Historical	$1.09	$1.59
Pro forma(1)	1.06	1.54
Diluted earnings per common share:
Historical	1.07	1.56
Pro forma(1)	1.04	1.52
Dividends declared on common stock:
Historical	.73	.89
Pro forma(1)	.73	.89
Book value per common share:
Historical	14.94	14.57
Pro forma(1)	15.50	15.16
First National
Basic earnings per common share:
Historical	$.83	$.98
Equivalent pro forma(2)	1.30	1.88
Diluted earnings per common share:
Historical	.78	.92
Equivalent pro forma(2)	1.27	1.86
Dividends declared on common stock:
Historical	—	—
Equivalent pro forma(2)	.89	1.09
Book value per common share:
Historical	8.91	8.17
Equivalent pro forma(2)	18.97	18.56

(1)	Assumes 2,804,597 Whitney shares issued for 65% of the total merger consideration. This is calculated using an estimated 3,525,134 shares of First National stock outstanding at the effective date of the merger and an estimated average market price of Whitney stock of $28.29.

(2)	Assumes a relative value of First National stock to Whitney stock of 1.224. This is calculated using the merger consideration of $34.64 per share of First National stock and an estimated average market price of Whitney stock of $28.29.

RISK FACTORS
      In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.
You may not receive the form of merger consideration that you elect.
      The merger agreement contains proration provisions that are designed to ensure that the amount of cash paid for First National common stock and options cannot exceed 35% of the aggregate purchase price. In other words, less than 35% of the outstanding shares of common stock of First National can be exchanged for cash. If you elect to receive cash for all of your First National common stock and the available cash is oversubscribed, then you will receive a portion of your elected merger consideration in shares of Whitney common stock. See “The Merger Agreement — What You Will Receive in the Merger” and “Material Federal Income Tax Consequences of the Merger.”
      If you receive a different form of consideration than you elected, the tax consequences to you may be different than they would have been had you received the exact form of merger consideration you elected, including the possible recognition of taxable gain or loss to the extent cash is received. You should consult with your tax advisor prior to voting for the merger and, if the merger is approved, prior to making an election to receive cash and/or Whitney common stock in exchange for your First National common stock.
Because the market price of Whitney common stock may fluctuate, you cannot be sure of the number of shares of Whitney common stock that you will receive as stock consideration in the merger.
      Upon completion of the merger, the issued and outstanding shares of First National common stock will be converted into the right to receive cash, shares of Whitney common stock or a combination of cash and shares of Whitney common stock. If you receive a portion of the merger consideration in the form of shares of Whitney common stock, the number of shares of that portion of the merger consideration will vary based on the trading price of Whitney common stock, which may differ from the price of Whitney common stock on the date the merger was announced, on the date that this document is mailed to First National shareholders and on the date of the meeting of First National shareholders. We have negotiated certain collars in connection with the price of Whitney common stock. The low end of the price collar for Whitney stock is $28.29 and the upper end is $38.29. Any change in the price of Whitney common stock that is outside of these collars prior to completion of the merger may affect the value of the total consideration that a First National shareholder will receive upon completion of the merger.
      Stock price changes may result from a variety of factors, including, without limitation, general market and economic conditions, changes in the values and perceptions of financial services stocks generally, changes in Whitney’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Whitney’s control. Accordingly, at the time of the meeting, a First National shareholder may not necessarily know or be able to calculate the exact number of shares of Whitney common stock the shareholder would receive upon completion of the merger. The value of the shares of Whitney common stock received by a First National shareholder may decline immediately after, including as a result of, the completion of the merger.
The total merger consideration to be paid to First National shareholders will be adjusted if the amount of the expenses incurred as a result of the merger exceeds the amount provided for in the merger agreement.
      The merger agreement provides that the total per share consideration to be received by First National shareholders will be reduced by a pro rata portion of the sum of: (1) any merger expenses (including attorneys’, accountants’ and other consultants’ fees and expenses, but excluding fees payable to Hovde Financial) incurred by First National in excess of $200,000; and (2) the amount by which the estimated current liabilities of the First National Defined Benefit Pension Plan exceed the fair market value of the First National Defined Benefit Pension Plan’s assets as of a certain date, by more than $500,000. See “The Merger Agreement — What You Will Receive in the Merger.”

Combining our two companies may be more difficult, costly or time-consuming than we expect.
      Whitney and First National have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, we might not achieve the economic benefits we expect to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks and move their business to other financial institutions.
The loss of key personnel may adversely affect Whitney.
      After the closing of the merger, Whitney expects to integrate First National’s business into its own. The integration process and Whitney’s ability to successfully conduct First National’s business after the merger will require the experience and expertise of key employees of First National. Therefore, the ability to successfully integrate First National’s operations with those of Whitney, as well as the future success of the combined company’s operations, will depend, in part, on Whitney’s ability to retain key employees of First National following the merger. Although Whitney has entered into restrictive covenant agreements with several key employees of First National, Whitney may not be able to retain these or other key employees for the time period necessary to complete the integration process or beyond. If any of these employees were to cease to be employed by Whitney, Whitney’s ability to successfully conduct its business in the markets in which First National now operates could be adversely affected, which could have an adverse effect on Whitney’s financial results.
The market price of Whitney common stock after the merger may be affected by factors different from those affecting First National common stock or Whitney common stock currently.
      The businesses and market areas of Whitney and First National differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Whitney or First National Bancshares. For a discussion of the businesses of Whitney and First National and of certain factors to consider in connection with those businesses, see “Information About Whitney” and the documents that Whitney has filed with the SEC that are incorporated by reference in this proxy statement-prospectus and “Information About First National” and the documents that First National has filed with the SEC that are incorporated in this proxy statement-prospectus.
The merger agreement limits First National’s ability to pursue alternatives to the merger.
      The merger agreement contains provisions that limit First National’s ability to discuss competing third-party proposals to acquire all or a significant part of First National or 1st National Bank. In addition, First National has agreed to pay Whitney a fee of $4.8 million if the transaction is terminated because First National decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of First National from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire First National than it might otherwise have proposed to pay.
Certain directors and executive officers of First National have interests in the merger other than their interests as shareholders.
      Certain directors and executive officers of First National have interests in the merger other than their interests as shareholders. The board of directors of First National was aware of these interests at the time it approved the merger. These interests may cause First National’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger — Interests of Certain Persons in the Merger.”
Whitney’s anti-takeover provisions may make it more difficult for takeover attempts that have not been approved by Whitney’s board of directors.
      Whitney’s articles of incorporation include anti-takeover provisions, such as supermajority vote and quorum requirements, which may make takeover attempts and other acquisitions of interests in Whitney that have not been approved by Whitney’s board of directors more difficult. These provisions may give holders of a minority of Whitney’s voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. Whitney is also subject to certain fair price protection and control share acquisition provisions under Louisiana law. See “Certain Differences in Rights of Shareholders.”
Hurricanes or other adverse weather events would negatively affect Whitney’s local economies or disrupt Whitney’s operations, which would have an adverse effect on Whitney’s business or results of operations.
      Whitney’s and First National’s market areas in Louisiana, Texas, Mississippi, Alabama, and Florida are susceptible to hurricanes and tropical storms. Such weather events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. In August and September of 2005, Hurricanes Katrina and Rita struck the Gulf Coast of Louisiana, Mississippi, Alabama and Texas and caused substantial damage to residential and commercial properties in Whitney’s market areas, including damage to Whitney’s main office. Whitney cannot predict whether or to what extent damage caused by Hurricanes Katrina or Rita or damage that may be caused by future hurricanes will affect our operations or the economies in Whitney’s market areas, but such weather events could result in a decline in loan originations, a decline in the value or destruction of properties securing our loans and an increase in the delinquencies, foreclosures or loan losses. Whitney’s business or results of operations may be adversely affected by these and other negative effects of Hurricanes Katrina and Rita or future hurricanes or tropical storms.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
      This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.
      The ability of Whitney and First National to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Whitney and First National believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of each of Whitney and First National that are incorporated herein by reference:

•	The costs of integrating Whitney’s and First National’s operations, which may be greater than Whitney expects.

•	Potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings.

•	The actual pace and magnitude of economic recovery in the regions impacted by the two hurricanes that struck portions of Whitney’s service area during the third quarter of 2005 compared to management’s current views on recovery.

•	Changes in economic and business conditions, including those caused by future natural disasters or by acts of war or terrorism, that directly or indirectly affect the financial health of Whitney’s customer base.

•	Whitney’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk.

•	Whitney’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Whitney’s business.

•	Whitney’s ability to keep pace with technological changes.

•	Whitney’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers and potential customers.

•	Whitney’s ability to expand into new markets.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	Further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies and finance companies, may increase competitive pressures and affect our ability to preserve our customer relationships and margins.

•	Possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.
      You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. All subsequent written and all forward-looking statements concerning the merger or other matters addressed in this document and attributable to Whitney and First National or any person acting in their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Whitney and First National do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

THE FIRST NATIONAL
SPECIAL SHAREHOLDERS MEETING
Purpose
      You have received this proxy statement-prospectus because the board of directors of First National is soliciting your proxy for the special meeting to be held on April 6, 2006 at 5817 Manatee Avenue West, Bradenton, Florida 34209 at 4:00 p.m. Eastern time. Each copy of this proxy statement-prospectus mailed to holders of First National common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.
      At the meeting, shareholders will consider and vote upon:

•	the merger agreement; and

•	any other matters that are properly brought before the meeting, or any adjournments or postponements of the meetings.
      If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.
Record Date; Quorum and Vote Required
      The record date for the special meeting is March 1, 2006. First National shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of March 1, 2006, there were 3,403,942 shares of First National common stock issued and outstanding and entitled to vote at the meeting, held by approximately 490 holders of record. Each share of First National common stock outstanding on March 1, 2006 entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.
      The presence, in person or by proxy, of a majority of the shares of First National common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of First National common stock.
      As of the record date for the meeting, First National’s directors and executive officers beneficially owned approximately 686,018 shares, or approximately 20.15%, of the outstanding shares of First National common stock. These individuals have agreed with Whitney that they will vote their stock in favor of the merger agreement.
Solicitation and Revocation of Proxies
      If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•	attending the meeting and voting in person;

•	giving written notice to First National’s Secretary prior to the date of the meeting revoking your proxy; or

•	submitting to First National’s Secretary a signed proxy card dated later than your initial proxy.
      The proxy holders will vote as directed all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. First National’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.
      If a shareholder holds shares of First National in a broker’s name (sometimes called “street name” or “nominee name”), then the shareholder must provide voting instructions to the broker. If the shareholder does not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, a broker nonvote is the same as a vote against the merger agreement. For purposes of the vote on other matters properly brought at the special meeting, broker nonvotes will not be counted as votes for or against such matter or as abstentions on such matter.
      First National will bear the cost of soliciting proxies from its shareholders, except that Whitney will bear all expenses for printing and mailing this proxy statement-prospectus. First National will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of First National may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. First National will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.
Appraisal Rights
      First National shareholders have appraisal rights with respect to the merger under Florida law. Shareholders who wish to assert their appraisal rights and comply with the procedural requirements of Sections 1301-1333 of the Florida Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Florida law. For more information regarding the exercise of these rights, see “Appraisal Rights.”
Recommendation of the Board of Directors of First National
      First National’s board of directors has unanimously adopted the merger agreement and believes that the merger is fair to and in the best interests of First National and its shareholders. First National’s board unanimously recommends that First National shareholders vote FOR approval of the merger agreement. In making their recommendation to shareholders, First National’s directors considered, among other things, the fairness opinions of Hovde Financial, which conclude that the terms of the merger are fair to First National shareholders from a financial point of view. See “The Merger — Background of the Merger” and “The Merger — Opinion of Hovde Financial LLC” below.

THE MERGER
      This section of the proxy statement-prospectus describes certain aspects of the merger. The following description is not intended to include every term of the merger, but rather contains only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinions of Hovde Financial, First National’s financial advisor, which are attached as Appendices A and B, respectively, to this proxy statement-prospectus and are incorporated herein by reference. We urge you to read these documents as well as the discussion in this document carefully.
General
      If the shareholders of First National approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Whitney will acquire First National pursuant to the merger of First National with and into Whitney. Whitney will exchange cash and shares of Whitney common stock, plus cash instead of any fractional share, for each outstanding share of First National common stock as to which appraisal rights have not been exercised and perfected (other than treasury shares and shares held by Whitney or First National or their subsidiaries, all of which will be cancelled in the merger and no longer outstanding). Each share of Whitney common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding and unchanged as a result of the merger.
Background of the Merger
      Since the opening of 1st National Bank in 1986, the board of directors has periodically met to discuss the implementation of 1st National Bank’s strategic plan and the means by which franchise value could be enhanced. In this regard, 1st National Bank formed First National as its parent holding company in 1998 and subsequently began the trading of First National common stock on The Nasdaq Capital Market in October 2002. In addition, the board of directors has periodically considered possible business combinations. Some of these combinations involved the acquisition of other financial institutions by First National and some involved the acquisition of First National. This process resulted in the acquisition of the Trust Company of Florida by First National in March 2004.
      In the fall of 2004 the executive officers of First National were approached by representatives of Hovde Financial concerning First National’s potential interest in affiliating with a larger company. Such contact subsequently was reported to the executive committee of the board of directors of First National. The executive committee met with representatives of Hovde Financial on January 25, 2005. The Hovde Financial representatives reviewed reasons that First National might want to consider a potential affiliation. The executive committee reviewed the information presented by Hovde Financial and additional information prepared by representatives of the executive committee at a subsequent meeting on February 1, 2005. At that point in time, the executive committee felt that it was not appropriate for First National to affiliate with a larger institution, believing that following the strategic plan of First National and 1st National Bank would provide the best long term return to First National shareholders. On February 2, 2005, members of the executive committee contacted attorneys at Shumaker, Loop & Kendrick, LLP (which we sometimes refer to as Shumaker), its corporate and securities counsel, to discuss their fiduciary responsibilities to First National shareholders regarding a potential transaction. Members of the executive committee were aware, based in part on their conversations with representatives from Hovde Financial and additional information provided to First National by Hovde Financial, that financial institutions in Florida were being acquired for prices equal to substantial multiples of earnings and book value. In late March and early April 2005, members of the executive committee had additional conversations with counsel at Shumaker to review how to explore a potential transaction if they were interested. Members of the executive committee had additional meetings on April 5, 2005 and April 7, 2005 where the members, based in part upon the information received from Hovde Financial, reconsidered their prior opinion not to seek an affiliation. At the conclusion of the executive committee meeting on April 7, 2005, after discussion among the members of the executive committee concerning the market for bank acquisitions in Florida, the executive committee voted to retain Hovde Financial to help First

National further explore potential affiliation with a limited number of parties. On behalf of First National, Mr. duPont executed an engagement letter with Hovde Financial on April 25, 2005, which engagement letter was reviewed by Shumaker prior to its execution. On May 19, 2005, after the annual meeting of shareholders of First National, members of the executive committee met with counsel from Shumaker to further review the process that could be involved with a potential transaction.
      On June 3, 2005 representatives of Hovde Financial met with the First National executive committee and explored potential pricing and affiliation partners for First National. Specifically, the committee discussed approximately five large national and regional bank holding companies that might be interested in the acquisition of First National. Throughout June 2005, Hovde Financial representatives reported to the executive committee regarding its opinion about appropriate potential acquirers and likely merger consideration. After numerous discussions between representatives of Hovde Financial and Whitney, on June 24, 2005, Hovde Financial provided to the executive committee a confidential presentation including a summary term sheet for a potential transaction between Whitney and First National and a financial analysis of the transaction. The summary term sheet provided for a cash and stock combination transaction that would qualify as a tax-free reorganization, subject to due diligence investigation. The information was reviewed by members of the executive committee with counsel from Shumaker on June 24, 2005.
      On June 27, 2005, Messrs. duPont and Fausset, executive officers of First National, met in Bradenton, Florida with John C. Hope, III, Executive Vice President of Whitney to explore a proposed transaction between First National and Whitney. On July 19, 2005, Messrs. duPont and Fausset met in New Orleans with William L. Marks, Chairman and Chief Executive Officer, R. King Milling, President, Mr. Hope, Thomas L. Callicutt, Jr., Chief Financial Officer, and Robert J. Friedrich, Senior Vice President, respectively, of Whitney, to further discuss a potential transaction between the two companies. During the meeting, Messrs. Marks and Hope reemphasized Whitney’s interest in acquiring First National pursuant to the terms and conditions expressed in the term sheet and indicated that Whitney was prepared to begin its due diligence immediately. At a meeting of the executive committee of First National later that day, the executive committee authorized Messrs. duPont and Fausset to move forward in attempting to negotiate an agreement for the affiliation of First National with Whitney. It was the opinion of the executive committee that the agreement should provide for a complete due diligence investigation of First National by Whitney only after execution of the definitive agreement, to expedite the execution and announcement of the transaction and minimize the potential for inappropriate, premature disclosure of the transaction.
      First National, Whitney and their respective counsel commenced negotiation of the merger agreement on July 19, 2005. Mr. Fausset, with the assistance of representatives of Hovde Financial and Shumaker, undertook a due diligence investigation of Whitney while the merger agreement was being negotiated.
      On July 18, 2005 and July 20, 2005, the members of the board of directors of First National that were not also members of the executive committee were advised that First National was considering a potential transaction with Whitney, which would be discussed at the regular meeting of the Board of Directors on July 21, 2005.
      On July 21, 2005, the board of directors of First National met to review the proposed transaction. Representatives from Hovde Financial and Shumaker participated in the meeting. During the meeting the First National board of directors reviewed the term sheet on the proposed transaction with Whitney, and representatives from Hovde Financial confirmed Hovde Financial’s opinion as to the “fairness” of the transaction. Counsel from Shumaker reviewed the fiduciary duties and responsibilities of the board of directors in connection with the proposed transaction. At the conclusion of the meeting, the board of directors adopted a number of resolutions including authorizing Messrs. duPont and Fausset to continue to negotiate an agreement with Whitney, subject to final approval of any agreement by the board of directors.
      On July 27, 2005, the board of directors of First National held a special meeting to further review the proposed transaction. All of the directors of First National participated in the meeting, two by conference telephone. At the meeting, representatives of Hovde Financial reviewed in great detail the proposed offer from Whitney, a comparison of the consideration offered to First National shareholders in the proposed transaction with Whitney relative to other transactions in Florida and nationally, and various analyses on financial implications of the transaction. Hovde Financial representatives also spent significant time during the meeting providing information about Whitney to the First National board of directors. At the conclusion of their presentation, the Hovde Financial representatives presented Hovde Financial’s written opinion confirming to the board of directors its belief that, as of that date, the transaction with Whitney was fair to the First National shareholders, from a financial point of view. At the conclusion of the Hovde Financial presentation, counsel from Shumaker reviewed the merger agreement with the members of the board of directors. Hovde Financial and Shumaker representatives answered questions from members of the board of directors concerning the proposed transaction with Whitney. After a thorough discussion and consideration of the factors discussed below under “Reasons for the Merger,” the board of directors unanimously adopted resolutions authorizing Messrs. duPont and Fausset to enter into the merger agreement and take other actions necessary to consummate the proposed transaction with Whitney. Each of the directors also entered into support agreements in which each of them agreed to vote shares owned or controlled by them in favor of the transaction. The merger agreement was executed by First National and Whitney later that day.
      On July 28, 2005, Whitney issued a press release announcing the proposed merger of the two companies.
      The merger agreement provided that Whitney would have 29 days after signing the merger agreement to complete its due diligence review of First National. At Whitney’s regular board meeting held on August 24, 2005 the results of the due diligence review of First National were presented to the Whitney board of directors for consideration. On August 25, 2005, Whitney notified First National in writing that it had received the final schedule of exceptions provided for in the merger agreement and had elected to proceed with the transaction.
      The First National board of directors met again on March 1, 2006 to receive an updated fairness opinion for Hovde Financial (as discussed below) and to discuss the merger. During that meeting, the First National board of directors unanimously reaffirmed its approval of the merger.
Reasons for the Merger

General
      The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Whitney’s and First National’s representatives. Whitney’s and First National’s boards of directors also considered many factors in determining the consideration First National shareholders would receive in the merger. Those factors included:

•	the comparative financial condition, results of operations, current business and future prospects of Whitney, Whitney National Bank, First National and 1st National Bank; and

•	the market price and historical earnings per share of Whitney common stock and First National common stock.

Whitney
      Whitney’s business strategy includes expansion along the Gulf Coast of Florida to enhance Whitney’s presence throughout the region. Whitney’s management identified First National as an institution that fit well within this strategy. 1st National Bank’s locations in the Bradenton, Florida area would allow Whitney to expand its presence in that market, which Whitney believes to be one of the more attractive growth markets in Florida.

      In deciding to pursue an acquisition of First National, Whitney’s management, Whitney’s board of directors and the executive committee of Whitney’s board of directors noted, among other things, the following:

•	1st National Bank’s deposit base and branch network in the Bradenton, Florida metropolitan statistical area (MSA);

•	1st National Bank’s asset quality;

•	the desirability of the merger over expansion through de novo branching; and

•	the complementary nature of Whitney’s and First National’s business, management and employee cultures and the geographic location of First National.

First National
      On July 27, 2005, First National’s board of directors voted unanimously to approve and adopt the merger agreement. The board believes that the merger and the terms of the merger agreement are fair and in the best interests of all shareholders of First National and unanimously recommends that each shareholder vote to approve the proposed merger.
      In reaching its decision to adopt and recommend the approval of the merger agreement, First National’s board of directors considered a number of factors, including, but not limited to, the following:

•	the value of the consideration to be received by First National shareholders relative to the book value and earnings per share of First National common stock;

•	information concerning Whitney’s financial condition, results of operations and business prospects and the performance of Whitney’s common stock on both a historical and prospective basis, the strategic fit between the parties and the nature and compatibility of the management and business philosophies of First National and Whitney;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Whitney;

•	the opinion of Hovde Financial that the consideration to be received by First National shareholders in the merger is fair from a financial point of view;

•	the likelihood that the merger could be consummated, noting the timing of and conditions to the merger, and the expected effect of the announcement of the merger on relationships with First National’s customers, employees, service providers and suppliers;

•	the average daily trading volume of shares of Whitney common stock;

•	the fact that the merger will enable First National shareholders to exchange their relatively illiquid shares of First National common stock for the shares of a regional bank holding company, the stock of which is widely held and actively traded, and that the acquisition of Whitney common stock by First National shareholders will be tax-free to shareholders;

•	the alternatives to the merger, including remaining an independent institution;

•	the expanded range of banking services that the merger will allow First National to provide its customers; and

•	the competitive and regulatory environment for financial institutions generally.
      The foregoing discussion of the information and factors considered is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommenda-

tions. Individual directors may have given differing weights to the specific factors considered in reaching the foregoing determinations and recommendations, and individual directors may have given different weights to different factors.
      Each member of First National’s board of directors has executed a support agreement with Whitney to vote their First National shares of common stock in favor of the merger and has subsequently indicated that he or she intends to vote his or her shares of First National in favor of the merger.
      First National’s board of directors unanimously recommends that First National shareholders vote for the proposal to approve the merger agreement.
Opinion of Hovde Financial LLC
      On July 27, 2005, Hovde Financial delivered to the board of directors of First National its written opinion that, based upon and subject to the various considerations set forth in the opinion, the total transaction consideration to be paid to the shareholders of First National is fair from a financial point of view as of such date. We refer to that opinion as the “initial fairness opinion.” As a result of developments occurring subsequent to July 27, 2005, including the occurrence of certain natural disasters discussed more fully in this proxy statement-prospectus, the board of directors of First National requested Hovde Financial to reevaluate the transaction and confirm that, in Hovde Financial’s opinion, taking into consideration recent developments, the total transaction consideration to be paid to the shareholders of First National is fair from a financial point of view. As a result of this request, on March 1, 2006, Hovde delivered to the board of directors of First National a written update to the initial fairness opinion, which we refer to as the “updated fairness opinion”. The updated fairness opinion updates and restates the initial fairness opinion in its entirety, opining that based upon and subject to the various considerations set forth in the opinion, the total transaction consideration to be paid to the shareholders of First National is fair from a financial point of view as of March 1, 2006. In requesting Hovde Financial’s advice and opinion, no limitations were imposed by First National upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion.
      The full text of the initial and updated fairness opinions of Hovde Financial, dated July 27, 2005 and March 1, 2006, respectively, which describe the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Appendix B. First National shareholders are urged to, and should, read the updated fairness opinions carefully and in their entirety.
      Hovde Financial is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde Financial has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. First National’s board of directors selected Hovde Financial to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
      Hovde Financial will receive a fee contingent upon the completion of the merger for services rendered in connection with advising First National regarding the merger, including the fairness opinions and financial advisory services provided to First National. As of the date of the updated fairness opinion, that fee would have been approximately $1.4 million, and Hovde Financial will receive substantially all of that fee upon the close of the transaction.
      Hovde Financial’s opinions are directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, do not constitute recommendations to any First National shareholder as to how the shareholder should vote at the First National shareholder meeting. This summary of the opinions of Hovde Financial is qualified in its entirety by reference to the full text of the initial and updated fairness opinions attached as Appendix B.

Analyses for Issuance of Initial Fairness Opinion
      The following is a summary of the analyses performed by Hovde Financial in connection with the issuance of its fairness opinions. Certain of these analyses were confirmed in a presentation to the First National board by Hovde Financial. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde Financial in rendering its opinion or the presentation delivered by Hovde Financial to the First National board, but it does summarize all of the material analyses performed and presented by Hovde Financial.
      The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde Financial did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde Financial may have given various analyses more or less weight than other analyses. Accordingly, Hovde Financial believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the First National board and its initial fairness opinion.
      In performing its analyses, Hovde Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First National and Whitney. The analyses performed by Hovde Financial are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde Financial’s analysis of the fairness of the transaction consideration, from a financial point of view, to First National shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde Financial’s opinion does not address the relative merits of the merger as compared to any other business combination in which First National might engage. In addition, as described above, Hovde Financial’s opinion to the First National board was one of many factors taken into consideration by the First National board in making its determination to approve the merger agreement.
      During the course of its engagement, and as a basis for arriving at its opinion, Hovde Financial reviewed and analyzed material bearing upon the financial and operating conditions of First National and Whitney and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement;

•	certain historical publicly available information concerning First National and Whitney;

•	the nature and terms of recent merger transactions; and

•	financial and other information provided to Hovde Financial by the management of Whitney and First National. Hovde Financial conducted meetings and had discussions with members of senior management of First National for purposes of reviewing the future prospects of First National. Hovde Financial also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.
      In rendering its opinion, Hovde Financial assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde Financial also assumed that the financial forecasts furnished to or discussed with Hovde Financial by First National were reasonably prepared and reflected the best currently available estimates and judgments of senior management of First National as to the future financial performance of First National. Hovde Financial has not made any independent evaluation or appraisal of any properties, assets or liabilities of First National or Whitney. Hovde Financial assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of First National and Whitney made pursuant to the merger agreement, and did not independently attempt to verify any of such information.
Analysis of Selected Mergers
      As part of its analysis, Hovde Financial reviewed three groups of comparable merger transactions. The first peer group included banks in the Southeast United States that had total assets between $100 million and $600 million and a Return on Average Assets (ROAA) between 0.75% and 1.35% that have sold since January 1, 2005 (the Southeast Merger Group). This Southeast Merger Group consisted of the following 11 transactions:

Buyer	Seller

Capital Bank Corp. (NC)	1st State Bancorp Inc. (NC)
First Security Group Inc. (TN)	Jackson Bank & Trust (TN)
Coastal Banking Co. (SC)	First Capital Bank Holding Cp (FL)
Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)
South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
First Citizens Bancorp. (SC)	People’s Community Capital Corp (SC)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)
BancorpSouth Inc. (MS)	Premier Bancorp Inc. (TN)
First Bank Corp (AR)	Bor Bancshares Inc. (AR)
United Community Banks Inc. (GA)	Liberty National Bancshares (GA)
Whitney Holding Corp. (LA)	Madison BancShares, Inc. (FL)
      Hovde Financial also reviewed comparable mergers announced since January 1, 2003, involving banks headquartered in Florida in which the total assets of the seller were between $200 million and $1 billion (the “Florida Merger Group”). This Florida Merger Group consisted of the following 14 transactions:

Buyer	Seller

Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)
Home Bancshares Inc. (AR)	Marine Bancorp Inc. (FL)
Seacoast Banking Corp. of FL (FL)	Century National Bank (FL)
South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)
Popular Inc. (PR)	Kislak Financial Corp. (FL)
First Natl Bkshs of FL (FL)	Southern Community Bancorp (FL)
Whitney Holding Corp. (LA)	Madison BancShares, Inc. (FL)
South Financial Group Inc. (SC)	Florida Banks Inc. (FL)
South Financial Group Inc. (SC)	CNB Florida Bancshares Inc. (FL)
Colonial BancGroup Inc. (AL)	P.C.B. Bancorp Inc. (FL)
Alabama National BanCorp. (AL)	Indian River Banking Co. (FL)
Synovus Financial Corp. (GA)	Peoples Florida Banking Corp (FL)
F.N.B. Corp. (FL)	Charter Banking Corp. (FL)

      Hovde Financial also reviewed comparable mergers involving select premier banks headquartered in Florida announced since January 1, 2003 (the “Florida Select Merger Group”). This Florida Select Merger Group consisted of the following 13 transactions:

Buyer	Seller

South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)
Colonial BancGroup Inc. (AL)	Union Bank of Florida (FL)
Fifth Third Bancorp (OH)	First Natl Bkshs of FL (FL)
First Natl Bkshs of FL (FL)	Southern Community Bancorp (FL)
Whitney Holding Corp. (LA)	Madison BancShares, Inc. (FL)
South Financial Group Inc. (SC)	Florida Banks Inc. (FL)
South Financial Group Inc. (SC)	CNB Florida Bancshares Inc. (FL)
Colonial BancGroup Inc. (AL)	P.C.B. Bancorp Inc. (FL)
Alabama National BanCorp. (AL)	Indian River Banking Co. (FL)
Synovus Financial Corp. (GA)	Peoples Florida Banking Corp (FL)
Colonial BancGroup Inc. (AL)	Sarasota Bancorp. (FL)
F.N.B. Corp. (FL)	Charter Banking Corp. (FL)
      Hovde Financial calculated the averages of the following relevant transaction ratios in the Southeast Merger Group, the Florida Merger Group, and the Florida Select Merger Group: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company’s tangible book value; and the tangible book value premium to core deposits. Hovde Financial compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at $120.0 million ($76.6 million in consideration in the form of Whitney’s stock, $41.3 million in cash, and $2.1 million in consideration representing the in-the-money value of First National’s stock options), or $34.64 per First National diluted share. In calculating the multiples for the merger, Hovde Financial used First National’s earnings per share for the 12 months ended March 31, 2005, and First National’s tangible book value per share, total assets, and total core deposits as of March 31, 2005. The results of this analysis are as follows:

	Offer Value to

			12 Months	Ratio of
		Tangible	Preceding	Tangible Book
		Book Value	Earnings	Value Premium
	Total Assets	Per Share	Per Share	to Core Deposits
	(%)	(x)	(x)	(%)

First National Bancshares, Inc.	35.9	4.57	34.4	37.2
Southeast Merger Group average	25.7	3.12	27.2	24.9
Florida Merger Group average	22.8	3.44	28.1	25.6
Florida Select Merger Group average	25.5	3.96	30.4	30.7
Discounted Cash Flow Analysis
      Hovde Financial estimated the present value of all shares of First National common stock by estimating the value of First National’s estimated future earnings stream beginning in 2005. Reflecting First National’s internal projections and Hovde Financial estimates, Hovde Financial assumed net income in 2005, 2006, 2007, 2008, and 2009 of $3.961 million, $4.358 million, $5.011 million, $5.770 million, and $6.635 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 9.0%, 10.0%, 11.0%, 12.0%, and 13.0%. In order to derive the terminal value of First National’s earnings stream beyond 2009, Hovde Financial assumed a terminal value based on a multiple of between 21.5x and 25.5x applied to free cash flows in 2009. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of First National common stock. This analysis and its underlying assumptions yielded a range of per share values for First National stock of approximately $22.58 (at a 13.0% discount rate and a 21.5x terminal multiple) to $31.81 (at a 9.0% discount rate and a 25.5x terminal multiple), compared to total per share merger consideration of $34.64.
Financial Implications to First National Shareholders
      Hovde Financial prepared an analysis of the financial implications of Whitney’s offer to a holder of First National common stock. This analysis indicated that on a pro forma equivalent basis, assuming the per share merger consideration of $34.64 and excluding any potential revenue enhancement opportunities, a shareholder of First National would achieve approximately 68.1% accretion in GAAP earnings per share, approximately 68.9% accretion in cash earnings per share, an increase in tangible book value per share of approximately 44.6%, and an increase in total book value per share of approximately 79.8% as a result of the consummation of the merger. The table below summarizes the results discussed above:

	Per Share:

	2005E GAAP	2005E Cash		Tangible Book
	Earnings	Earnings	Book Value	Value

First National standalone	$1.12	$1.12	$9.06	$8.70
First National Pro Forma*	$1.89	$1.90	$16.29	$12.59
% Accretion — Dilution	68.1%	68.9%	79.8%	44.6%

*	Based on a hypothetical 100% stock transaction.
Contribution Analysis
      Hovde Financial prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, and total common equity at March 31, 2005 for First National and for Whitney, and actual fiscal year 2004 earnings and estimated fiscal year 2005 earnings that would be contributed to the combined company on a pro-forma basis by First National and Whitney. This analysis indicated that, in a hypothetical 100% stock transaction, holders of First National common stock would own approximately 5.4% of the pro forma common shares outstanding of Whitney while contributing an average of 3.65% of the financial components listed above.

First National
Contribution
To Whitney

Total assets	3.9%
Total net loans	4.0%
Total deposits	4.1%
Total equity	3.1%
Net income — actual fiscal year 2004	3.4%
Net income — estimated fiscal year 2005	3.3%
Median First National Contribution Percentage	3.65%
First National Pro Forma Ownership*	5.40%

*	Based on a hypothetical 100% stock transaction.

Comparable Company Analysis
      Using publicly available information, Hovde Financial compared the financial performance and stock market valuation of Whitney with the following United States publicly traded banking institutions with assets as of June 30, 2005 between $5 billion and $15 billion with an ROAA between 1.00% and 1.50%:

Company Name (Ticker)	Assets ($mm)

Alabama National BanCorporation (ALAB)	5,686
Chittenden Corporation (CHZ)	6,202
Citizens Banking Corporation (CBCF)	7,826
F.N.B. Corporation (FNB)	5,702
First Commonwealth Financial Corporation (FCF)	6,182
First Midwest Bancorp, Inc. (FMBI)	7,073
FirstMerit Corporation (FMER)	10,314
Fulton Financial Corporation (FULT)	11,571
Greater Bay Bancorp (GBBK)	7,245
International Bancshares Corporation (IBOC)	10,274
Investors Financial Services Corp. (IFIN)	12,406
MB Financial, Inc. (MBFI)	5,589
Provident Bankshares Corporation (PBKS)	6,407
Republic Bancorp Inc. (RBNC)	6,075
Santander BanCorp (SBP)	8,530
Texas Regional Bancshares, Inc. (TRBS)	6,226
Trustmark Corporation (TRMK)	8,104
Umpqua Holdings Corporation (UMPQ)	5,039
United Community Banks, Inc. (UCBI)	5,540
Valley National Bancorp (VLY)	12,267
      Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, loan portfolio compositions, deposit compositions, yield and cost analysis, capital adequacy, asset quality, and reserve adequacy, all based on financial information as of June 30, 2005 and, where relevant, closing stock market information as of July 22, 2005. Selected market information for Whitney and the group of comparable companies that was analyzed is provided below.

				Price/
		Price/	Price/	LTM	Div.	Mkt.	Inside
	Stock	TBV	Book	EPS	Yield	Cap	Ownership
	Price	(%)	(%)	(x)	(%)	($bn)	(%)

Whitney Holding Corporation	$33.70	292.85	220.85	19.51	3.00	2.11	6.3
Comparable Company Average	NM	333.04	236.75	17.45	2.55	1.56	9.6
      Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Financial determined that the transaction consideration was fair from a financial point of view to First National shareholders.
Analysis for Issuance of Updated Fairness Opinion
      Due to developments occurring subsequent to July 27, 2005, including the occurrence of certain natural disasters discussed within this proxy statement-prospectus, the board of directors of First National requested Hovde Financial to reevaluate the transaction and confirm that, in Hovde Financial’s opinion, taking into consideration recent developments, the total transaction consideration to be paid to the shareholders of First National is fair from a financial point of view. As noted above, on March 1, 2006,

Hovde delivered to the First National board of directors an updated opinion letter which affirmed Hovde’s belief that the total transaction consideration to be paid to the shareholders of First National remained fair, from a financial point of view.
      As a function of delivering its updated opinion, Hovde reviewed both its original analyses presented to the First National board of directors on July 27, 2005 as well as updated analyses based on updated unaudited financial information for both Whitney and First National including the consolidated financial statements of Whitney and First National for the period ended September 30, 2005, the Federal Reserve Forms FRY-9C of Whitney and First National for the period ended December 31, 2005 and the year-end earnings releases of Whitney and First National reported on Forms 8-K filed with the Securities and Exchange Commission on January 25, 2006 and January 27, 2006, respectively. In particular, Hovde updated its analyses with regard to comparable selected mergers and the corresponding transaction ratios, the discounted cash flow analysis, financial implications to First National shareholders from an accretion and dilution perspective, and the contribution analysis to determine the fairness of the aggregate transaction value. Moreover, Hovde updated the comparable company analysis comparing both market and operating metrics to Whitney.
      Based upon the updated analyses and other investigations and assumptions set forth in its updated opinion, without giving specific weightings to any one factor or comparison, Hovde Financial determined that the transaction consideration remained fair from a financial point of view to First National shareholders. This affirmation was verbally attested to and delivered in writing to the First National board of directors on March 1, 2006.
Interests of Certain Persons in the Merger
      Some of First National’s directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of First National. First National’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Employment Termination and Protective Agreements
      It is a condition to the completion of the merger that each of Francis I. duPont, III, First National’s Chairman and Chief Executive Officer, Glen W. Fausset, its President, and Thomas P. Moseley, its Executive Vice President, will enter into Employment Agreement Termination and Protective Covenant Agreements with Whitney and Whitney National Bank. Each such agreement provides for the termination of certain compensatory arrangements with respect to Messrs. duPont, Fausset and Moseley, certain protective covenant arrangements, and a general waiver and release of claims, in exchange for payments of certain amounts to Messrs. duPont, Fausset and Moseley. Under the terms of these agreements, Mr. DuPont and Mr. Fausset will receive lump sum cash payments at the closing equal to $714,789 and $508,539, respectively, in exchange for the termination of their present employment agreements with First National. Mr. duPont and Mr. Fausset will also be entitled to receive $144,750 and $112,500, respectively, payable in two installments on the first and second anniversaries of the closing date of the merger, for their agreement not to compete with Whitney for a period of two years following the closing. Under the terms of Mr. Moseley’s agreement, he will receive a lump sum cash payment at closing equal to $367,000 in exchange for the termination of his employment agreement and his agreement not to compete with Whitney for a period of two years following the closing. The geographic region covered by the agreements not to compete includes Manatee, Sarasota and Pinellas counties in Florida. In the event Mr. duPont, Mr. Fausset or Mr. Moseley are employed by Whitney for a period of more than 15 months, their respective agreements not to compete are automatically extended and will remain in effect for a period of at least nine months following their termination of employment for any reason. However, in no event will their agreements not to compete extend beyond five years following the closing.

First National Stock Options
      Prior to the execution of the merger agreement, one executive officer and certain employees of First National and 1st National Bank held options to purchase an aggregate of 122,286 shares of First National common stock with a weighted average exercise price of $17.51 per share. All of these options have vested or will vest prior to the consummation of the merger.

Director Payments
      Following the closing, Whitney has agreed that it will appoint each of the non-officer directors of the First National board of directors to an advisory board of the Manatee/ Sarasota market. In return for this service, each non-officer board member will receive an annual retainer of $2,500, plus $500 for each advisory board meeting attended, for a minimum of two years after the closing date. However, these directors are subject to restrictive covenants and if they break these covenants they will no longer serve on the advisory board or receive these payments.

Other Compensation to Certain Officers
      First National currently provides automobiles to Messrs. duPont and Fausset for their use. Because Whitney does not provide this benefit to its officers, the First National board of directors has agreed to transfer title to such automobiles to Messrs. duPont and Fausset immediately prior to consummation of the merger. The approximate values of the automobiles to be transferred to Messrs duPont and Fausset are approximately $20,000 and $10,000, respectively.

Employee Benefits
      Whitney has agreed that all persons employed by First National and 1st National Bank at the effective time of the merger will be eligible for such employee benefits as are generally available to employees of Whitney National Bank having like tenure, officer status and compensation levels, with two exceptions. First, all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney’s compensation committee. Second, all employees of First National and 1st National Bank who are employed at the effective time of the merger will be given full credit for all prior service as employees of First National and 1st National Bank, except that all such employees shall be treated as newly hired Whitney National Bank employees for all purposes of Whitney’s or Whitney National Bank’s defined benefit pension plan and post-retirement medical plan. This means that Whitney will not consider prior service credit with First National and 1st National Bank in determining future benefits under Whitney’s or Whitney National Bank’s defined benefit pension plan and post-retirement medical plan.

Indemnification and Insurance
      Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under First National’s or 1st National Bank’s articles of incorporation and bylaws as in effect on July 27, 2005 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Whitney has agreed to indemnify, under certain conditions, First National’s and 1st National Bank’s directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. Whitney must cause the officers and directors of First National and 1st National Bank to be covered by First National’s and 1st National Bank’s directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.
      No director or executive officer of First National or 1st National Bank owns any Whitney common stock. No director or executive officer of Whitney has any personal interest in the merger other than as a Whitney shareholder. No Whitney director or executive officer owns any shares of First National common stock. Whitney does not own any shares of First National common stock.
Regulatory and Other Required Approvals

Federal Reserve Board
      The Federal Reserve Board must approve the merger before it can be completed. Whitney and First National must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Whitney has filed its application with the Federal Reserve Board. In reviewing that application, the Federal Reserve Board is required to consider the following:

•	competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of Whitney, including its subsidiaries, and of First National, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of Whitney;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Whitney and First National in combating money laundering activities.
      The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve Board is also required to ensure that the proposed transaction would not violate Florida law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Florida community reinvestment laws and any Florida antitrust statutes.

Other Regulatory Approvals
      Within six months following the merger, Whitney intends to merge 1st National Bank with and into Whitney National Bank. The bank merger will require the approval of the OCC. Whitney will file an application for approval of the bank merger with the OCC at the appropriate time. In connection with or as a result of the merger, Whitney or First National may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Whitney common stock to be issued in exchange for First National common stock in the merger has been registered with the SEC and will be listed on The Nasdaq National Market. The transaction will also be registered with such state securities regulators as may be required.

Status and Effect of Approvals
      Whitney has filed all regulatory applications and notices required to be filed prior to the merger. As a result, Whitney and First National contemplate that they will complete the merger in the second quarter of 2006. However, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.
      We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

THE MERGER AGREEMENT
General
      If First National shareholders approve the merger agreement and the other conditions to the merger are satisfied, then at the effective time of the merger, First National will merge into Whitney, the separate existence of First National will cease and 1st National Bank will become a wholly-owned subsidiary of Whitney. Within six months following the merger, Whitney intends to merge 1st National Bank into Whitney National Bank after which the separate existence of 1st National Bank will cease.
What You Will Receive in the Merger
      Subject to the election and adjustment procedures described below, at the effective time of the merger, each share of First National common stock, except for treasury shares, shares held by Whitney or any of the subsidiaries of Whitney or First National (other than in a fiduciary capacity) and any shares as to which appraisal rights are asserted, shall be converted into the right to receive at the holder’s election one of the following:

•	if an election to receive cash has been effectively made and not revoked, cash in an amount equal to $34.64, subject to certain adjustments and prorations described further below; or

•	if an election to receive stock has been effectively made and not revoked or if no election has been made, a number of shares of Whitney common stock equal to the quotient obtained by dividing $34.64 by the “average market price” of Whitney stock; or

•	if so elected, the cash consideration described above for 35% of the holder’s shares of First National common stock and the stock consideration described above for 65% of the holder’s shares of First National common stock.
The “average market price” means the average closing price of Whitney common stock for the 20 trading days preceding the fifth trading day before the effective time of the merger; provided, that if the average market price as calculated is less than $28.29, the average market price for purposes of the merger consideration shall be $28.29, and if the average market price as calculated is above $38.29, the average market price for purposes of the merger consideration shall be $38.29. If the average market price is less than $28.29, then First National shareholders who elect stock will receive less than $34.64 in value for each share. If the average market price is greater than $38.29, then First National shareholders who elect stock will receive more than $34.64 in value for each share. If the average closing price of Whitney common stock for the ten trading days ending on the determination date (as defined in the merger agreement) is below $25.00 and the percentage decrease of this average price from $33.28 (Whitney’s stock price on August 3, 2005) is greater than a corresponding percentage decrease in the weighted closing price of an index of 17 other banking holdings companies by an amount specified in the merger agreement, then the First National board may terminate the merger agreement. Whitney, however, may elect to cancel the termination by increasing the merger consideration in accordance with the merger agreement. See “Termination of the Merger Agreement; Termination Fee.”
      Since the number of Whitney shares to be issued in the merger is based on the average market price of Whitney common stock during a period prior to closing, the actual number of shares of Whitney common stock that First National shareholders will receive may be more or less than the average market price of those shares calculated in accordance with the merger agreement.
      The total per share consideration to be received by First National shareholders will be reduced by a pro-rata portion of the sum of:

•	any merger expenses (including attorneys’, accountants’ and other consultants’ fees and expenses, excluding Hovde Financial) incurred by First National in excess of $200,000; and

•	the amount by which the estimated current liabilities of the First National Defined Benefit Pension Plan exceed the fair market value of the First National Defined Benefit Pension Plan’s assets as of a certain date, in excess of $500,000.
      Subject to the redesignation procedures set forth in the merger agreement and described below, each holder of record of shares of First National common stock, except for treasury shares, shares held by Whitney or any of the subsidiaries of Whitney or First National (other than those held in a fiduciary capacity) and any shares held by shareholders asserting appraisal rights, will be entitled to elect to receive the cash consideration described above, the stock consideration described above, or a combination of the cash consideration for 35% of the holder’s shares of First National common stock and the stock consideration for 65% of the holder’s shares of First National common stock.
      The following table shows examples of the number of shares of Whitney common stock and cash into which 100 shares of First National common stock would be converted in the merger, assuming that the average market price for Whitney stock is as specified below and that all holders of First National stock make a combination election to receive 35% cash and 65% stock in the merger. The table also assumes no appraisal rights are exercised, ignores cash in lieu of fractional shares and assumes no reduction of merger consideration resulting from any excess First National merger expenses.

Assumed Average		Number of Whitney
Market Price of	Cash Payment	Shares to be Issued
Whitney Common	for 35 Shares of	for 65 Shares of
Stock(1)	First National Stock	First National Stock

$40.00	$1,212.40	58
$38.29	$1,212.40	58
$36.00	$1,212.40	62
$34.00	$1,212.40	66
$32.00	$1,212.40	70
$30.00	$1,212.40	75
$28.29	$1,212.40	79
$25.00	$1,212.40	79

(1)	The closing price of Whitney common stock on March 2, 2006 was $35.00. In certain circumstances, Whitney has the right not to complete the merger if the average closing price (as defined in the merger agreement) of Whitney common stock is more than $40.00. In certain circumstances, First National has the right not to complete the merger if the average closing price of Whitney common stock is below $25.00 and the percentage decrease of this average price from $33.28 (Whitney’s stock price on August 3, 2005) is greater than a corresponding percentage decrease in the weighted closing price of an index of 17 other banking holdings companies by an amount specified in the merger agreement, but Whitney then has an option to increase the merger consideration to prevent First National from not closing due to Whitney’s stock price.
      Each share of First National common stock held in the treasury of First National and each share of First National common stock owned by Whitney or any subsidiary of Whitney or First National Bancshares, other than in a fiduciary capacity, immediately prior to the effective time of the merger will be cancelled and extinguished. No payment will be made with respect to such shares.
Election and Election Procedures
      A form of election on which First National shareholders may elect to receive cash, Whitney common stock or a combination of cash and Whitney common stock will be mailed, at or about the same time that this proxy statement-prospectus is mailed, to shareholders of record of First National as of the record date for the special meeting. After the date of the mailing of this proxy statement-prospectus, Whitney will use all reasonable efforts to make available as promptly as possible a form of election to any shareholder of

First National who requests such form of election following the initial mailing and prior to the deadline for return of the form of election.
      To be effective, a form of election must be properly completed, signed and submitted, along with your First National stock certificates (by mail, hand or courier delivery) to American Stock Transfer & Trust Company (American Stock Transfer) by 5:00 p.m. Eastern time on April 5, 2006.
Forms of election sent by mail or courier delivery should be addressed to:
American Stock Transfer & Trust Company
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219
or by hand to:
American Stock Transfer & Trust Company
Attn: Reorganization Department
59 Maiden Lane
New York, NY 10038.
Any First National shareholder may, at any time prior to the business day before the special meeting of First National shareholders, change his or her election by written notice to American Stock Transfer accompanied by a properly completed and signed revised form of election.
      Holders of record of shares of First National common stock who hold such shares in a representative capacity (for example, as a nominee or a trustee) may submit multiple forms of election, provided that such nominee or representative certifies that each form of election covers all of the shares of First National common stock held for a particular beneficial owner by the nominee or representative.
      Whitney will have the discretion to determine whether forms of election have been properly completed, signed and submitted and to disregard immaterial defects in forms of election. Whitney’s decision in such matters will be conclusive and binding. Whitney will have no obligation to notify any person of any defect in a form of election or the receipt of a defective form.
      If a First National shareholder does not submit a form of election to American Stock Transfer by 5:00 p.m., Eastern time, on April 5, 2006 or if Whitney determines that an election by a holder of First National common stock was not properly made, then the holder will be deemed to have elected to receive 100% stock consideration in exchange for such holder’s shares of First National common stock.
      Neither the First National board of directors nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the cash consideration or the stock consideration, or a combination of the two. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “Terms of the Merger — Material Federal Income Tax Consequences of the Merger.”
Redesignation Procedures
      Under the merger agreement, each First National shareholder may elect to receive, subject to proration as set forth below and other terms and conditions of the merger agreement, in exchange for such shareholder’s shares of First National common stock, (x) 100% cash consideration, (y) 100% consideration in the form of shares of Whitney common stock, or (z) a combination of 35% cash consideration and 65% consideration in the form of shares of Whitney common stock. The aggregate amount of cash consideration that shall be issued as a result of the merger, together with cash to be paid in lieu of the issuance of fractional shares and cash paid as payment to First National shareholders who properly elect to exercise their appraisal rights, shall not exceed 35% of the sum of the aggregate consideration to be paid

(excluding cash to be paid in lieu of the issuance of fractional shares and cash paid as payment to First National shareholders who properly exercise their appraisal rights).
      If, after the results of the forms of election are calculated, the shareholders of First National have elected to receive aggregate cash consideration in excess of 35%, Whitney may, in its sole discretion, cause shareholders that have elected to receive 100% cash consideration with respect to their shares of First National stock to instead receive a combination of cash and Whitney common stock such that the aggregate cash consideration paid in connection with the merger does not exceed 35%.
      First National shareholders who elect (or who are deemed to elect) to receive a combination of cash consideration with respect to 35% of their shares of First National common stock and stock consideration with respect to the remaining 65% of their shares of First National common stock will not be subject to the redesignation procedures described above.
      First National shareholders who properly exercise the appraisal rights provided for in Sections 1301-1333 of the Florida Business Corporation Act will not have their shares converted into the right to receive merger consideration. If a shareholder’s appraisal rights are lost or withdrawn, such shareholder will be deemed to have elected to receive a combination of cash consideration with respect to 35% of his or her shares of First National common stock and stock consideration with respect to the remaining 65% of his or her shares of First National common stock.
Surrender and Exchange of Stock Certificates
      At the effective time of the merger, First National shareholders that receive shares of Whitney common stock in the merger will automatically become entitled to all of the rights and privileges afforded to Whitney shareholders at that time. However, the actual physical exchange of First National common stock certificates for cash and/or certificates representing shares of Whitney common stock will occur after the merger.
      American Stock Transfer will serve as exchange agent for the merger. Along with the election form, each First National shareholder will receive a letter of transmittal with instructions to send in such shareholder’s First National common stock certificate(s) with the election form to American Stock Transfer prior to the election deadline. American Stock Transfer must receive a completed letter of transmittal and stock certificate(s) in order for a First National shareholder to receive the applicable merger consideration. American Stock Transfer will deliver to each electing First National shareholder the merger consideration, consisting, as applicable, of Whitney common stock certificate(s), together with all withheld dividends or other distributions, but without interest thereon, and any cash payments due, including any cash payment for a fractional share, without interest. First National shareholders will receive the merger consideration as soon as practicable after completion of the merger and receipt by American Stock Transfer of completed letters of transmittal and First National stock certificates. If the merger agreement is terminated and the merger does not occur, each First National shareholder’s election will be revoked automatically and American Stock Transfer will promptly return First National stock certificate(s) to such shareholders.
      Whitney, at its option, may decline to pay former shareholders of First National who become holders of Whitney common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Whitney common stock following the effective time of the merger until they have surrendered their certificate(s) evidencing their First National common stock, at which time Whitney will pay any such dividends or other distributions without interest.
      First National shareholders who cannot locate their stock certificate(s) are urged to contact promptly:
First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, Florida 34209
Attention: Cathejo McCollum
Telephone: (941) 746-4964, ext. 268

      First National will issue a new stock certificate to replace the lost certificate(s) only if the First National shareholder signs an affidavit certifying that his or her certificate(s) cannot be located and posts a bond in an amount sufficient to support the shareholder’s agreement to indemnify First National and Whitney against any claim that may be made against First National or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed.
      For information regarding restrictions on the transfer of Whitney common stock applicable to certain First National shareholders, see “— Resale of Whitney Common Stock.”
No Fractional Shares
      No fractional shares of Whitney common stock will be issued in connection with the merger. Instead, Whitney will make a cash payment without interest to each shareholder of First National who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Whitney common stock otherwise issuable to such shareholder by the “average market price” of one share of Whitney common stock as described above.
Appraisal Rights
      Holders of shares of First National common stock who properly exercise the appraisal rights provided for in Sections 1301-1333 of the Florida Business Corporation Act will not have their shares converted into the right to receive merger consideration. If a holder’s appraisal rights are lost or withdrawn, such holder will be deemed to have elected to receive a combination of 35% cash consideration and 65% stock consideration in exchange for the holder’s shares of First National common stock. For more information, see “Appraisal Rights.”
Effect of the Merger on First National Options
      Pursuant to the merger agreement, prior to the merger, First National shall use its reasonable best efforts to cause each outstanding First National stock option to be exercised for either (x) shares of First National common stock represented by such options in exchange for the payment, in cash to First National of the exercise price of each such stock option, or (y) an amount in cash equal to the difference, if positive, between the amount of the cash consideration to be received per share as a result of the merger and the exercise price of each such First National stock option, multiplied by the number of shares of First National common stock subject to such stock option.
      In the event that any holder of a First National stock option has not exercised such stock option as described above by the time of the merger, then immediately prior to the merger, First National will cause such stock options to be terminated, and the holders of such stock options will be entitled to receive, upon receipt by Whitney of a written receipt and release agreement, an amount in cash equal to the difference, if positive, between the amount of the cash consideration to be received per share as a result of the merger and the exercise price of each such First National stock option multiplied by the number of shares of First National common stock subject to such stock options.
Closing and Effective Time of the Merger
      The merger will be completed only if all of the following occur:

•	the merger agreement is approved by First National shareholders;

•	we obtain all required consents and approvals; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived.
      If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Whitney and First National.

Representations and Warranties in the Merger Agreement
      First National, 1st National Bank, Whitney and Whitney National Bank have made representations and warranties to each other as part of the merger agreement. First National’s and 1st National Bank’s representations and warranties relate to, among other things:

•	their organization and authority to enter into the merger agreement;

•	their capitalization, subsidiaries, properties and financial statements;

•	First National’s public reports filed with the SEC;

•	pending and threatened litigation against First National and 1st National Bank;

•	their loans, investment portfolios, reserves and taxes;

•	insurance, employee benefits and legal and environmental matters;

•	privacy of customer information and the status of technology systems; and

•	their contractual obligations and contingent liabilities.
First National’s and 1st National Bank’s representations and warranties are contained in Section 3 of the merger agreement.
      Whitney’s and Whitney National Bank’s representations and warranties relate to, among other things:

•	their organization and authority to enter into the merger agreement;

•	Whitney’s capitalization and financial statements;

•	pending and threatened litigation against Whitney and Whitney National Bank;

•	the shares of Whitney common stock to be issued in the merger; and

•	Whitney’s public reports filed with the SEC.
Whitney’s and Whitney National Bank’s representations and warranties are contained in Section 4 of the merger agreement.
      The descriptions of the merger agreement in this proxy statement-prospectus have been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contract between the respective parties and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. The representations and warranties of the parties will not survive the effective time of the merger. Whitney’s and Whitney National Bank’s representations and warranties are for the benefit of First National and 1st National Bank; they are not for the benefit of and may not be relied upon by First National shareholders.
Conditions to the Merger
      The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement by First National shareholders;

•	approval of the merger by the Federal Reserve Board and other regulatory agencies without imposing conditions unacceptable to Whitney (see “The Merger — Regulatory and Other Required Approvals”);

•	issuance of a tax opinion that the merger qualifies as a tax-free reorganization;

•	issuance of a tax opinion that the merger will not be a taxable event to Whitney or First National;

•	the absence of a stop order suspending the effectiveness of Whitney’s registration statement under the Securities Act;

•	the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

•	continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other parties;

•	Whitney’s receipt from Francis I. duPont, III, Glen W. Fausset and Thomas B. Moseley of executed employment agreement terminations and protective covenant agreements (see “The Merger — Interests of Certain Persons in the Merger”);

•	the exercise or termination of all outstanding First National stock options in accordance with their terms and the termination of First National’s stock option plans. Whitney shall receive an option termination agreement from each holder of stock options;

•	First National shall have obtained consents required in connection with the merger for all material contracts of First National and 1st National Bank;

•	Whitney shall have received a comfort letter from Christopher, Smith, Leonard, Bristow & Stanell, P.A.;

•	Whitney shall have received an affiliate agreement from each person serving as an executive officer or director of First National; and

•	Whitney shall have received a shareholder commitment letter from each person who owns more than 5% of First National’s outstanding common stock.
      The conditions to the merger are set forth in Section 6 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.
Waiver and Amendment
      Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the conditions regarding regulatory and shareholder approvals and the continued effectiveness of Whitney’s registration statement may not be waived. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from First National shareholders with respect to the amended merger agreement.
Business of First National Pending the Merger
      The merger agreement requires First National and 1st National Bank to continue to operate their business as usual pending the merger. Among other things, they may not, without Whitney’s consent, take or agree to take any of the following actions:

•	declare or pay any dividend, except First National’s payment of a dividend of $.1625 per share to shareholders of record as of March 31, 2006;

•	declare or make any other distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for capital stock (other than upon the exercise or surrender of outstanding stock options);

•	amend its articles of incorporation or bylaws or adopt or amend any resolution concerning the indemnification of officers and directors;

•	enter into or modify any agreement requiring the payment of any salary, bonus, additional employee benefits, extra compensation, pension or severance payment to any of its current or former directors, officers or employees, except such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices;

•	except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as allowed under the merger agreement), terminate or allow to be terminated any insurance policy it maintains on its business or property or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

•	acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices;

•	dispose of investment securities in amounts or in a manner inconsistent with past practices, or make investments in noninvestment grade securities or that are inconsistent with past investment practices;

•	enter into any new line of banking or nonbanking business; or

•	take or cause to be taken any action that would disqualify the merger or the bank merger as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The restrictions on First National’s business activities are set forth in Section 5.08 of the merger agreement.
No Solicitation of Alternative Transactions
      First National and 1st National Bank were required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, neither First National nor any of its subsidiaries may solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by First National’s board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, First National’s board may not withdraw, modify or change its recommendation to you of the merger or resolve to do so or recommend to you any such other transaction or make any announcement to do any of the above.
      First National and its subsidiaries were also required to instruct their respective officers, directors, agents, and affiliates to refrain from taking action prohibited of First National and its subsidiaries and is required to notify Whitney immediately if it receives any inquires from third parties. However, no director or officer of First National is prohibited from taking any action that the board of directors of First National determines in good faith, after consultation with counsel is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Termination of the Merger Agreement; Termination Fee
      The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

•	by mutual consent of First National’s board of directors and Whitney’s board of directors or the executive committee of Whitney’s board of directors;

•	by either party if the other party breaches any representation, warranty or covenant, and such breach cannot be, or is not, cured within 30 days after written notice and the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

•	by either party if, by April 30, 2006, the conditions to completing the merger have not been met or waived, cannot be met or if the merger has not been consummated unless extended, or if the conditions to such party’s obligation to close are not satisfied by such date;

•	by Whitney if First National shareholders do not approve the merger agreement;

•	by Whitney if First National’s board of directors withdraws, modifies or changes its recommendation of the merger agreement, or resolves to do so, or recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the Whitney merger), or announces any agreement to do any of those things;

•	by Whitney if the holders of more than 5.0% of First National common stock exercise appraisal rights;

•	by Whitney upon certain conditions if the average closing price of Whitney common stock is greater than $40.00 at any time during the two-calendar-day period commencing on the date that is the later of (1) the tenth consecutive full trading day following Federal Reserve Board approval of the merger, and (2) the second consecutive full trading day following the date of the First National special meeting of shareholders;

•	by First National if First National receives a bona fide written offer for an acquisition transaction that the First National board determines in good faith, after consultation with its financial advisors and counsel, to be more favorable to First National shareholders than the Whitney merger; and

•	by First National upon certain conditions if the average closing price of Whitney stock is (x) less than $25.00 and (y) the quotient obtained by dividing the average closing price by $33.28, the price on August 3, 2005, is less than the difference obtained by subtracting 0.15 from the quotient obtained by dividing the index price on the determination date by the index price on August 3, 2005; provided that Whitney has the option to increase the merger consideration as provided in the merger agreement to prevent First National from terminating the merger agreement. For purposes of this termination right:

•	the “average closing price” is the average closing price of Whitney common stock as reported on The Nasdaq National Market for the 10 consecutive full trading days ending at the close of trading on the determination date;

•	the “determination date” is the later of the date that is (1) the tenth consecutive full trading day following Federal Reserve Board approval of the merger, and (2) the second consecutive full trading day following the date of the First National special meeting of shareholders; and

•	the “index price” on a given date is the weighted average of the closing prices of a group of 17 other bank holding companies.
      The conditions under which either party may terminate the merger agreement are set forth in greater detail in Section 7.01 of the merger agreement.

      If Whitney terminates the merger agreement because First National’s board withdraws, modifies or changes its recommendation of the merger agreement or resolves to do so, or recommends or announces it will recommend (1) an acquisition transaction other than the Whitney merger, (2) disposition of all or substantially all of First National’s assets or (3) acquisition of 15% or more of its stock, or if First National terminates the agreement because it has received an offer for such an acquisition transaction, then First National (or its successor) must pay Whitney a termination fee of $4.8 million.
      Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of officers and directors of First National, 1st National Bank and their controlling persons will survive any termination of the agreement.
Payment of Expenses Relating to the Merger
      Whitney will pay all expenses of printing and distributing this proxy statement-prospectus. The parties otherwise will pay all of their own expenses related to negotiating and completing the merger.
Public Trading Market
      Whitney’s common stock is traded on The Nasdaq National Market under the trading symbol “WTNY.” The shares of Whitney common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of Whitney common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of First National on the date of the special meeting of First National shareholders or an affiliate of Whitney following completion of the merger. See “— Resale of Whitney Common Stock.”
Whitney Dividends
      The holders of Whitney common stock receive dividends if and when declared by the Whitney board of directors out of legally available funds. On April 27, 2005, the board of directors of Whitney declared a three-for-two split of Whitney’s common stock in the form of a 50% stock dividend. Additional shares from the split were issued on May 25, 2005 to shareholders of record on May 11, 2005. Whitney also declared a cash dividend of $.25 per share of common stock for each of the second, third and fourth quarters of 2005 and a cash dividend of $.27 per share of common stock for the first quarter of 2006. Following the completion of the merger, Whitney expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Whitney board of directors of other relevant factors.
Resale of Whitney Common Stock
      The shares of Whitney common stock to be issued in the merger have been registered under the Securities Act. First National shareholders who are not affiliates of First National or Whitney may freely trade their Whitney common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 5% shareholder of First National prior to the merger or who is an executive officer, director or 10% shareholder of Whitney after the merger.
      Those shareholders who are deemed to be affiliates of First National may only sell their Whitney common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.
      If you are or may be an affiliate of First National, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Whitney common stock after the merger. Persons assumed to be affiliates of First National have entered into agreements with Whitney not to sell shares of Whitney common stock they receive in the merger in violation of the Securities Act, or in any manner that would disqualify the merger from tax-free reorganization treatment.

Accounting Treatment of the Merger
      Whitney is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First National will be recorded, as of completion of the merger, at their respective fair values and added to those of Whitney. Any excess of the purchase price over the net fair value of First National’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Whitney issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of First National. The results of operations of First National will be included in the results of operations of Whitney following the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
      The following is a summary description of the material United States federal income tax consequences of the merger to the shareholders of First National who hold the common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the merger to all shareholders of First National Bancshares. For example, it may not apply to shareholders who received their stock upon the exercise of employee stock options or as compensation. It also may not apply to shareholders who hold the common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code of 1986, as amended (Internal Revenue Code). It also may not apply to insurance companies, securities dealers, financial institutions or foreign persons. In addition, this summary description deals only with the federal income tax consequences of the merger. No information is provided on the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws.
      This discussion is based upon the tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. No ruling will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the merger. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We cannot give you tax advice. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.
      Whitney and First National must receive a tax opinion from Alston & Bird LLP in order to complete the merger. The tax opinion will be based upon representations made by Whitney and First National about the terms of the merger and certain other matters. The tax opinion must conclude that the consequences of the merger are as follows:

•	that the merger will constitute a “reorganization” within the meaning of Section 368 of the Internal Revenue Code;

•	that First National shareholders will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock that is deemed to be distributed in the merger and then redeemed by Whitney), less such shareholder’s tax basis in First National common stock, or (2) the amount of cash received;

•	the tax basis of the Whitney common stock received in the merger will be equal to the tax basis of the exchanged First National common stock less the amount of cash received and increased by the amount of gain recognized; and

•	the holding period, for federal income tax purposes, for Whitney common stock received in the exchange (including any fractional share of Whitney common stock that is deemed to be distributed in the merger and then redeemed by Whitney) will include the period during which the shareholder held his or her First National common stock as long as the First National common stock was held as a capital asset at the effective time of the merger.
      The gain recognized by First National shareholders will, in general, be capital gains and treated as long term capital gains subject to tax at the 15% rate, provided the shareholders have held the First National common stock for more than one year. A holder of First National common stock should be aware, however, that such gain may be subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS
      If the merger is completed, First National shareholders will become Whitney’s shareholders. Their rights as shareholders will then be governed by Whitney’s articles of incorporation and bylaws and by Louisiana law. The following is a summary of differences between the rights of First National shareholders and Whitney’s shareholders not described elsewhere in this proxy statement-prospectus:
Authorized Capital Stock
      Whitney. Whitney’s articles of incorporation authorize it to issue 100,000,000 shares of common stock, without nominal or par value. As of March 1, 2006, there were 63,444,513 shares of Whitney common stock issued and outstanding.
      First National. First National’s articles of incorporation authorize it to issue 7,500,000 shares of common stock, par value $.10 per share. As of March 1, 2006, the record date, there were 3,403,942 shares of First National common stock issued and outstanding.
Boards of Directors
      Whitney. Whitney’s articles of incorporation provide for a board of directors consisting of not less than five nor more than twenty-five members divided into five classes. Each class of directors serves a five-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders. Whitney’s directors must also be shareholders of Whitney.
      First National. First National’s bylaws provide that its board of directors shall consist of at least five directors. Each class of directors serves a one-year term.
Filling Vacancies on the Board of Directors
      Whitney. Whitney’s board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors in accordance with the Louisiana Business Corporation Law.
      First National. First National’s bylaws allow a majority of the board of directors to fill any vacancies.
Nomination of Directors
      Whitney. Whitney’s articles of incorporation and bylaws do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting. If, however, a shareholder wishes to recommend a candidate for consideration by the nominating and corporate governance committee of Whitney’s board, the shareholder must submit to Whitney’s corporate secretary a timely written notice including the candidate’s name and address, along with adequate information as to the candidate’s qualifications. To be considered timely, the notice must be received by Whitney’s corporate secretary by the date that is not later than the 120th calendar day before the date of Whitney’s proxy statement released to shareholders in connection with the previous year’s annual meeting.
      First National. First National’s bylaws provide that directors shall be elected at the annual meeting of shareholders or at a special meeting. Further, the First National bylaws state that nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of First National entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the board of directors of First National, shall be made in writing and shall be delivered or mailed to the chairman of the board of directors not less than 14 days and not more than 50 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the chairman of the board not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) a biographical description of each nominee, including his or her principal occupation and any previous banking experience; (c) the total number of shares of capital stock of First National that is expected to be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of First National owned by the notifying shareholder. Nominations not made in accordance with the above may, in his discretion, be disregarded by the chairman of the meeting, and upon his instructions, the vote tellers shall disregard all votes cast for any such nominee.
Removal of Directors
      Whitney. A Whitney director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose, at which the holders of 90% of the total voting power of Whitney shareholders are present in person or by proxy.
      First National. A director of First National may be removed from office, with or without cause, at any time by the affirmative vote of the holders of 75% of issued and outstanding shares of First National common stock.
Special Meetings of Shareholders
      Whitney. Special meetings of Whitney shareholders may be called by:

•	the president;

•	the board of directors; or

•	shareholders holding more than 20% of the total voting power of Whitney’s shareholders.
      First National. Special meetings of First National shareholders may be called by:

•	the board of directors; or

•	by the holders of not less than a majority of the outstanding shares entitled to vote on directors.
Notice of Shareholder Meetings
      Whitney. According to the Louisiana Business Corporation law, Whitney must notify its shareholders between 10 and 60 days before any annual or special meeting of the place, day and hour of the meeting. Whitney need not describe the purpose or purposes of a meeting unless otherwise required by law.
      First National. First National’s bylaws provide that First National must notify its shareholders between 10 and 60 days before any annual or special meeting of the place, date and hour of the meeting. In its notice, First National must briefly describe the purpose or purposes of a special meeting.
Shareholder Inspection Rights
      Whitney. Shareholders of Whitney who hold the requisite number of shares have the right to examine in person or by representative Whitney’s books and records for any proper purpose. To do so, a shareholder must send five days’ written notice to Whitney and must have held at least 5% of the outstanding shares of Whitney common stock for a minimum of six months. Two or more shareholders may aggregate their holdings to reach the required 5% threshold. Business competitors must hold at least 25% of the outstanding shares of Whitney common stock for a minimum of six months to obtain these inspection rights.
      First National. Pursuant to the Florida Business Corporation Act, shareholders of First National are entitled to broader inspection rights than they will be entitled to as a Whitney shareholder. Upon at least five business days’ notice, any shareholder of First National may inspect certain records relating to stock ownership and corporate governance, including the articles of incorporation; any amendments to the articles; bylaws; board resolutions affecting shareholder rights; minutes of shareholder meetings or records of shareholder actions taken without meetings for the last three years; and written communications to shareholders for the last three years. Additionally, shareholders meeting certain criteria may inspect any nonconfidential (inspection rights may be limited by applicable privacy laws) books and records of the corporation, including accounting records. These criteria are that:

•	the shareholder’s demand is made in good faith and for a proper purpose;

•	the shareholder’s demand describes the proper purpose and the records requested; and

•	the records requested are directly connected to that proper purpose.
Anti-takeover Provisions
      Whitney. Whitney’s articles of incorporation include provisions that may make takeover attempts and other acquisitions of interests in Whitney more difficult where the takeover attempt or other acquisition has not been approved by Whitney’s board of directors. These provisions include:

•	A requirement that any change to Whitney’s articles of incorporation relating to the structure of the board of directors or the fair price protections described in the next bullet point must be approved by the affirmative vote of shareholders holding 90% of the voting power present at a shareholders’ meeting, the quorum for which is 90% of Whitney’s total voting power, unless Whitney’s board of directors has unanimously approved the change.

•	A requirement that any business combination transaction with a person or persons who hold 10% or more of Whitney common stock be approved by the 90% vote of shareholders described in the preceding bullet point unless prescribed minimum price and procedural requirements are satisfied in connection with the proposed business combination.
      Under these provisions, a business combination that might be attractive to some shareholders might not be proposed to Whitney’s shareholders or, if proposed, might not be consummated. The provisions may give holders of a minority of Whitney’s voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. To Whitney’s knowledge, on March 1, 2006, its directors and executive officers beneficially owned 4,026,797 shares (or approximately 6.2%) of Whitney’s issued and outstanding common stock. As a result, it may be difficult for a shareholder holding 10% or more of Whitney common stock to secure the necessary supermajority vote without management and board approval.
      The Louisiana Business Corporation Law contains provisions similar to Florida law that eliminate the voting rights of shareholders who acquire significant blocks of Whitney common stock under certain circumstances unless Whitney’s noninterested shareholders grant the shareholder the right to vote its shares. Louisiana’s Control Share Acquisition Statute provides that any shares acquired by a person or group (an Acquiror) in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33 1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. “Interested Shares” include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the noninterested shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.
      First National. First National’s articles of incorporation provide that no business combination shall be effected or consummated unless:

•	authorized and approved by the disinterested directors and, if otherwise required by law to authorize or approve the transaction, the approval or authorization of shareholders of the First National, by the affirmative vote of the holders of such number of shares as is mandated the Florida Business Corporation Act; or

•	authorized and approved by the affirmative vote of holders of not less than 80 percent of the outstanding voting stock voting together as a single class.

In addition, First National’s articles of incorporation provide that no business combination shall be effected or consummated unless:

•	all the conditions and requirements set forth in First National’s articles of incorporation have been satisfied; or

•	the business combination has been authorized and approved by the disinterested directors; or

•	the business combination has been authorized and approved by the affirmative vote of holders of not less than 66 2/3% of First National’s outstanding voting stock held by all independent shareholders voting together as a single class.
      First National’s articles of incorporation further provide that the foregoing provisions may not be repealed, amended, supplemented or otherwise modified, unless:

•	First National’s disinterested directors (or, if there is no interested director, a majority vote of the whole board of directors) recommend such repeal, amendment, supplement or modification and such repeal, amendment or modification is approved by the affirmative vote of the holders of not less than 66 2/3% of the outstanding voting stock; or

•	such repeal, amendment, supplement or modification is approved by the affirmative vote of holders of: (a) not less than 80% of the outstanding voting stock voting together as a single class; and (b) not less than 66 2/3% of the outstanding voting stock held by all shareholders other than interested shareholders voting together as a single class.
      First National’s articles of incorporation also require its board of directors, including the disinterested directors, to consider all of the following factors and any other factors which they deem relevant prior to approving any business combination transaction:

•	the social and economic effects of the transaction on First National and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which First National and its subsidiaries operate or are located;

•	the business and financial conditions and earnings prospects of the interested shareholder, including, but not limited to, debt service and other existing or likely financial obligations of the interested shareholder, and the possible effect on other elements of the communities in which First National and its subsidiaries operate or are located; and

•	the competence, experience and integrity of the interested shareholder and his or her (its) or their management.
      In addition, First National is subject to the Florida control share acquisition statute. This statute affords certain protections to shareholders of “issuing public corporations,” which are defined to include corporations that have one hundred or more shareholders with their principal places of business in Florida and with more than 10% of their shares held by residents of Florida or more than 10% of their shareholders resident in Florida. The statute provides shareholders of issuing public corporations protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific acquisition ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the corporation’s disinterested shares. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	Acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

•	Acquisitions of shares possessing one-third or more but less than a majority of all voting power; or

•	Acquisitions of shares possessing a majority or more of all voting power.
      Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.
Indemnification of Directors and Officers
      Whitney. Whitney’s articles of incorporation and bylaws require the indemnification of individuals against liabilities arising out of their status as directors, officers or employees provided, the individual acted in good faith or did not know the conduct was unlawful.
      First National. First National’s articles of incorporation provide that in addition to any and all rights and duties under applicable law, First National shall indemnify and hold harmless all of its directors, officers, employees and agents, and former directors, officers, employees and agents from and against all liabilities and obligations, including attorneys’ fees, incurred in connection with any actions taken or failed to be taken by said directors, officers, employees and agents in their capacity as such to the fullest extent possible under law.
Amendments to Article of Incorporation and By-laws
      Whitney. Whitney’s articles of incorporation generally permit the articles of incorporation to be amended by a vote of the holders of a majority of the stock, although the amendment of certain provisions requires a super-majority vote. Whitney’s articles of incorporation allow the board of directors to establish and amend the bylaws.
      First National. First National’s articles of incorporation may be amended by a vote of the holders of a majority of the stock. First National’s bylaws provide that amendments to the bylaws may be made by: (a) the action by unanimous written consent of the board of directors in lieu of a meeting; or (b) the action by unanimous written consent of the shareholders in lieu of a meeting; or (c) the affirmative vote of the majority of the shareholders or directors at a regular or special meeting called for the purpose of amending the bylaws.

APPRAISAL RIGHTS
      The following discussion is not a complete description of the law relating to appraisal rights available under Florida law. This description is qualified in its entirety by the full text of the relevant provisions of the Florida Business Corporation Act, which are reprinted in their entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise appraisal rights, you should review carefully the Florida Business Corporation Act and are urged to consult a legal advisor before electing or attempting to exercise these rights.
      Under Florida law, each shareholder of First National entitled to vote on the merger who complies with the procedures set forth in Sections 1301 to 1333 of the Florida Business Corporation Act (which we refer to as the FBCA), relating to appraisal rights is entitled to receive in cash the “fair value” of his or her shares of First National common stock. “Fair value” means the value of the corporation’s shares as determined immediately before the merger is effective, but excluding any appreciation or depreciation in anticipation of the merger (unless such exclusion would be inequitable to First National and its shareholders). To perfect appraisal rights, a shareholder of First National must comply strictly with the procedures set forth in Sections 1301 to 1333 of the FBCA. Failure to follow these procedures will result in a termination or waiver of the shareholder’s appraisal rights.
      To assert appraisal rights, a holder of record of First National common stock must not vote in favor of the merger agreement and must provide written notice to First National before the vote on the merger agreement is taken at the special meeting indicating that such shareholder intends to demand payment if the merger is effectuated. Simply voting against the merger agreement does not satisfy the requirement to give notice. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, Florida 34209
Attention: Robert Matejcek, Secretary
Telephone: (941) 746-4964, ext. 310
All such notices must be signed in the same manner as the shares are registered on the books of First National. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her appraisal rights.
      A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but that are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify First National in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to First National the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice as the due date to execute and return the form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.
      Within 10 days after the date the merger becomes effective, Whitney, as successor to First National in the merger, will provide each former shareholder of First National who has properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate Whitney’s estimate of the fair value of First National common stock, contain an offer by Whitney to pay the shareholder this estimate of fair value, and be accompanied by a copy of First National’s financial statements and a copy of Sections 1301-1333 of the FBCA. The appraisal notice will provide that a shareholder may obtain information on the number of shareholders who return the appraisal form and the number of shares owned by those shareholders. It will also indicate the date by which Whitney must be notified if a shareholder wishes to withdraw from the appraisal process.

      A shareholder asserting appraisal rights must execute and return the form to Whitney, as successor to First National, and deposit the shareholder’s certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who timely returns the form and deposits shares in accordance with the appraisal notice has no further rights as a shareholder, but only has the right to receive “fair value” for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn.
      A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice will no longer be entitled to appraisal rights, will be bound by the terms of the merger agreement, and will receive the merger consideration consisting of Whitney common stock, subject to certain adjustments. A shareholder who complies with the terms of the notice but wishes to withdraw from the appraisal process may do so by notifying Whitney in writing no more than 20 days after the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process in a timely manner may not thereafter withdraw without Whitney’s written consent.
      If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after Whitney receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form a demand for payment of that shareholder’s estimate of the fair value of the shares plus interest; otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida on the effective date of the merger. Once Whitney has made payment of an agreed value as described above, the shareholder will cease to have any further appraisal rights in the shares.
      If Whitney and the shareholder asserting appraisal rights are unable to agree on the fair value of the shares, under Section 1330 of the FBCA, Whitney would be required to file within 60 days after receipt of the shareholders’ demand an appraisal action in a court in the county where First National had its principal office prior to the merger. The court would be required to determine the fair value of the shares of First National common stock. If Whitney fails to file such proceeding within 60 days, any shareholder asserting appraisal rights may do so in the name of Whitney. All shareholders asserting appraisal rights, except for those that have agreed upon a value with Whitney, are deemed to be parties to the proceeding. In such a proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Whitney would be required to pay each shareholder asserting appraisal rights the amount found to be due within ten days after final determination of the proceedings. At the court’s discretion, the judgment may include interest at a rate determined by the court. Upon payment of this judgment, the shareholder would cease to have any further appraisal rights with respect to his or her First National shares.
      The court in any appraisal proceeding will determine the costs and expenses (including attorneys’ and experts’ fees) of any appraisal proceeding and such costs and expenses will be assessed against Whitney. However, all or any part of such costs and expenses (including attorneys’ and experts’ fees) may be apportioned and assessed against all or some of the shareholders that request an appraisal, in such amount as the court deems equitable, if the court determines that the shareholders acted arbitrarily or not in good faith with respect to the shareholders’ appraisal rights. If the court finds that counsel for one shareholder substantially benefited other shareholders, and attorneys’ fees should not be assessed against Whitney, the court may award counsel fees to be paid out of the amounts awarded to benefited shareholders.
      You must do all of the things described in this section and as set forth in Sections 1301-1333 of the Florida Business Corporation Act in order to preserve your appraisal rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the Florida Business Corporation Act. In view of the complexity of these provisions of Florida law, shareholders of First National who are considering exercising their appraisal rights should consult their legal advisors.

INFORMATION ABOUT WHITNEY
General
      Whitney is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended (which we refer to as the BHCA). Whitney’s sole banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has engaged in the general banking business in the greater New Orleans area continuously since 1883. Whitney engages in community banking and serves a market area that covers the five-state Gulf Coast region, stretching from Houston, Texas, across southern Louisiana and the coastal region of Mississippi, through central and south Alabama, the panhandle of Florida and to the metropolitan area of Tampa Bay, Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.
      Whitney National Bank provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. Whitney National Bank also provides trust and investment management services to retirement plans, corporations and individuals and through Whitney Securities, L.L.C., offers investment brokerage services and annuity products.
      As of September 30, 2005, Whitney had consolidated total assets of approximately $9.4 billion, consolidated total loans of approximately $6.4 billion, consolidated total deposits of approximately $7.5 billion and consolidated shareholders’ equity of approximately $945 million.
      Whitney’s and Whitney National Bank’s principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and Whitney’s telephone number is (504) 586-7272.
      Whitney continues to explore opportunities to acquire financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from southeast Texas through central Florida, although expansion opportunities in other markets are also considered from time to time. Thus, at any particular point in time, including the date of this proxy statement-prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve Whitney acquiring such financial institutions in exchange for cash or common stock or a combination of cash and common stock. Depending on their terms, these transactions may have a dilutive effect upon the Whitney common stock to be issued in the merger to shareholders of First National.
Recent Developments

Unaudited Fourth Quarter and Year End December 31, 2005 Results and Continued Impact of Natural Disasters
      Whitney reported on January 25, 2006 that it had earned $35.1 million in the quarter ended December 31, 2005, a 30% increase compared to net income of $27.0 million reported for the fourth quarter of 2004. Per share earnings were $.56 per basic share and $.55 per diluted share in 2005’s fourth quarter, up 30% and 28%, respectively, from $.43 per share, both basic and diluted, in the year-earlier period. Whitney’s annual earnings of $102.3 million in 2005 were 5% above the $97.1 million earned in 2004. Annual per share earnings were $1.65 per basic share and $1.63 per diluted share. These were each approximately 4% higher than 2004’s per share earnings.
      Whitney also reported that, as of December 31, 2005, Whitney had consolidated total assets of approximately $10.1 billion, consolidated total loans of approximately $6.6 billion, consolidated total deposits of approximately $8.6 billion and consolidated shareholders’ equity of approximately $961 million.

Continued Impact of Natural Disasters
      During the fourth quarter of 2005, Whitney continued to deal with the impact of hurricanes that caused widespread property damage and population dislocation in the greater New Orleans area and along the Mississippi gulf coast in late August and significantly impacted southwest Louisiana toward the end of September. The following summarizes the more significant financial repercussions of these natural disasters for Whitney and Whitney National Bank.

Credit Quality and Allowance for Loan Losses
      As of the end of the third quarter of 2005, Whitney had increased the allowance for loan losses to $91 million compared to $54 million at year-end 2004. The allowance at September 30, 2005 incorporated management’s best estimate, based on available information, of inherent losses as a result of the impact of the storms. During the fourth quarter of 2005, loan officers performed extensive reviews of the storms’ impact on borrowers, and the results of these reviews were factored into the determination of the allowance for loan losses at December 31, 2005. Although these reviews indicated a lower level of storm-related credit risk than initially estimated, the consideration of other credit quality issues identified in the fourth quarter of 2005 led Whitney to maintain the allowance for loan losses at $90 million at year-end 2005. As Whitney acquires additional information on overall economic prospects in the storm-affected areas and the performance of consumer credits that had been under payment deferral programs and obtains further assessments of individual borrowers, the loss estimate will be revised as needed.

Disaster Response Costs, Casualty Losses, Business Interruption and Related Insurance
      To operate in disaster response mode, Whitney National Bank incurred expenses for, among other things, the use of pre-designated back-up data processing centers, the lease of temporary equipment and facilities, lodging and other expenses for relocated personnel, and emergency communications with customers regarding the status of bank operations. Emergency changes to Whitney National Bank’s normal processing and collection of cash items caused recurring delays in funds availability that had a negative impact on net interest income. In addition, a number of Whitney National Bank’s facilities and their contents were damaged by the storms and the rental income from excess office space and a parking facility was temporarily disrupted. Sixteen banking facilities will require replacement, relocation or major renovation.
      Whitney maintains insurance for casualty losses as well as for reasonable and necessary disaster response costs and certain revenue lost through business interruption. Whitney believes, based on its understanding of the coverage, that collection of receivables established for insurance claims is probable. Certain additional disaster response costs and the bulk of repair and replacement costs will be incurred in the first quarter of 2006 and beyond, and these will be included in the insurance claims as appropriate. Whitney projects that current and future claims will be within policy limits, and it is probable that gains will be recognized with respect to casualty claims in future periods, but this is contingent upon reaching agreement with the insurance carriers.

Deposit Growth and Liquidity Management
      Whitney National Bank experienced a rapid accumulation of deposits in the months following the storms. Total deposits at December 31, 2005 were up $1.44 billion, or 20%, from June 30, 2005. The most significant increase was in noninterest-bearing demand deposits, which grew 24%, or $632 million, during the fourth quarter of 2005 following growth of 16%, or $367 million, in 2005’s third quarter. A number of storm-related factors contributed to this accumulation. Customers avoided larger recurring expenditures through payment deferral programs and service disruptions, and many customers likely took a more conservative approach to discretionary spending and increased credit purchases to conserve liquidity. At the same time, a significant amount of disaster-relief funds was available to residents in the affected areas, and a large number either remained employed or received salary continuation payments. Many residents and businesses have also received insurance settlements, although use of these funds has often been delayed because of fundamental uncertainties pertaining to the rebuilding process and insufficient resources to meet demand, and government-sponsored disaster-recovery contracts have provided additional liquidity to some commercial accounts.
      Although Whitney expects the balances accumulated by deposit customers in the storm-affected areas to reduce over time, it is difficult to predict when and to what degree, and there may be some further growth as remaining insurance claims are resolved and additional disaster-recovery funds are distributed. Funds from the deposit build-up were first used to reduce short-term wholesale borrowings, with the remainder mainly invested in short-term liquidity management securities pending better information on the volatility of these funds. A portion of the deposit growth also helped fund the increase in the balances of cash and cash items that resulted from storm-forced changes to Whitney National Bank’s normal processing and collection of cash items and to its strategies for managing cash on hand in these unusual circumstances. Balances of cash on hand, cash items in process of collection and balances at financial institutions increased a combined $279 million on average during the fourth quarter of 2005 compared to 2004’s fourth quarter. Some of this increase will continue into 2006 as Whitney National Bank completes its response to certain permanent changes in its operating environment.

Tax Relief
      Federal legislation passed in December 2005 provided for a tax credit to businesses in the storm-affected areas based on salaries paid to dislocated employees through the end of 2005. Application of this provision reduced Whitney’s income tax expense for the fourth quarter of 2005 by $1.9 million.

Dividend
      On February 22, 2006, the board of directors of Whitney declared a quarterly cash dividend of $.27 per share of common stock payable on April 3, 2006 to shareholders of record on March 15, 2005.
Market Prices of and Dividends Declared on Whitney Common Stock
      Whitney’s common stock is traded on The Nasdaq National Market under the symbol “WTNY.” The following table sets forth for the periods indicated the high and low sale prices per share of Whitney common stock as reported on The Nasdaq National Market and the quarterly dividends declared for each such period.
Price Range of Common Stock and Quarterly Dividends

	High	Low	Dividend

2006
First Quarter (through March 2, 2006)	$35.11	$27.27	$.27
2005
Fourth Quarter	$29.93	$24.14	$.25
Third Quarter	33.69	26.60	.25
Second Quarter	33.00	28.65	.25
First Quarter	31.09	28.44	.2333
2004
Fourth Quarter	$30.83	$27.47	$.2333
Third Quarter	30.12	26.60	.22
Second Quarter	29.86	26.35	.22
First Quarter	29.33	26.48	.22

Per share data reflect Whitney’s three-for-two split effective May 25, 2005.
      The holders of Whitney common stock receive dividends if and when declared by the Whitney board of directors out of legally available funds. On April 27, 2005, the Board of Directors of Whitney Holding

Corporation declared a three-for-two split of Whitney’s common stock in the form of a 50% stock dividend. Additional shares from the split were issued on May 25, 2005 to shareholders of record on May 11, 2005. Following the completion of the merger, Whitney expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Whitney board of directors of other relevant factors. See “Supervision and Regulation — Other Statutes and Regulations — Dividends” for a description of certain restrictions on Whitney’s ability to pay dividends.
Incorporation of Documents by Reference
      The SEC allows Whitney to “incorporate by reference” the information it files with the SEC. This permits Whitney to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus. The following documents that Whitney has filed or will file with the SEC (File No. 0-1026) are incorporated by reference in this proxy statement-prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2004;

•	its Current Report on Form 8-K filed on February 28, 2005, April 27, 2005, June 17, 2005, June 23, 2005, October 18, 2005, November 16, 2005 and December 2, 2005;

•	its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005;

•	the description of Whitney common stock set forth in Whitney’s registration statement under the Exchange Act, as updated and modified in its entirety by Whitney’s Current Report on Form 8-K filed with the SEC on January 19, 1996; and

•	all documents filed by Whitney with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to earlier of the date of the First National shareholders meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.
      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.
      If you are a beneficial owner of First National common stock and would like a copy of any of the information incorporated by reference in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Whitney will provide it to you without charge.
      If you would like to receive any of this information, please call, write or e-mail Whitney at:
Mrs. Shirley Fremin, Manager
Investor Relations
Whitney Holding Corporation
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Telephone: (504) 586-3627 or toll free: (800) 347-7272
E-mail: investor.relations@whitneybank.com
      You should make your request before March 30, 2006 in order to receive the information prior to the meeting.

INFORMATION ABOUT FIRST NATIONAL
General
      First National was incorporated in 1998, as a Florida corporation for the purpose of operating as a bank holding company under the BHCA. Effective January 1, 1999, First National became the parent company of 1st National Bank & Trust. First National is headquartered in Bradenton, Florida. First National’s principal asset is the capital stock of 1st National Bank and its primary source of income is dividends from 1st National Bank.
      1st National Bank commenced banking operations in Bradenton, Florida, on July 18, 1986, as a national banking association under the name First National Bank of Manatee. In December 1994 the Bank obtained trust powers. In April 1999, the Bank changed its name to 1st National Bank & Trust. The Bank operates five full-service banking offices: the main office in Bradenton, two branch offices in Bradenton and a branch office in each of Holmes Beach and Parrish, Florida. 1st National Bank also has an operations center on State Route 64 in Bradenton, a loan production office in Sarasota and trust offices in Venice and Leesburg, Florida. 1st National Bank’s engages primarily in the business of attracting deposits from the general public, and originating real estate, commercial, and consumer loans and managing trust assets. The bank’s principal market area is Manatee County, Florida, located on the western coast of Florida.
      As of September 30, 2005, First National had consolidated total assets of approximately $359 million, consolidated total loans of approximately $271 million, consolidated total deposits of approximately $299 million and consolidated shareholders’ equity of approximately $30 million.
Recent Developments
     Unaudited Year End December 31, 2005 Results
      First National reported on January 27, 2006 that its net income increased 9% to $3.47 million for the year ended December 31, 2005, compared to the $3.18 million reported for the year ended December 31, 2004. Basic earnings per average share for the year ended December 31, 2005 were $1.03, after $99,000, or $.03 per share, of after tax expenses related to the merger, compared to $.98 for the year ended December 31, 2004.
      First National also reported that, as of December 31, 2005, it had consolidated total assets of approximately $378 million, consolidated total loans of approximately $285 million, and consolidated total deposits of approximately $325 million. First National also had consolidated shareholders’ equity of approximately $31 million.
     Dividends
      On January 19, 2006, the board of directors of First National declared a dividend of $.1625 per share payable on April 10, 2006 to shareholders of record on March 31, 2006.
Market Prices of and Dividends Declared on First National Common Stock and Related Shareholder Matters
      On October 1, 2002, First National’s stock began trading on The Nasdaq Capital Market (formerly known as The Nasdaq SmallCap Market) under the symbol “FBMT.” As of March 1, 2006, there were 490 registered holders of common stock of First National and approximately 910 beneficial holders.

      The following table sets forth the high and low bid prices for First National’s common stock quoted on The Nasdaq Capital Market for the periods shown:
Price Range of Common Stock

	High	Low

2006
First Quarter (through March 2, 2006)	$33.75	$30.55
2005
Fourth Quarter	$33.98	$31.14
Third Quarter	33.95	24.00
Second Quarter	29.95	22.91
First Quarter	26.00	22.01
2004
Fourth Quarter	$26.40	$24.00
Third Quarter	28.20	19.40
Second Quarter	22.54	16.51
First Quarter	23.49	14.33

*	All per share information is presented to reflect the 5% stock dividends declared for 2003 and 2004 and the three – for – two stock split declared in 2004 mentioned below.
      First National has paid the following stock dividends to its shareholders:

Date	Amount

September 30, 2003	5% of outstanding shares
September 30, 2004	5% of outstanding shares
      In addition, First National shareholders of record on June 1, 2004 received a three-for-two stock split on June 30, 2004. First National has not paid cash dividends on its shares in recent years except for those paid to eliminate fractional shares created as a result of stock dividends and stock splits. First National has declared a $.1625 cash dividend per share to shareholders of record as of March 31, 2006 payable on April 10, 2006.
Incorporation of Documents by Reference
      The following documents that First National has filed or will file with the SEC (File No. 333-60283) are incorporated by reference in this proxy statement-prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2004, as amended;

•	its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, as amended;

•	its Current Reports on Form 8-K filed on July 28, 2005 and August 30, 2005;

•	the description of the First National common stock set forth in First National registration statement under the Exchange Act, filed with the SEC on September 23, 1998; and

•	all documents filed by First National with the SEC pursuant to Sections 13(a), 13(c), or 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to the date of the First National shareholders special meeting or the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.
      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

SUPERVISION AND REGULATION
      Whitney and Whitney National Bank are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the statutory and regulatory provisions affecting the institutions.
Supervisory Authorities
      Whitney is a bank holding company, registered with and regulated by the Federal Reserve Board. Whitney National Bank is a national bank, and as such is subject to supervision, regulation and examination by the OCC. The regulatory authorities routinely examine Whitney and Whitney National Bank, to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches. Whitney and Whitney National Bank are required to file regular reports with the Federal Reserve Board, the OCC and the Federal Deposit Insurance Corporation (the FDIC).
Capital
      The Federal Reserve Board and the OCC require Whitney and Whitney National Bank to meet certain ratios of capital to assets in order to conduct their activities. To be well-capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital. The regulations require certain items, such as goodwill, to be deducted when making certain of the capital calculations.
      In measuring the adequacy of capital, assets are generally weighted for risk at rates that generally range from 0% to 100%. Certain assets, such as cash and U.S. government securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.
      If the institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.
      Both Whitney and Whitney National Bank exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as “well-capitalized” under current regulatory criteria.
Expansion and Activity Limitations
      With prior regulatory approval, Whitney may acquire other banks or bank holding companies and Whitney National Bank may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions. In addition, Whitney may also engage in or acquire an interest in a company that engages in activities that the Federal Reserve Board has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities. The Federal Reserve Board normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the BHCA, Whitney is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in activities other than those referred to above.
      Under the Gramm-Leach-Bliley Act (the GLB Act), adopted in 1999, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously permitted for bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary to these activities. Whitney has not elected to become a financial holding company in order to exercise the broader activity powers provided by the GLB Act, but may elect to do so in the future. The GLB Act also permits well-capitalized and well-managed banks to establish “financial subsidiaries” that may engage in activities not previously permitted for banks. Whitney National Bank has established a financial subsidiary in order to operate Southern Coastal Insurance Agency, Inc.
Limitations on Acquisitions of Bank Holding Companies
      As a general proposition, other companies seeking to acquire control of a bank holding company such as Whitney would require the approval of the Federal Reserve Board under the BHCA. In addition, individuals or groups of individuals seeking to acquire control of a bank holding company such as Whitney would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company.
Deposit Insurance
      Whitney National Bank is a member of the FDIC, and its deposits are insured by the FDIC’s Bank Insurance Fund up to the amount permitted by law. Whitney National Bank is thus subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions based primarily on the capital position of the institution. The deposit insurance assessment rates currently range from zero basis points on deposits (for a financial institution in the highest category) to 27 basis points on deposits (for an institution in the lowest category), but may be higher under certain conditions. In addition, the FDIC collects The Financing Corporation (FICO) deposit assessments on assessable deposits. FICO assessments are set quarterly, and in 2005 ranged from 1.34 to 1.46 basis points. Whitney National Bank pays no deposit insurance assessment and pays the quarterly FICO assessment.
Other Statutes and Regulations
      Whitney and Whitney National Bank are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important are:

Anti-Money Laundering. Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Whitney and Whitney National Bank are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with certain customers such as foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Recent laws provide the law enforcement authorities with increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA Patriot Act, enacted following the tragic events of September 11, 2001. The bank regulatory authorities routinely examine institutions for compliance with these obligations, are required to consider compliance in connection with applications, and have been active in imposing cease and desist and money penalty sanctions against institutions violating these obligations.

Sections 23A and 23B of the Federal Reserve Act. Whitney National Bank is limited in its ability to lend funds or engage in transactions with Whitney or other non-bank affiliates of Whitney, and all transactions must be on an arms-length basis and on terms at least as favorable to Whitney National Bank as prevailing at the time for transactions with unaffiliated companies.

Dividends. Whitney’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from Whitney National Bank. Statutory and regulatory limitations apply to Whitney National Bank’s payment of dividends to Whitney as well as to Whitney’s payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings, and statutory prohibitions preclude national banks paying dividends that exceed the net income of the current and preceding two years (less certain required transfers) absent approval of the OCC.

Community Reinvestment Act. Whitney National Bank is subject to the provisions of the Community Reinvestment Act of 1977, as amended (the CRA), and the federal banking agencies’ related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. Whitney National Bank received an “outstanding” rating following its most recent CRA examination.

Consumer Regulation. Activities of Whitney National Bank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

•	limit the interest and other charges collected or contracted for by Whitney National Bank;

•	govern disclosures of credit terms to consumer borrowers;

•	require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	require Whitney National Bank to safeguard the personal non-public information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

•	govern the manner in which consumer debts may be collected.

      The deposit operations of Whitney National Bank are also subject to laws and regulations that:

•	require disclosure of the interest rate and other terms of consumer deposit accounts;

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.
OTHER MATTERS
      First National is not aware of any other matters to be brought before the special shareholders meeting. However, if any other matters are properly brought before the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.
SHAREHOLDER PROPOSALS
Whitney
      If the merger is completed, shareholders of First National who elect (or are deemed to elect) to receive Whitney common stock in the merger will become shareholders of Whitney. For any shareholder proposal to be considered for inclusion in Whitney’s proxy statement and proxy for the 2006 annual meeting of shareholders, Whitney had to receive the written proposal at its principal executive office no later than November 23, 2005. Any shareholder proposal not received at Whitney’s principal executive offices by February 5, 2006, which is 45 calendar days before the one-year anniversary of the date Whitney mailed its proxy statement to shareholders for the 2005 annual meeting, will be considered untimely and, if presented at the 2006 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.
First National
      First National will hold its 2006 annual meeting only if the merger is not consummated. Proposals that shareholders intended to present at the Annual Meeting of Shareholders to be held in 2006 were required to be received by December 6, 2005 for consideration by First National for possible inclusion in the proxy statement and form of proxy. No such proposals were timely presented to First National. Proposals for the annual meeting from shareholders for which shareholders are not requesting inclusion in the proxy statement and form of proxy received by First National after February 19, 2006, were considered untimely. With respect to such proposals, First National will vote all shares for which it has received proxies in the interest of First National as determined in the sole discretion of its board of directors. First National also retains its authority to discretionarily vote proxies with respect to shareholder proposals received by First National after November 20, 2005 but prior to February 4, 2006, unless the proposing shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal. Proposals should be sent to Robert Matejcek, Secretary, First National Bancshares, Inc., 5817 Manatee Avenue West, Bradenton Florida 34209. It is suggested that any proposal be sent by certified mail, return receipt requested.
LEGAL MATTERS
      Joseph S. Schwertz, Jr., general counsel of Whitney National Bank and corporate secretary of Whitney, has provided an opinion as to the validity of the shares of common stock that Whitney will issue in the merger. Mr. Schwertz owns shares of Whitney common stock and has options to purchase additional shares of Whitney common stock. The federal tax consequences of the merger have been passed upon by Alston & Bird LLP, Washington, DC.
EXPERTS
      The consolidated financial statements of Whitney and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of First National incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Christopher, Smith, Leonard, Bristow & Stanell, P.A. and incorporated in reliance on the report of Christopher, Smith, Leonard, Bristow & Stanell, P.A., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
IMPORTANT NOTICE FOR FIRST NATIONAL SHAREHOLDERS
      If you cannot locate your First National common stock certificate(s), please contact:
First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, Florida 34209
Attention: Cathejo McCollum
telephone number (941) 746-4964, ext. 268
      If you have misplaced your stock certificates or if you hold certificates in names other than your own and wish to vote in person at the special meeting, we encourage you to resolve those matters before the meeting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      Whitney and First National are publicly traded companies and are required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Whitney and First National. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Whitney and First National at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
      Whitney has filed a registration statement on Form S-4 with the SEC that registers the Whitney common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Whitney and a proxy statement of First National for the special meeting.
      This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Whitney and the Whitney common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

      Whitney has supplied all of the information contained in this proxy statement-prospectus relating to Whitney and Whitney National Bank. First National has supplied all of the information relating to First National and 1st National Bank.
      This proxy statement-prospectus incorporates by reference important business and financial information about Whitney and First National that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

Mrs. Shirley Fremin, Manager
Investor Relations
Whitney Holding Corporation
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Telephone: (504) 586-3627
or toll free: (800) 347-7272
E-mail: investor.relations@whitneybank.com	Cathejo McCollum First National Bancshares, Inc. 5817 Manatee Avenue West Bradenton, Florida 34209 Telephone: (941) 746-4964, ext. 268 Email: Cathejo.McCollum@firstnbt.com
      You should make your request before March 30, 2006 in order to receive the information prior to the meeting.

APPENDIX A
Agreement And Plan Of Merger
Between
Whitney Holding Corporation
Whitney National Bank
And
First National Bancshares, Inc.
1st National Bank & Trust
July 27, 2005

Preamble		A-1
Section 1.	The Mergers and Closing	A-1
1.01.	Mergers	A-1
1.02.	The Closing	A-2
1.03.	The Effective Date and Time	A-2
1.04.	Surviving Corporations	A-2
1.05.	Tax Consequences	A-3
1.06.	Taking of Necessary Action; Further Action	A-3
Section 2.	Conversion of Stock in the Company Merger	A-3
2.01.	Conversion of Shares	A-3
2.02.	Exchange of Certificates; Appraisal Shares	A-6
2.03.	Closing Transfer Books	A-7
Section 3.	Representations and Warranties of Holding and the Bank	A-8
3.01.	Consolidated Group; Organization; Qualification	A-8
3.02.	Capital Stock; Other Interests	A-8
3.03.	Corporate Authorization; No Conflicts	A-9
3.04.	Holding Financial Statements, Reports and Proxy Statements	A-9
3.05.	Loan and Investment Portfolios	A-11
3.06.	Adequacy of Allowances for Losses	A-12
3.07.	Absence of Certain Changes or Events	A-12
3.08.	Taxes	A-13
3.09.	Title to Assets	A-14
3.10.	Legal Matters	A-14
3.11.	Employee Benefit Plans	A-15
3.12.	Insurance Policies	A-17
3.13.	Agreements	A-17
3.14.	Licenses, Franchises and Governmental Authorizations	A-18
3.15.	Corporate Documents	A-18
3.16.	Certain Transactions	A-18
3.17.	Broker’s or Finder’s Fees	A-19
3.18.	Environmental Matters	A-19
3.19.	Intellectual Property	A-20
3.20.	Community Reinvestment Act	A-21
3.21.	Privacy of Customer Information	A-21
3.22.	Opinion of Financial Advisor	A-21
3.23.	Technology Systems	A-21
3.24.	State Takeover Laws	A-21
3.25.	Certain Actions	A-22
3.26.	Accuracy of Statements	A-22

A-i

Section 4.	Representations and Warranties of Whitney and WNB	A-22
4.01.	Consolidated Group; Organization; Qualification	A-22
4.02.	Capital Stock	A-22
4.03.	Corporate Authorization; No Conflicts	A-23
4.04.	Whitney Financial Statements; Reports and Proxy Statements	A-23
4.05.	Legality of Whitney Securities	A-23
4.06.	SEC Reports	A-24
4.07.	Absence of Certain Changes or Events	A-24
4.08.	Legal Matters	A-24
4.09.	Community Reinvestment Act	A-24
4.10.	Accuracy of Statements	A-24
Section 5.	Covenants and Conduct of Parties Prior to the Effective Date	A-25
5.01.	Investigations; Planning	A-25
5.02.	Delivery of Schedules of Exceptions; Due Diligence	A-25
5.03.	Cooperation and Commercially Reasonable Efforts	A-26
5.04.	Information for, and Preparation of, Registration Statement and Proxy Statement	A-26
5.05.	Approval of Bank Merger Agreement	A-26
5.06.	Press Releases; Shareholder Communications	A-26
5.07.	Preservation of Business	A-27
5.08.	Conduct of Business in the Ordinary Course	A-27
5.09.	Additional Information	A-28
5.10.	Holding Shareholder Approval	A-29
5.11.	Affiliate Agreements	A-29
5.12.	Loan Policy	A-29
5.13.	No Solicitations	A-30
5.14.	Operating Functions	A-30
5.15.	Whitney Registration Statement	A-30
5.16.	Application to Regulatory Authorities	A-31
5.17.	Revenue Ruling	A-32
5.18.	Bond for Lost Certificates	A-32
5.19.	Withholding	A-32
5.20.	Appraisal Rights	A-32
5.21.	Nasdaq Stock Market	A-32
5.22.	Continuing Indemnity; Insurance	A-32
5.23.	Employees and Certain Other Matters	A-33
5.24.	Whitney Conduct of Business	A-34
5.25.	Holding Stock Options	A-34
Section 6.	Conditions of Closing	A-35
6.01.	Conditions of All Parties	A-35
6.02.	Additional Conditions of Whitney	A-35
6.03.	Additional Conditions of Holding	A-37
6.04.	Waiver of Conditions	A-37

A-ii

Section 7.	Termination	A-37
7.01.	Termination	A-37
7.02.	Effect of Termination	A-41
7.03.	Termination Payment	A-41
Section 8.	Miscellaneous	A-41
8.01.	Notices	A-41
8.02.	Waiver	A-42
8.03.	Expenses	A-42
8.04.	Headings	A-42
8.05.	Annexes, Exhibits and Schedules	A-42
8.06.	Integrated Agreement	A-42
8.07.	Choice of Law	A-43
8.08.	Parties in Interest	A-43
8.09.	Amendment	A-43
8.10.	Counterparts	A-43
8.11.	Non-Survival of Representations and Warranties; Covenants	A-43
8.12.	Attorneys’ Fees	A-43
8.13.	Waiver of Jury Trial	A-44
List Of Exhibits*

Exhibit 1	Form of Support Agreement for Non-Officer Directors (FBMT)
Exhibit 1.A	Form of Support Agreement for Officer-Directors (FBMT)
Exhibit 1.01(b)	Form of Bank Merger Agreement
Exhibit 1.02(c)	Form of FL Articles of Merger
Exhibit 5.11(a)	Form of Affiliate Agreement
Exhibit 5.11(b)	Form of Shareholder’s Commitment Letter
Exhibit 6.02(c)(i)	Form of Employment Agreement Termination and Business Protection Agreement (DuPont and Fausset)
Exhibit 6.02(c)(ii)	Form of Employment Agreement Termination and Business Protection Agreement (Moseley)

*	Exhibits and Schedules have been omitted but will be provided to the Commission upon request.

A-iii

Agreement And Plan Of Merger
      THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made July 27, 2005 between Whitney Holding Corporation (“Whitney”), a Louisiana corporation, and Whitney National Bank (“WNB”), a national banking association, on the one hand, and First National Bancshares, Inc. (“Holding”), a Florida corporation, and 1st National Bank & Trust (the “Bank”), a national banking association, on the other hand. Whitney and Holding shall be hereinafter collectively referred to as the “Constituent Corporations.”
Preamble
      WHEREAS, the boards of directors of Whitney and Holding have determined that it is desirable and in the best interests of their respective corporations and shareholders that Holding merge into Whitney (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement. The boards of directors of WNB and the Bank have each determined that it is desirable and in the best interests of each such institution and its respective sole shareholder that the Bank merge into WNB (the “Bank Merger”) on the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement (as hereinafter defined). The Company Merger and the Bank Merger shall be hereinafter collectively referred to as the “Mergers.”
      WHEREAS, concurrently with the execution of this Agreement, each director of Holding has entered into and delivered to Whitney an agreement, in substantially the form attached hereto as Exhibit 1 or Exhibit 1.A, as applicable, pursuant to which such director has agreed (i) to vote in favor of this Agreement and the Company Merger all shares registered in their name individually or as to which they otherwise have sole voting power, (ii) not to transfer such shares, (iii) to use their best efforts, subject to any fiduciary duty they may have, to cause all shares as to which they share voting power with others to be voted in favor of this Agreement and the Company Merger, and (iv) with respect to directors who are not also officers of Holding only, not to compete with, or solicit customers, clients or employees from, Whitney, WNB, Holding or the Bank following completion of the Company Merger.
      NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.     The Mergers and Closing
     1.01.     Mergers
      (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Holding shall be merged with and into Whitney, which will be the surviving corporation, in accordance with the Louisiana Business Corporation Law (the “LBCL”) and the Florida Business Corporation Act (the “FBCA”), and the separate corporate existence of Holding shall thereupon cease.
      (b) Prior to the Effective Date, unless Whitney elects to delay the Bank Merger in accordance with the proviso contained in Section 1.02 hereof, the Boards of Directors of WNB and the Bank will execute a merger agreement in substantially the same form as the agreement annexed hereto as Exhibit 1.01(b) (the “Bank Merger Agreement”), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, the Bank will merge with and into WNB, which shall be the surviving bank.
      (c) The Company Merger shall have the effects set forth in the LBCL and the FBCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as hereinafter defined), all the property and assets, rights, privileges and all debts, liabilities and obligations of Holding will become the property and assets, rights, privileges, debts, liabilities and obligations of Whitney as the surviving corporation in the Company Merger. The Bank Merger shall have the effects set forth in the national banking laws. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of the Bank will become the property and assets, rights, privileges, debts, liabilities and obligations of WNB as the surviving association in the Bank Merger.
     1.02.     The Closing
      The “Closing” of the transactions contemplated hereby will take place at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 (or such other place to which the parties may agree), at 10:00 a.m., Atlanta, Georgia time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of Section 6.01 hereof; provided, however, that if the parties are unable to agree on a date, the Closing shall occur on the second Friday following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of Section 6.01 hereof (assuming satisfaction of the other conditions) that is not the last business day of a calendar month or during the last calendar month of any Whitney fiscal quarter. The date on which the Closing occurs is herein called the “Closing Date.” If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters, opinions and other items required by Section 6 shall be delivered, (c) Holding and Whitney shall, as applicable, execute a certificate of merger complying with the requirements of Section 112(F) of the LBCL (the “LA Certificate of Merger”) and the appropriate officers of Holding and Whitney shall execute, deliver and acknowledge articles of merger in substantially the form set forth in Exhibit 1.02(c) hereof (the “FL Articles of Merger”) in accordance with the FBCA, (d) the appropriate officers of the parties shall execute, deliver and acknowledge the Bank Merger Agreement and (e) the parties shall take such further action as is required to effect the Mergers and to otherwise consummate the transactions contemplated by this Agreement and the Bank Merger Agreement; provided, however, that Whitney may, in its sole discretion, delay execution, delivery, acknowledgment and filing of the Bank Merger Agreement and the consummation of the Bank Merger until such time as it deems appropriate. If Whitney elects to defer the execution of the Bank Merger Agreement or the consummation of the Bank Merger until after the Closing Date, on and as of the Closing Date Holding shall take all necessary steps to reconstitute the Board of Directors of Bank with such members as Whitney shall direct. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of Section 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.
     1.03.     The Effective Date and Time
      Immediately following (or concurrently with) the Closing, the LA Certificate of Merger shall be filed with and recorded by the Secretary of State of Louisiana and the FL Articles of Merger shall be filed with and recorded by the Florida Department of State. The Company Merger will be effective on the date (the “Effective Date”) and time (the “Effective Time”) specified in the LA Certificate of Merger. Subject to Section 1.02, the Bank Merger Agreement will be filed with and recorded by the Office of the Comptroller of the Currency (the “OCC”) and the Bank Merger shall be effective at the date and time specified in the Bank Merger Agreement.
     1.04.     Surviving Corporations
      (a) Company Merger. The Articles of Incorporation and By-Laws of Whitney, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and By-Laws of Whitney as the surviving corporation in the Company Merger. The directors and officers of Whitney at the Effective Time shall be the directors and officers of Whitney as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Whitney common stock, no par value (“Whitney Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Holding Common Stock (as hereinafter defined in Section 2.01) shall be converted as set forth in Section 2.
      (b) Bank Merger. The Articles of Association and Bylaws of WNB, as in effect immediately prior to the effective time of the Bank Merger, shall remain unchanged by reason of the Bank Merger and shall be the Articles of Association and Bylaws of WNB as the surviving entity in the Bank Merger. The directors and officers of WNB at the effective time of the Bank Merger shall be the directors and officers of WNB as the surviving bank in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Bank shall be canceled and (ii) the shares of capital stock of WNB as the surviving bank in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.
     1.05.     Tax Consequences
      It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.
     1.06.     Taking of Necessary Action; Further Action
      If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the surviving corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Holding, then the Bank, Whitney and WNB shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Section 2.     Conversion of Stock in the Company Merger
     2.01.     Conversion of Shares
      (a) All of the shares of Whitney Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Company Merger.
      (b) At the Effective Time, by virtue of the Company Merger and without any action on the part of the parties to this Agreement or the holder thereof, each share of common stock, par value $0.10 per share, of Holding (the “Holding Common Stock”) that is issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Holding or any of its subsidiaries (other than in a fiduciary capacity), and shares of Holding Common Stock as to which appraisal rights have been perfected and not withdrawn or otherwise forfeited under Sections 607.1301-607.1333 of the Florida Statutes (“Appraisal Shares”)) shall be converted into the right to receive:

(i) for each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.01(d) (a “Cash Election”), cash from Whitney in an amount equal to the Per Share Amount (as hereinafter defined), less any applicable withholding taxes (the “Cash Consideration”) (collectively, the “Cash Election Shares”); and

(ii) for each share of Holding Common Stock with respect to which an election to receive Whitney Common Stock has been effectively made and not revoked or lost pursuant to Section 2.01(d) (a “Stock Election”), the number of shares of Whitney Common Stock that is equal to the Exchange Ratio (as hereinafter defined) (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

      As used in this Agreement, the following terms shall have the meanings set forth below:

“Average Market Price” means the average of the closing per share trading prices of Whitney Common Stock on the 20 trading days preceding the fifth trading day immediately prior to the Effective Time (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Whitney); provided, however, that if the Average Market Price as calculated above is less than $28.29, the Average Market Price for purposes of this Agreement shall be $28.29, and if the Average Market Price as calculated above is greater than $38.29, the Average Market Price for purposes of this Agreement shall be $38.29.

“Exchange Ratio” shall mean the quotient obtained (expressed to the nearest thousandth) by dividing (x) the Per Share Amount by (y) the Average Market Price; provided, that if Holding provides notice of termination of this Agreement as provided in Section 7.01(h) and Whitney elects to increase the Exchange Ratio as provided therein, the Exchange Ratio shall be determined as set forth in Section 7.01(h).

“Per Share Amount” shall mean $34.64 less an amount equal to the quotient obtained by dividing (x) the sum of (A) the aggregate amount of any expenses incurred by Holding and the Bank in connection with the Mergers in excess of the Permitted Expenses (as defined in Section 6.02(b) of this Agreement) and (B) the Pension Shortfall Amount (as defined in Section 5.23(b)), by (y) the number of shares of Holding Common Stock issued and outstanding immediately prior to the Effective Time (including the number of resulting shares of Holding Common Stock pursuant to Section 2.02(i)(A)(x) hereof).
      The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”
      (c) A shareholder of Holding may elect, subject to proration, as set forth below, and the other terms and conditions hereof, to receive Whitney Common Stock for all of his or her shares of Holding Common Stock, or cash in exchange for all of his or her shares of Holding Common Stock, or a combination of 65% Stock Consideration and 35% Cash Consideration. The aggregate amount of Cash Consideration that shall be issued as a result of the Company Merger, together with the cash amounts to be paid pursuant to Sections 2.01(g) and 2.02(d) of this Agreement, shall not exceed 35% of the sum of the aggregate consideration paid (excluding any amounts paid in connection with Sections 2.01(g) and 2.02(d)) in exchange for all shares of Holding Common Stock in the Company Merger (the “Cash Component”). In the event that shareholders of Holding have elected to receive aggregate Cash Consideration in excess of the Cash Component, Whitney may, in its sole discretion, cause shareholders that have made Cash Elections with respect to all of their shares of Holding Common Stock to receive a combination of Stock Consideration and Cash Consideration such that the total Cash Component does not exceed 35% of the Merger Consideration.
      (d) Each holder of record of shares of Holding Common Stock as of the record date set for the Holding shareholders’ meeting called and convened to approve this Agreement (“Holder”) shall have the right, subject to the limitations set forth in this Section 2, to submit an election in accordance with the following procedures:

(i) Each Holder may specify in a request made in accordance with the provisions of this Section 2.01(d) (herein called an “Election”) whether the Holder desires to receive, in exchange for such Holder’s shares of Holding Common Stock (x) 100% Stock Consideration, (y) 100% Cash Consideration, or (z) 65% Stock Consideration and 35% Cash Consideration.

(ii) Whitney shall prepare a combined form of election and letter of transmittal reasonably acceptable to Holding (the “Form of Election”), which shall be mailed to the Holders so as to permit such Holders to exercise their right to make an Election prior to the Election Deadline (as hereinafter defined) and to transmit their Holding Certificates (as hereinafter defined).

(iii) Whitney shall make the Form of Election initially available to the Holders at the time that the Proxy Statement (as hereinafter defined) is mailed to the Holders and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of Holding who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made initially available less than 20 days prior to the Election Deadline.

(iv) Any Election shall have been made properly only if Whitney’s exchange agent, American Stock Transfer and Trust Company (the “Exchange Agent”) shall have received, by 5:00 p.m., Eastern time, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates representing shares of Holding Common Stock (“Holding Certificates”) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Holding Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Whitney, in its sole discretion. As used herein, “Election Deadline” means the date that is the business day prior to the date of the Holding shareholders’ meeting.

(v) Any Holding shareholder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If Whitney shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Holding Common Stock, such Election shall be deemed to be not in effect, and the shares of Holding Common Stock covered by such Election shall, for purposes hereof, be deemed to be “Non-Election Shares”, unless a proper Election is thereafter timely made. The Holders of all Non-Election Shares shall be deemed to have elected to receive 100% Stock Consideration in exchange for such Non-Election Shares.

(vi) Any Holding shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Holding Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. If Whitney or Holding terminates this Agreement in accordance with Section 7, all Elections shall be revoked automatically, and the Exchange Agent shall promptly return all Holding Certificates, if any, the Exchange Agent holds to the Holding shareholders.

(vii) Whitney, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holding shareholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.01(c), (iii) the issuance and delivery of Whitney stock certificates into which shares of Holding Common Stock are converted in the Company Merger and (iv) the method of payment of cash for shares of Holding Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Whitney Common Stock where the holder of the applicable Holding Certificate has no right to receive whole shares of Whitney Common Stock.

      (e) Holding Certificates previously evidencing shares of Holding Common Stock shall be exchanged for the Merger Consideration in accordance with the provisions of Section 2.02, without interest.

Notwithstanding the foregoing, however, no fractional shares of Whitney Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.01(g).
      (f) Each share of Holding Common Stock held in the treasury of Holding or any subsidiary of Holding (other than in a fiduciary capacity) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
      (g) No certificates or scrip representing fractional shares of Whitney Common Stock will be issued as a result of the Company Merger. In lieu of the issuance of fractional shares pursuant to Section 2.01(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Holding Common Stock in respect of any fraction of a share of Whitney Common Stock that would otherwise be issuable to such holder of Holding Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Whitney Common Stock otherwise issuable by the Average Market Price, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.
      (h) If, prior to the Effective Time, the issued and outstanding shares of Whitney Common Stock or Holding Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Amount.
      (i) The Holding Stock Options (as defined in Section 3.02) shall be exercised or terminated as follows:

(A) Prior to the Effective Time, Holding shall use its reasonable best efforts to cause each outstanding Holding Stock Option to be exercised for either (x) the shares of Holding Common Stock represented by such Holding Stock Option in exchange for the payment, prior to the Effective Time, in cash to Holding of the exercise price therefor or (y) an amount in cash equal to the difference, if positive, between the Per Share Amount and the exercise price of each such Holding Stock Option multiplied by the number of shares of Holding Common Stock subject to the Holding Stock Option (the “Option Payment Amount”).

(B) Prior to the delivery of the shares of Holding Common Stock or Option Payment Amounts as provided above in subsection (A) hereof, each holder of a Holding Stock Option and Holding shall execute an option termination agreement in a form reasonably acceptable to Whitney and Holding, which shall acknowledge that such option holder’s Holding Stock Options have been exercised or terminated, such holder has received all amounts payable or shares issuable thereunder, and neither Holding, or any successor thereto, nor such option holder has any further rights or obligations under the terms of any option grant agreement or the Holding Stock Option Plan (as defined in Section 3.02).

(C) In the event that, immediately prior to the Effective Time, any holder of a Holding Stock Option has not exercised such Holding Stock Option as provided by subsection (A) above and executed an option termination agreement as provided by subsection (B) hereof, then immediately prior to the Effective Time Holding shall cause such Holding Stock Options to be terminated, and the holders thereof shall be entitled to receive, upon receipt of a written receipt and release agreement in form reasonably satisfactory to Whitney, an amount in cash equal to the Option Payment Amount.

(D) Promptly after the execution of this Agreement, Holding shall provide notice to each holder of a Holding Stock Option of the terms of this Section 2.01. Holding shall also take all actions necessary to terminate the Holding Stock Option Plan prior to the Effective Time.
     2.02.     Exchange of Certificates; Appraisal Shares
      (a) Entitlement to Receive of Merger Consideration. Within one business day following the written request by the Exchange Agent for the Cash Consideration, Whitney shall deposit the Cash Consideration in the amount so requested in an account with the Exchange Agent. After the Effective Time, each holder of an outstanding Holding Certificate or Certificates theretofore representing a share or shares of Holding Common Stock, other than Appraisal Shares and treasury shares, upon surrender thereof to the Exchange Agent, together with duly executed transmittal materials provided pursuant to Section 2.02(b) or upon compliance by the holder or holders thereof with the procedures of Whitney with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor his or her proportionate share of the Merger Consideration payable in exchange for such shares.
      (b) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each shareholder of record of Holding at the Effective Time, excluding the holders, if any, of Appraisal Shares, transmittal materials for use in exchanging Holding Certificates not previously submitted with the Election Form and for use in providing any special delivery or payment instructions with respect to the Merger Consideration to be received.
      (c) Payment of Merger Consideration. Upon surrender to the Exchange Agent of a letter of transmittal duly executed and, if not previously submitted with the Election Form, a Holding Certificate, the holder shall be entitled to receive in exchange therefor his or her portion of the Merger Consideration deliverable in respect of the shares of Holding Common Stock represented by such holder’s Holding Certificate, and such Holding Certificate shall forthwith be cancelled. No interest will be paid or accrued on the portion of Merger Consideration deliverable upon surrender of the Holding Certificate. If payment is to be made to a person other than the person in whose name the Holding Certificate surrendered is registered, it shall be a condition of payment that the Holding Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Holding Certificate surrendered or establish to the satisfaction of Whitney that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each Holding Certificate (other than Holding Certificates representing Appraisal Shares) shall represent for all purposes the right to receive the corresponding portion of the Merger Consideration without any interest thereon. Payments to holders of Appraisal Shares shall be made as required by the FBCA.
      (d) Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into or be exchangeable for the right to receive the corresponding portion of the Merger Consideration provided in Section 2.01(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the FBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Holding Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the corresponding portion of the Merger Consideration without any interest thereon.
     2.03.     Closing Transfer Books
      At the Effective Time, the stock transfer books of Holding shall be closed and no transfer of shares of Holding Common Stock shall be made thereafter. At the effective time of the Bank Merger, the stock transfer books of the Bank shall be closed and no transfer of shares of Bank Common Stock (as hereinafter defined in Section 3.02) shall be made thereafter. All shares of Whitney Common Stock issued and cash payments paid upon surrender for exchange of Holding Certificates in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Holding Common Stock theretofore represented by such Holding Certificates.

Section 3.	Representations and Warranties of Holding and the Bank
      Holding and the Bank represent and warrant to Whitney and WNB that, except as disclosed in the Schedule of Exceptions (as defined in Section 5.02), as of the date of this Agreement and as of the Closing Date:
     3.01.     Consolidated Group; Organization; Qualification
      Holding’s consolidated group,” as such term is used in this Agreement, consists of Holding and the Bank. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States and is domiciled in the State of Florida. Each of Holding and the Bank has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify and be in good standing would have a Material Adverse Effect (as hereinafter defined) on Holding or the Bank, as applicable. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Bank Insurance Fund.
      Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a party shall mean any change, event, violation, inaccuracy or circumstance the effect of which is a material adverse impact on (i) the executive management team, financial position, property, business, assets (tangible or intangible) or results of operations of such party or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Company Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of actions and omissions of a party (or any of its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such party and its subsidiaries, taken as a whole.
     3.02.     Capital Stock; Other Interests
      As of June 30, 2005, the authorized capital stock (i) of Holding consists of 7,500,000 shares of Holding Common Stock, of which 3,402,848 shares are issued and outstanding and no shares are held in its treasury; and (ii) of the Bank consists of 1,000,000 shares of common stock, $5.00 par value per share (“Bank Common Stock”), of which 751,478 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of each member of Holding’s consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. All of the outstanding shares of capital stock of the Bank are owned by Holding, free and clear of all liens, charges, security interests, mortgages, pledges. All certificates formerly representing shares of the capital stock of the Bank, or any predecessor thereto, that have been converted into the right to receive shares of Holding Common Stock have been exchanged for certificates representing shares of Holding Common Stock. Other than outstanding options to acquire up to an aggregate of 122,286 shares of Holding Common Stock (the “Holding Stock Options”) granted pursuant to Holding’s May 18, 2000 Stock Option Plan (the ”Holding Stock Option Plan”), all of which Holding Stock Options will be exercised or terminated prior to the Effective Time, no member of Holding’s consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Holding and Holding’s shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of each member of Holding’s consolidated group has been issued in compliance with all legal requirements and not in violation of any preemptive or similar rights. No member of Holding’s consolidated group has any subsidiaries (other than the Bank) or any direct or indirect ownership interest in any firm, corporation, partnership or other entity.
     3.03.     Corporate Authorization; No Conflicts
      Subject to the approval of this Agreement and the Bank Merger Agreement by the shareholders of Holding and the Bank, respectively, in accordance with the FBCA, and applicable federal law, all corporate acts and other proceedings required of Holding and the Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to their approval by the shareholders of Holding and the Bank and to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Holding and the Bank and are enforceable against Holding and the Bank, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.03 of the Schedule of Exceptions, with respect to each of Holding and the Bank, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.
     3.04.     Holding Financial Statements, Reports and Proxy Statements
      (a) Holding has filed with the Securities and Exchange Commission (“SEC”) true and complete copies of (i) the consolidated balance sheets as of December 31, 2004 and December 31, 2003 of Holding and its subsidiaries, the related consolidated statements of income, shareholders’ equity and cash flows for the respective years then ended, the related notes thereto, and the reports of its independent public accountants with respect thereto as presented in Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Holding Financial Statements”); and (ii) the unaudited consolidated balance sheet as of March 31, 2005 of Holding and its subsidiaries, and the related unaudited statements of income and cash flows for the three-month periods ended March 31, 2005 and March 31, 2004, as presented in Holding’s Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act (collectively, the “Holding Interim Financial Statements”). Holding has delivered to Whitney true and complete copies of (i) all monthly reports and financial statements of Holding and its subsidiaries that were prepared for Holding’s or the Bank’s Board of Directors since March 31, 2005; (ii) the annual report of Bank Holding Companies to the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for the year ended December 31, 2004, of Holding and its subsidiaries required to file such reports; (iii) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”) and the OCC since December 31, 2002, of Holding’s and its subsidiaries required to file such reports; (iv) Holding’s Annual Report to Shareholders for the year ended 2004 and all subsequent Quarterly Reports to Shareholders. All registration statements and reports filed with the SEC since December 31, 2001 pursuant to the Securities Act of 1933, as amended (the

“Securities Act”) and pursuant to Section 13 or 15(d) of the Exchange Act, including all exhibits thereto, of Holding and its subsidiaries required to file such reports and all proxy or information statements (or similar materials) disseminated to Holding’s shareholders or the shareholders of any of its subsidiaries at any time since December 31, 2001 are available for review via the SEC’s website.
      (b) The Holding Financial Statements and the Holding Interim Financial Statements have been (and all financial statements to be delivered to Whitney as required by this Agreement will be) prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the financial position, results of operations, changes in shareholders’ equity and cash flows of Holding and its subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Holding Interim Financial Statements (the “Holding Latest Balance Sheet”), none of Holding and its subsidiaries has had, nor are any of such members’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank since January 1, 2002, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Holding Financial Statements and the Holding Interim Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney. Holding and the Bank have timely filed all reports and other documents required to be filed by them with the SEC, the FDIC, the OCC, and the Federal Reserve Board.
      (c) Each of the reports filed by Holding with the SEC (the “Holding SEC Reports”) containing Holding Financial Statements or Holding Interim Financial Statements that has been filed with or submitted to the SEC since July 30, 2002, was accompanied by the certifications required to be filed or submitted by Holding’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.
      (d) Each of Holding and the Bank maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Holding in accordance with GAAP and to maintain accountability for Holding’s consolidated assets; (iii) access to Holding’s Assets is permitted only in accordance with management’s authorization; (iv) the reporting of Holding’s assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
      (e) Since December 31, 2002, neither Holding nor the Bank nor any current director, officer, or to Holding’s knowledge, any former officer or director or current employee, auditor, accountant or representative of Holding or any subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Holding or any subsidiary or their respective internal accounting controls. No attorney representing Holding or any subsidiary, whether or not employed by Holding or any subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC’s regulations thereunder) by Holding or any subsidiaries or any of their officers, directors, employees or agents to Holding’s or the Bank’s Board of Directors or any committee thereof or to any director or officer of Holding or the Bank. When used in this Agreement, unless otherwise specifically provided, “knowledge” when referring to the knowledge of Holding, the Bank, Whitney or WNB, shall mean the facts that are known or should reasonably be known after due inquiry by the executive officers of such entity and the knowledge of any such person obtained or which would have been obtained from a reasonable investigation.
      (f) Holding’s independent public accountants, which have expressed their opinion with respect to the Holding Financial Statements included in Holding SEC Reports (including the related notes), are and have been throughout the periods covered by such Holding Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Holding within the meaning of Regulation S-X and (z) with respect to Holding, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related securities laws. Schedule 3.04(f) of the Schedule of Exceptions lists all non-audit services performed by Holding’s independent public accountants for Holding and its subsidiaries since December 31, 2002.
      (g) Holding maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Holding and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Holding SEC Reports. Except as disclosed in Holding SEC Reports filed prior to the date hereof, Holding and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, including the filing requirements thereunder.
     3.05.     Loan and Investment Portfolios
      As of the date hereof, all loans, discounts and financing leases (in which a member of Holding’s consolidated group is lessor) reflected on the Holding Latest Balance Sheet were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group and are the legal, valid and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured, to the knowledge of Holding, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of June 30, 2005 and on a monthly basis thereafter, and of the investment portfolios of each member of Holding’s consolidated group as of such date, have been and will be delivered to Whitney concurrently with the Schedule of Exceptions. Except as specifically set forth on Schedule 3.05 of the Schedule of Exceptions, neither Holding nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by any member of Holding’s consolidated group to be otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by any member of Holding’s consolidated group or the FDIC, the Federal Reserve Board or the OCC, (iv) an obligation of any director, executive officer or 10% shareholder of any member of Holding’s consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.
     3.06.     Adequacy of Allowances for Losses
      Each of the allowances for losses on loans, financing leases and other real estate on the Holding Latest Balance Sheet is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding’s consolidated group at all times from and after the date of the Holding Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.
     3.07.     Absence of Certain Changes or Events
      Since March 31, 2005, Holding has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Holding’s capital stock. Since the date of the Holding Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened, to the knowledge of Holding or the Bank) that has had, or can reasonably be anticipated to have, a Material Adverse Effect on Holding and the Bank, taken as a whole. Except as may result from the transactions contemplated by this Agreement, neither Holding nor the Bank has, since the date of the Holding Latest Balance Sheet:
      (a) except as set forth on Schedule 3.07(a) of the Schedule of Exceptions, borrowed any money other than deposits or overnight fed funds or borrowings from the Federal Home Loan Bank or entered into any capital lease or leases; or, except in the ordinary course of business consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $50,000.00 in the aggregate or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);
      (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;
      (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus noninterest-bearing deposits such that any such material change would have, or can reasonably be anticipated to have, a Material Adverse Effect on Holding or the Bank;
      (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;
      (e) received notice that one or more substantial customers have terminated or intends to terminate such customers’ relationship with it, with the result being a Material Adverse Effect on Holding or the Bank;
      (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

      (g) incurred any material loss except for losses adequately provided for on the date of this Agreement or on the Holding Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;
      (h) forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;
      (i) except as set forth on Schedule 3.07(i) of the Schedule of Exceptions, made any capital expenditure or capital addition or betterment in excess of $50,000.00;
      (j) except as set forth on Schedule 3.07(j) of the Schedule of Exceptions, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000.00;
      (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Holding Financial Statements or the Holding Interim Financial Statements;
      (l) made any loan, given any discount or entered into any financing lease that has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully provided for in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business;
      (m) entered into any agreement, contract or commitment to do any of the foregoing; or
      (n) except as set forth on Schedule 3.07(n) of the Schedule of Exceptions, authorized or issued any additional shares of Holding Common Stock, Holding preferred stock, Bank Common Stock or Bank preferred stock, or any rights or interests convertible into shares of Holding Common Stock or Bank Common Stock, or any other shares or securities of any type or any other equity interest, other than the issuance of shares of Holding Common Stock pursuant to the exercise of Holding Stock Options outstanding as of the date of this Agreement.
     3.08.     Taxes
      Each member of Holding’s consolidated group has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment, intangible and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein that have become due, other than taxes that are being contested in good faith and for which adequate accruals have been made on the Holding Latest Balance Sheet, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. To Holding’s knowledge, the consolidated federal income tax returns of Holding’s consolidated group have never been audited by the Internal Revenue Service. No audit or examination is presently being conducted by any taxing authority nor has any member of Holding’s consolidated group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Holding’s consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Holding’s consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation). Neither Holding nor the Bank is a party to any agreement, contract, arrangement or plan that has resulted, or will result, in the payment of any “parachute” payment within the meaning of Section 280G of the Code or any corresponding provisions of state, local or foreign tax laws, with the exception of the payments to the persons and pursuant to the agreements set forth on Schedule 3.08 of the Schedule of Exceptions for the accelerated vesting of stock options, payments made under the agreements required by Section 6.02(c) and other payments contemplated by this Agreement.
     3.09.     Title to Assets
      (a) On the date of the Holding Latest Balance Sheet, each member of Holding’s consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business, now has, good and marketable title to all real property and good and merchantable title to all other material properties and assets reflected on the Holding Latest Balance Sheet, and has good and marketable title to all real property and good and merchantable title to all other material properties and assets acquired, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Holding Latest Balance Sheet or that secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding’s consolidated group owns, or has valid leasehold interests in, all properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such member of such property. No real property held by any member of Holding’s consolidated group, or, to the knowledge of Holding or the Bank, any real property subject to a security interest, has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Hazardous Materials (as hereinafter defined).
      (b) With respect to each lease of any real property or personal property to which any member of Holding’s consolidated group is a party (whether as lessee or lessor), except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) upon receipt of the consents described on Schedule 3.09(b), the Mergers will not constitute a default or a cause for termination or modification of such lease.
      (c) No member of Holding’s consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.
     3.10.     Legal Matters
      (a) There is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or, to the knowledge of Holding, threatened against any member of Holding’s consolidated group nor do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of Holding’s consolidated group that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Holding or the Bank.
      (b) Each member of Holding’s consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or, to the knowledge of Holding, threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction, judgment or decree of any court, agency or instrumentality.
      (c) There are no uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding’s consolidated group as a result of examination by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority.
      (d) No member of Holding’s consolidated group is subject to any written agreement, memorandum of understanding or order with or by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority, and no such regulatory authority has required a member of Holding’s consolidated group to enter into a board resolution that continues in effect with respect to compliance with a regulatory obligation following a regulatory examination.
      (e) Other than routine bank regulatory examinations of Holding or the Bank, there are no governmental investigations pending or to Holding’s knowledge, threatened against any member of Holding’s consolidated group. There is no claim, action, suit, proceeding, arbitration, or investigation, pending or, to the knowledge of Holding, threatened, in which any material claim or demand is made or threatened to be made against any officer, director, advisory director or employee of Holding’s consolidated group, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member of the consolidated group.
     3.11.     Employee Benefit Plans
      (a) Except for the plans, policies, contracts and arrangements listed on Schedule 3.11(a) of the Schedule of Exceptions (the “Employee Benefit Plans”), no member of Holding’s consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan, payroll practice, severance pay arrangement, employment agreement or similar arrangement, whether or not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in which Holding or the Bank employees participate or under which Holding or the Bank employees are entitled to compensation or benefits. Each of the Employee Benefit Plans has been maintained and administered in all material respects in compliance with its terms, the applicable provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No Employee Benefit Plan, officer of any member of Holding’s consolidated group, or, to the knowledge of Holding, any other “party in interest” or “disqualified person” with respect thereto, has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA with an Employee Benefit Plan maintained by any member of Holding’s consolidated group; there is no claim relating to any of the Employee Benefit Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine claims for benefits) against any of the Employee Benefit Plans or the assets thereof. Each member of Holding’s consolidated group has complied in all material respects with the applicable reporting and disclosure requirements of ERISA and the Code. None of the Employee Benefit Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. For each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code a favorable determination letter has been issued by the Internal Revenue Service or the Employee Benefit Plan is maintained under a prototype plan that has received an Internal Revenue Service opinion letter that may be relied upon pursuant to Revenue Procedure 2004-6 and is intended to be qualified under Section 401(a) of the Code. The Internal Revenue Service has taken no action to revoke any such determination or opinion letter and Holding is not aware of anything that has occurred, whether by action or failure to act, that would cause the loss of such qualification. Except as disclosed on Schedule 3.11(a) of the Schedule of Exceptions, no member of Holding’s consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the “COBRA” provisions of ERISA and the Code or under similar requirements of state law.
      (b) True and complete copies of all Employee Benefit Plans (including all amendments and modifications thereof), together with copies of any tax determination or opinion letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500, if applicable, with respect to such plan or arrangement will be delivered to Whitney with the Schedule of Exceptions.
      (c) Except as set forth on Schedule 3.11(c) of the Schedule of Exceptions, no such Employee Benefit Plan or other plan is a defined benefit pension plan subject to Section 412 of the Code. Except as set forth on Schedule Section 3.11(c), each Employee Benefit Plan that is subject to Section 412 of the Code or Section 302 of ERISA (each, a “Pension Plan”) had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its “current liability,” as that term is defined in Section 302(d)(7) of ERISA. Since the date of the most recent actuarial valuation, no event has occurred that would be reasonably expected to adversely change any such funded status in a material way other than legislative changes to Section 412 of the Code and the minimum funding provisions of ERISA. No Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently maintained by any member of Holding’s consolidated group, or the single-employer plan of any ERISA Affiliate (as defined below) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any Pension Plan or any single-employer plan of any of its ERISA Affiliates have been timely made and there is no lien, nor is there expected to be a lien, under Code Section 412(n) or ERISA Section 302(f) or tax under Code Section 4971. No member of Holding’s consolidated group has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Holding and its subsidiaries. For purposes of this Agreement, an “ERISA Affiliate” of any person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with such person.
      (d) No liability under Section 4041 or Sections 4062 through 4069 of ERISA has been or is expected to be incurred by Holding or any of its subsidiaries with respect to any defined benefit pension plan currently or formerly maintained by any of them or by any of Holding’s ERISA Affiliates that has not been satisfied in full (other than liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).
      (e) All group health plans of any member of Holding’s consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof, and all such group health plans not exempt from Section 701 of ERISA are in compliance in all material respects with the notice, certification and design requirements imposed under Section 701 of ERISA, et seq. (Health Insurance Portability and Accountability Act of 1996).

      (f) With respect to each Employee Benefit Plan previously or currently sponsored or maintained by any member of Holding’s consolidated group, or to which any member of Holding’s consolidated group previously made or is currently making contributions, that is ongoing or has been terminated by any member of Holding’s consolidated group, no event has occurred and no condition exists that would subject Holding, the Bank, Whitney or WNB to any tax, penalty, fine or other liability as a result of the sponsorship, contribution to or maintenance of such Employee Benefit Plan.
      (g) No payment or benefit made, to be made or due to any participant under the Employee Benefit Plans, the Holding Stock Option Plan, or other arrangement on account of the transactions contemplated hereunder, with the exception of the payments to the persons and in connection with the agreements set forth on Schedule 3.08 of the Schedule of Exceptions for the accelerated vesting of stock options, payments made under the agreements required by Section 6.02(c) and other payments contemplated by this Agreement, will be deemed to constitute an “excess parachute payment” within the meaning of Code Section 280G and the regulations promulgated thereunder.
      (h) Each grant, award or other form of incentive relating to shares of Holding Common Stock made under the Employee Benefit Plans and/or the Holding Stock Option Plans was granted or awarded in compliance with all applicable laws, including federal and state securities laws.
     3.12.     Insurance Policies
      Each member of Holding’s consolidated group maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it considers to be adequate for its business and operations and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. An accurate list of all such insurance policies is attached as Schedule 3.12 of the Schedule of Exceptions. No member of Holding’s consolidated group is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding’s consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Holding’s consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Holding nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.
     3.13.     Agreements
      (a) No member of Holding’s consolidated group is a party to:

(i) any collective bargaining agreement;

(ii) any employment or other agreement or contract with or commitment to any employee other than the Employee Benefit Plans and the Holding Stock Option Plans; the employment related agreements, arrangements, policies and practices referred to on Schedule 3.13(a)(ii) of the Schedule of Exceptions; and, such employment related agreements as are terminable without penalty upon not more than 30 days notice by the employer;

(iii) any obligation of guaranty or indemnification, other than as set forth on Schedule 3.13(a)(iii) of the Schedule of Exceptions, except such indemnification of officers, directors, employees and agents of Holding’s consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of any member of Holding’s consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

(iv) any agreement, contract or commitment that is or if performed will be materially adverse to the financial condition, results of operations or business of Holding’s consolidated group;

(v) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Holding’s consolidated group (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies, Florida state or national banks, or the subsidiaries of either Holding or the Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance) except those designated as such on Schedule 3.13(a)(v) of the Schedule of Exceptions; or

(vi) any written agreement, memorandum of understanding, letter, board resolution, order or decree, formal or informal, with any federal or state regulatory agency, nor has any member of Holding’s consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.
      (b) Schedule 3.13(b) of the Schedule of Exceptions contains a list of each agreement, contract or commitment over $25,000 in an amount or with a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements that are not material) to which any member of Holding’s consolidated group is a party or which affects any such member. To Holding’s knowledge, no member of Holding’s consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. No member of Holding’s consolidated group is in violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.
     3.14.     Licenses, Franchises and Governmental Authorizations
      Each member of Holding’s consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of the Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.
     3.15.     Corporate Documents
      Holding has delivered to Whitney, with respect to each member of Holding’s consolidated group, true and correct copies of its articles of incorporation or articles of association, its by-laws, and the charters of each of the committees of its Board of Directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of each member of Holding’s consolidated group that will be made available to Whitney after the date hereof, are current, complete and correct in all material respects.
     3.16.     Certain Transactions
      Except as disclosed on Schedule 3.16 of the Schedule of Exceptions, no past or present director, executive officer or five percent or greater shareholder of any member of Holding’s consolidated group has, since January 1, 2003, engaged in any transaction or series of transactions that, if such member had been subject to Section 14(a) of the Exchange Act, would be required to be disclosed pursuant to Item 404 of Regulation S-K of the rules and regulations of the SEC.

     3.17.     Broker’s or Finder’s Fees
      Except for Hovde Financial, LLC (“Hovde”), whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated April 21, 2005 (a copy of which has been provided to Whitney) (the “Hovde Agreement”), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding’s consolidated group is entitled to any commission, broker’s or finder’s fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.
     3.18.     Environmental Matters
      (a) (i) Each member of Holding’s consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the “Subject Properties”), including without limitation, to the knowledge of Holding, properties acquired by foreclosure or in settlement of loans;
      (ii) Each member of Holding’s consolidated group is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding or the Bank;
      (iii) To Holding’s knowledge, there are no past or present events, conditions, circumstances, activities or plans by any member of Holding’s consolidated group related in any manner to any member of Holding’s consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability (as hereinafter defined), except for such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding or the Bank;
      (iv) To Holding’s knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any member of Holding’s consolidated group, or any prior owner of any of the Subject Properties that relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and
      (v) To Holding’s knowledge, no member of Holding’s consolidated group is subject to or responsible for any Environmental Liability that is not set forth and adequately provided for on the Holding Latest Balance Sheet.
      (vi) To Holding’s knowledge, there is currently no contamination of the Subject Properties by stachybotrys chartarum mold or other mold presenting a hazard to human health, and Holding has no knowledge of any event or condition that could result in such contamination of the Subject Properties in the future.
      (b) “Environmental Law Requirement” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public;

and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.
      (c) “Hazardous Materials” shall mean: (A) any “hazardous substance” as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) (“CERCLA”) as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any “regulated substance” as defined by 40 C.F.R. Section 280.12 or the FL Ad. Code, Title 62, Chapter 62-761 and Sec. 62-761.200; (E) any naturally occurring radioactive material (“NORM”), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Florida or another jurisdiction; (F) any nonhazardous oilfield wastes (“NOW”) defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Florida or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance that by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.
      (d) “Environmental Liability” shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.
     3.19.     Intellectual Property
      (a) Schedule 3.19 of the Schedule of Exceptions sets forth a complete list and description of all patents, trademarks, trade names, trade secrets, copyrights, processes, service marks, royalty rights or design rights owned, used or licensed (as licensor or licensee) by either Holding or the Bank in the operation of their business and all applications therefor and registrations thereof, whether foreign or domestic, owned or controlled by either Holding or the Bank (the “Intellectual Property”), and, in the case of any such rights that are so owned, the jurisdiction in which such rights or applications have been registered, filed or issued, and, in the case of any such rights that are not so owned, the agreements under which such rights arise. Each of Holding and the Bank and the subsidiaries has taken all action necessary to keep the Intellectual Property owned by it in full force and effect, including without limitation, filing all necessary affidavits and other documents and utilizing such property in interstate commerce. Each of Holding and the Bank is the sole and exclusive owner of the Intellectual Property listed on Schedule 3.19 of the Schedule of Exceptions as being owned by it, with the sole and exclusive right, except to the extent indicated therein, to use and license such property. No claim has been asserted or, to Holding’s knowledge, threatened seeking cancellation or concurrent use of any registered trademark, tradename or service mark listed on Schedule 3.19 of the Schedule of Exceptions.
      (b) There are no claims, demands or suits pending or, to Holding’s knowledge, threatened against Holding or the Bank claiming an infringement by Holding or the Bank of any patents, copyrights, processes, licenses, trademarks, service marks or trade names of others in connection with their business; none of the Intellectual Property or, as the case may be, the rights granted to Holding or the Bank in respect thereof, infringes on the rights of any person or is being infringed upon by any person, and none is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of their use by Holding or the Bank.

     3.20.     Community Reinvestment Act
      The Bank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.
     3.21.     Privacy of Customer Information
      (a) The Bank is the sole owner of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to WNB or a subsidiary of WNB pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.21, “IIPI” means any information relating to an identified or identifiable natural person.
      (b) The collection and use of such IIPI by the Bank, the transfer of such IIPI to WNB, Whitney or any WNB subsidiary in connection with the Mergers, and the use of such IIPI by WNB, Whitney or any WNB subsidiary as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.
     3.22.     Opinion of Financial Advisor
      Prior to the execution of this Agreement, Holding has received the opinion of Hovde to the effect that the Merger Consideration to be received by the holders of Holding Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Whitney. Such opinion has not been amended, revised or rescinded as of the date of this Agreement.
     3.23.     Technology Systems
      (a) Except to the extent indicated on Schedule 3.23 of the Schedule of Exceptions, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by Holding and the Bank (collectively, the “Technology Systems”) to continue by the surviving corporation and its subsidiaries to the same extent and in the same manner that it has been used by Holding and the Bank prior to the Effective Date.
      (b) The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a Material Adverse Effect on Holding or the Bank. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any liens. Access to business critical parts of the Technology Systems is not shared with any third party.
      (c) Details of Holding’s disaster recovery and business continuity arrangements will be provided to Whitney with the Schedule of Exceptions.
      (d) Neither Holding nor the Bank has received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement that would enable any third party to terminate any of Holding’s or the Bank’s agreements or arrangements relating to the Technology Systems (including maintenance and support).
     3.24.     State Takeover Laws
      Holding has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,”

“anti-greenmail,” “business combination” or other anti-takeover laws of any jurisdiction, including Sections 607.0901 and 607.0902 of the FBCA (collectively, “Takeover Laws”). Holding has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its articles of incorporation, bylaws or other organizational documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
     3.25.     Certain Actions
      Neither Holding nor any of its subsidiaries or affiliates has taken or agreed to take any action, and it has no knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Company Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required regulatory consents. To Holding’s knowledge, there exists no fact, circumstance, or reason that would cause any required consent not to be received in a timely manner.
     3.26.     Accuracy of Statements
      No warranty or representation made or to be made by any member of Holding’s consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding’s consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.15 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.
Section 4.     Representations and Warranties of Whitney and WNB
      Whitney and WNB represent and warrant to Holding and the Bank that as of the date of this Agreement and as of the Closing Date:
     4.01.     Consolidated Group; Organization; Qualification
      “Whitney’s consolidated group,” as such term is used in this Agreement, consists of Whitney and WNB. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. WNB is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Each of Whitney and WNB has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Bank Merger Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Whitney’s consolidated group, taken as a whole.
     4.02.     Capital Stock
      As of the date of this Agreement, the authorized capital stock of Whitney consists of 100,000,000 shares of Whitney Common Stock. As of June 30, 2005, 63,222,349 shares of Whitney Common Stock were issued and outstanding and 241,700 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of Whitney and WNB has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

     4.03.     Corporate Authorization; No Conflicts
      Subject to approval of the Bank Merger Agreement by WNB’s Board of Directors and by Whitney as the sole shareholder of WNB, all corporate acts and other proceedings required of Whitney and WNB for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Whitney and WNB as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each of Whitney and WNB, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or its by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other material instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.
     4.04.     Whitney Financial Statements; Reports and Proxy Statements
      (a) Whitney has filed with the SEC true and complete copies of the (i) consolidated balance sheets as of December 31, 2004 and December 31, 2003 of Whitney and its subsidiaries, the related consolidated statements of income, changes in shareholders’ equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC (collectively, the “Whitney Financial Statements”); and (ii) the unaudited consolidated balance sheet as of March 31, 2005 of Whitney and its subsidiaries and the related unaudited statements of income and cash flows for the three-month periods ended March 31, 2005 and March 31, 2004, as presented in Whitney’s quarterly report on Form 10-Q filed with the SEC (the “Whitney Interim Financial Statements”).
      (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney and its subsidiaries for the respective periods covered thereby and the consolidated financial condition of Whitney and its subsidiaries as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the “Whitney Latest Balance Sheet”), none of Whitney and its subsidiaries has had, nor are any of such members’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP.
     4.05.     Legality of Whitney Securities
      All shares of Whitney Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.
     4.06.     SEC Reports
      Whitney has filed with the SEC pursuant to the Exchange Act the following Whitney reports: (a) annual reports on Form 10-K for the years ended December 31, 2004 and 2003; (b) quarterly reports on Form 10-Q for the quarter ended March 31, 2005; and (c) proxy statements for the years 2005 and 2004. As of their respective dates, no such report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it with the SEC, the FDIC, the OCC, the Federal Reserve Board, or any other banking regulatory agency.
     4.07.     Absence of Certain Changes or Events
      Since the date of Whitney’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a Material Adverse Effect on Whitney and WNB, taken as a whole.
     4.08.     Legal Matters
      (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney’s knowledge threatened, against any member of Whitney’s consolidated group that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC’s Rules and Regulations that are not so disclosed.
      (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney’s consolidated group as a result of examination by any bank or bank holding company regulatory authority.
      (c) No member of Whitney’s consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any member of Whitney’s consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.
     4.09.     Community Reinvestment Act
      WNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.
     4.10.     Accuracy of Statements
      No warranty or representation made or to be made by any member of Whitney’s consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney’s consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

Section 5.	Covenants and Conduct of Parties Prior to the Effective Date
      The parties further covenant and agree as follows:
     5.01.     Investigations; Planning
      Each member of Holding’s consolidated group shall provide to Whitney and WNB and to their authorized representatives full access during all reasonable times to its employees, premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and WNB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and WNB shall from time to time reasonably request. Any investigation shall be conducted in a manner that does not unreasonably interfere with the operation of the business of Holding’s consolidated group. Each member of Holding’s consolidated group agrees to cooperate, and to cause its employees to cooperate, with Whitney and WNB in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and WNB (and, if applicable, the Bank) after consummation of the Mergers. In the event of termination of this Agreement prior to the Effective Date, each party shall, except to any extent necessary to assert any rights under this Agreement or the Bank Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or nonpublic documents, work papers and other materials obtained from the other party in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business (in each case the party providing the information is referred to as the “Providing Party” and the party receiving such information is referred to as the “Receiving Party”); provided, that such confidential information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its representatives, (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Providing Party to the Receiving Party or its representatives, or (iii) becomes available to the Receiving Party on a nonconfidential basis from a source other than the Providing Party or its representatives, provided further that such source is not known by the Receiving Party to be bound, by, nor to the Receiving Party’s knowledge does such disclosure breach, directly or indirectly, a confidentiality agreement with the Providing Party or its representatives. Immediately following the Effective Time, that certain Confidentiality Agreement, dated June 14, 2005, entered into between Whitney and Hovde, on behalf of Holding and the Bank (the “Confidentiality Agreement”), shall terminate and be of no further force and effect. Furthermore, at the Effective Time, Holding and the Bank will, and will cause Hovde to transfer, assign and deliver each of the confidentiality agreements entered into by Holding, the Bank and/or Hovde on behalf of Holding and Bank in connection with a potential Acquisition Transaction (as defined in Section 7.01(e)). Whitney and WNB shall continue to provide Holding’s executive officers with access to Whitney’s and WNB’s respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and WNB to the extent customary in transactions of the nature contemplated by this Agreement.
     5.02.     Delivery of Schedules of Exceptions; Due Diligence
      Whitney and Holding stipulate that they have entered into this Agreement concurrently with Holding’s delivery of its consolidated group’s schedule of exceptions to this Agreement (the “Schedule of Exceptions”), but prior to Whitney’s completion of Whitney’s customary due diligence investigation of Holding and the Bank. Whitney’s due diligence review (which shall include, but not be limited to, a review and verification of the Schedules of Exception, the Holding SEC Reports, the Confidential Information Memorandum regarding Holding and the Bank provided to Whitney by Hovde, and all due diligence materials of Holding and the Bank) shall be concluded during the period commencing on the date of this Agreement and ending 29 calendar days from the date hereof (the “Review Period”). At or prior to expiration of the Review Period, Whitney shall elect, by written notice to Holding, to either (a) proceed to the Closing (subject to the satisfaction or waiver of all other conditions to Closing) and indicate its acceptance of the Schedule of Exceptions by initialing the Schedules on behalf of Whitney and WNB, at which time the Schedules shall be appended hereto and form a part hereof for all purposes or (b) terminate the Agreement (without liability to Holding or the Bank) if, in its sole and absolute discretion, Whitney is not satisfied with the results of such due diligence review. Absent timely delivery of written notice electing to terminate this Agreement, Whitney shall be deemed to have elected to proceed to the Closing, subject to all other terms and conditions of this Agreement.
     5.03.     Cooperation and Commercially Reasonable Efforts
      Each of the parties hereto will cooperate with the other parties and use all commercially reasonable efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Bank Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Bank Merger Agreement at the earliest practicable date subject to the proviso contained in Section 1.02 hereof. Holding and the Bank shall provide Whitney and WNB full and complete access to all their third party vendors and shall consult Whitney and WNB prior to negotiating new third party vendor agreements or amendments to or modifications of existing third party agreements.
     5.04.     Information for, and Preparation of, Registration Statement and Proxy Statement
      Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.15 and a proxy statement of Holding (the “Proxy Statement”) that complies with the requirements of the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Holding’s shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by Holding for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to Holding’s shareholders and at the time of the Holding shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable law. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Holding with respect to statements made or incorporated by reference therein based on information supplied by Whitney or WNB for inclusion or incorporation by reference in the Proxy Statement.
     5.05.     Approval of Bank Merger Agreement
      Whitney, as the sole shareholder of WNB, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.
     5.06.     Press Releases; Shareholder Communications
      Whitney and Holding will cooperate with each other in the preparation of any press releases, other public statement or shareholder communication announcing the execution of this Agreement, the termination of this Agreement (if terminated) or the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Holding’s consolidated group or Whitney’s consolidated group will issue any press release or other written statement for general circulation, or any other public statement or shareholder communication relating to the execution or termination of this Agreement or the transactions contemplated hereby, except as may otherwise be required by law in the reasonable judgment of the disclosing party and, if practical, prior notice of such release is provided to the other parties.
     5.07.     Preservation of Business
      Each member of Holding’s consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business, to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.
     5.08.     Conduct of Business in the Ordinary Course
      Each member of Holding’s consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:
      (a) except as set forth in proviso to this Section 5.08(a), declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, other than in connection with the issuance of shares of Holding Common Stock pursuant to the exercise of Holding Stock Options outstanding as of the date of this Agreement; provided, that solely in the event that all conditions set forth in subparagraphs (a), (b), (c) and (d) of Section 6.01 and Section 6.02 hereof (except for conditions that are intended to be satisfied on the Closing Date) have been satisfied prior to March 15, 2006 but the Closing does not occur in March 2006 solely as a result of the requirements set forth in the first sentence of Section 1.02, Holding shall be permitted to declare and pay a cash dividend to the shareholders of record of Holding as of March 31, 2006 in an amount equal to $0.1625 per share of Holding Common Stock outstanding on such record date.
      (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;
      (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, additional employee benefits, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices;
      (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in clauses (i) through (iv) of subsection 3.09(a) hereof, terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
      (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices;

      (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
      (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;
      (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;
      (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;
      (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in noninvestment grade securities or that are inconsistent with past investment practices;
      (k) enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement;
      (l) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;
      (m) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed any member of Holding’s consolidated group’s applicable regulatory lending limits;
      (n) make any material change to its accounting methods, principles, practices, policies or procedures, except as required by GAAP or the FDIC;
      (o) take or cause to be taken any action that would disqualify the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code; or
      (p) agree or commit to do any of the foregoing.
     5.09.     Additional Information
      Holding will provide Whitney with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of Holding’s consolidated group, or any material action taken or proposed to be taken by any regulatory agency with respect to Holding or a member of its consolidated group. Holding will provide Whitney and Whitney will provide Holding with (a) prompt written notice of any breach by any member of such party’s consolidated group of any of its warranties, representations or covenants in this Agreement, (b) any fact, event or circumstance that would, in the reasonable judgment of Holding, adversely affect or interfere with the transactions contemplated by this Agreement or would cause a warranty, representation or covenant of Holding or the Bank to be breached as of the Closing Date, (c) as soon as they become available, as to Holding and the Bank, true and complete copies of any examination reports, financial statements, reports and other documents of the type referred to in Section 3.04, and quarterly unaudited consolidated balance sheets of Holding and its subsidiaries, and the related unaudited statements of income, shareholders’ equity and cash flows for the periods then ended, with respect to Holding and its subsidiaries; and, as to Whitney, true and complete copies of financial statements, reports and other documents of the type referred to in Sections 4.04 and 4.06, with respect to Whitney and its subsidiaries, and (d) promptly upon its dissemination, any report disseminated to their respective shareholders. Following the date hereof, Holding and the Bank will provide, within 10 calendar days of each month’s end, reports and financial data on a monthly basis to Whitney and WNB. Such reports and financial data will provide a detailed listing of all loans, discounts, and financing leases, along with the investment portfolios of each member of Holding’s consolidated group as of each month end. The reports and financial data will include analysis, with respect to each loan, note or borrowing, including any loan guaranty, addressing (i) delinquencies by more than 30 days in the payment of principal or interest, (ii) any material defaults for more than 30 days, (iii) all classifications of “substandard,” “doubtful,” “loss,” “other assets especially mentioned,” or any comparable classification by any of member of Holding’s consolidated group or the FDIC, the Federal Reserve Board, or the OCC, (iv) any obligation of any director, officer, or 10% shareholder of any member of Holding’s consolidated group that is subject to Regulation O of the Federal Reserve Board, or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) any loans, notes, borrowings, including loan guaranties, made in violation of any law, regulation, or rule of any governmental authority, other than those that are immaterial in amount.
     5.10.     Holding Shareholder Approval
      Holding’s Board of Directors shall submit this Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Holding duly called and convened for that purpose after the effective date of the Registration Statement to be held on a date mutually acceptable to Whitney and Holding. Holding, as the sole shareholder of the Bank, shall take all action to effect shareholder approval of the Bank Merger Agreement. The foregoing obligations of Holding and its Board of Directors specified in this Section 5.10 are subject to the proviso in the second to last sentence of Section 5.13.
     5.11.     Affiliate Agreements; Shareholder’s Commitment
      (a) Holding shall obtain and deliver to Whitney, no later than the Holding shareholders’ meeting, from each person who is a director or executive officer of Holding who is eligible to receive shares of Whitney Common Stock by virtue of the Company Merger written agreements, in the forms attached as Exhibit 5.11(a) hereto, to the effect that such person (i) has not disposed of any Holding Common Stock, (ii) will not dispose of any Holding Common Stock, and (iii) will not dispose of any Whitney Common Stock received pursuant to the Company Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby tax-free reorganization treatment (the “Affiliate Agreement”).
      (b) Holding shall use all commercially reasonable efforts to obtain and deliver to Whitney, a written agreement in the form attached as Exhibit 5.11(b) hereto from each person who is not a director or executive officer of Holding or the Bank and who is a 5% or greater beneficial owner of securities of Holding who is eligible to receive shares of Whitney Common Stock by virtue of the Company Merger to the effect that such person (i) has not disposed of any Holding Common Stock, (ii) will not dispose of any Holding Common Stock, and (iii) will not dispose of any Whitney Common Stock received pursuant to the Company Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from receiving tax-free reorganization treatment (the “Shareholder’s Commitment”).
     5.12.     Loan Policy
      From the date hereof through the Effective Time, neither Holding nor the Bank will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies has been provided to Whitney, provided that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio. Concurrent with the execution of this Agreement, Holding shall provide Whitney a calendar of any board or committee meetings of the Bank at which the board or any committee will vote on proposed new or renewal loans or investments. Holding and the Bank will allow a representative of WNB to be present at all such meetings for informational purposes only and such WNB representative shall not take part in discussions or voting on any matters presented at such meetings.
     5.13.     No Solicitations
      Prior to the Effective Time or until the termination of this Agreement, no member of Holding’s consolidated group shall, without the prior approval of Whitney: (a) directly or indirectly, solicit or initiate inquiries or proposals with respect to any Acquisition Transaction, or (b) except to the extent determined by the Board of Directors of Holding in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors’ fiduciary duties to Holding’s consolidated group and its shareholders, (i) furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, (ii) withdraw its recommendation to the shareholders of Holding of the Company Merger, or (iii) make a recommendation of any other Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the Confidentiality Agreement). Each member of Holding’s consolidated group shall instruct its officers, directors, agents and affiliates to refrain from doing any of the foregoing, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of any member of Holding’s consolidated group from taking any action that the Board of Directors of such member, as the case may be, determines, in good faith after consultation with outside legal counsel, is required by law or is required to discharge his fiduciary duties to Holding’s consolidated group and Holding’s shareholders. Holding and the Bank shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Transaction.
     5.14.     Operating Functions
      Each member of Holding’s consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member’s Board of Directors, would adversely affect its operations if the Mergers were not consummated.
     5.15.     Whitney Registration Statement
      (a) Whitney will promptly prepare and file on Form S-4 a registration statement (the “Registration Statement”) under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock that will be issued to the holders of Holding Common Stock pursuant to the Company Merger; provided, however, that Whitney shall not be required to file the Registration Statement until Whitney determines that any offerings of Whitney Common Stock being made by Whitney pursuant to Section 4(2) of the Securities Act (as disclosed to Holding on Schedule 5.15(a)) are either completed or terminated. Subject to the foregoing proviso, Whitney shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Holding except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Holding is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax rules. Holding and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.
      (b) Whitney will indemnify and hold harmless each member of Holding’s consolidated group and each of their respective directors, officers and other persons, if any, who control Holding within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/ dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Whitney by or on behalf of any member of Holding’s consolidated group or any officer, director or affiliate of any such member for use therein.
      (c) Promptly after receipt by an indemnified party under subparagraph (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Whitney of the commencement thereof, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Whitney to such indemnified party of its election so to assume the defense thereof, Whitney shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Whitney elects not to assume such defense or if counsel for the indemnified party advises Whitney in writing that there are material substantive issues that raise conflicts of interest between Whitney or Holding and the indemnified party, such indemnified party may retain counsel satisfactory to it and Whitney shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Whitney in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.
      (d) The provisions of subsection 5.15(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party’s heirs, representatives or successors.
     5.16.     Application to Regulatory Authorities
      Whitney shall prepare and, on or before October 24, 2005, file all regulatory applications and filings that are required to be made with respect to the Mergers, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02; provided, however, that if Whitney is unable to prepare and file such applications and filings in a prompt manner due to the failure of either Holding or the Bank to timely provide Whitney any information necessary to complete such applications and filings, or for any other reason outside of Whitney’s control, then Whitney’s failure to comply with the provisions of this Section 5.16 shall not be deemed a breach of the Agreement. Whitney shall provide Holding copies of all such regulatory applications and filings at the time of filing with the appropriate regulatory agency.

     5.17.     Revenue Ruling
      Whitney may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.
     5.18.     Bond for Lost Certificates
      Upon receipt of notice from any of its shareholders that a Holding Certificate has been lost or destroyed, and prior to issuing a new certificate, Holding shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder’s agreement to indemnify Holding against any claim made by the owner of such Holding Certificate, unless Whitney agrees to the waiver of such bond requirement.
     5.19.     Withholding
      Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Holding Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement to have been paid to the person with respect to whom such deduction and withholding was made.
     5.20.     Appraisal Rights
      Holding shall give Whitney (i) prompt written notice of, and a copy of, any instrument received by Holding with respect to the assertion or perfection of appraisal rights, and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to appraisal rights, should Whitney desire to do so.
     5.21.     Nasdaq Stock Market
      Whitney shall cause the shares of Whitney Common Stock to be issued in the Company Merger to be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or similar right and to be approved for quotation in the National Market System of the Nasdaq Stock Market, Inc. (“Nasdaq”) prior to or at the Effective Time.
     5.22.     Continuing Indemnity; Insurance
      Whitney covenants and agrees that:
      (a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Holding’s Articles of Incorporation and Bylaws and in the Articles of Incorporation and Bylaws of the Bank (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Company Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Whitney and the Indemnified Party.
      (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified

Party, and, after notice from Whitney to such Indemnified Party of its election so to assume the defense thereof, Whitney shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Whitney elects not to assume such defense or if counsel for the Indemnified Party advises Whitney in writing that there are material substantive issues that raise conflicts of interest between Whitney or Holding and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Whitney shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.
      (c) Whitney shall cause the persons serving as officers or directors of Holding or the Bank, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Holding and the Bank with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that the aggregate premium to be paid by Holding and the Bank for such insurance shall not exceed 150% of the most current annual premium paid by Holding and the Bank, for its directors and officers liability insurance, without Whitney’s prior approval.
      (d) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.22.
      (e) The provisions of this Section 5.22 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     5.23.     Employees and Certain Other Matters
      (a) All employees of Holding and the Bank shall become or remain employees of the Bank upon consummation of the Company Merger, and upon consummation of the Bank Merger all employees of the Bank at the effective time of the Bank Merger shall become employees of WNB. Whitney, the Bank and WNB reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee, subject to payment of any severance pay or other termination benefits due under terms of employment contracts with Holding or the Bank set forth on Schedule 5.23(a) of the Schedule of Exceptions. At the Effective Time, all such employees shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels (including without limitation benefits under WNB’s Severance Pay Policy as detailed in WNB Human Resource Policies and Procedures No. 4.03) except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Whitney’s Compensation and Human Resources Committee and (ii) all such employees shall be given full credit for all prior service (including, but not limited to, credit towards satisfaction of any waiting periods under Whitney’s or WNB’s health and welfare plans) as employees of Holding or the Bank; provided, however, that all such employees shall be treated as newly hired WNB employees for purposes of benefit accrual under Whitney’s or WNB’s defined benefit pension plan and post-retirement medical plan but shall receive full credit for all prior service as employees of Holding or the Bank for purposes of vesting. Prior to the Effective Time, the Board of Directors of Holding shall adopt resolutions approving the termination of its existing defined benefit Pension Plan (the “Holding Defined Benefit Plan”) and freezing the Holding Defined Benefit Plan as of December 31, 2005. After the Holding Defined Benefit Plan is terminated, Whitney shall cause the benefits accrued thereunder to be distributed to the participants in such plan pursuant to applicable law. Whitney or WNB may apply any pre-existing condition exclusion under its health plan(s) for which any employees of Holding, the Bank become eligible to participate, but only to the extent such exclusion does not exceed in duration the corresponding provision under the health plan maintained by Holding or the Bank, as applicable, under which such employees were covered as of the Effective Date and applying periods of creditable coverage under the Bank’s group health plan against such pre-existing exclusions or similar waiting periods. Whitney and WNB, through its medical and dental plan underwriters, shall use their respective commercially reasonable efforts to provide employees and enrolled dependents credit for all eligible expenses incurred within the calendar year under plans maintained by Holding or the Bank for purposes of satisfying annual deductibles and out-of-pocket maximums under Whitney’s plans. Employees of Holding and the Bank are solely responsible for supplying satisfactory proof of previously incurred expenses to Whitney’s and WNB’s plan underwriters.
      (b) (1) Holding or the Bank shall make a cash contribution to the Holding Defined Benefit Plan, no later than the earlier of (i) the business day before the Effective Time or (ii) the actual filing date of Holding’s tax return for fiscal year 2005, in an amount equal to the maximum amount that can be deducted by Holding or the Bank on their consolidated federal income tax return for the fiscal year ending December 31, 2005 under Section 404 of the Code, (i) taking into account all previous contributions made for such year and all prior years, and (ii) using the same actuarial funding methods used to determine the minimum contribution to the Holding Defined Benefit Plan under Section 412 of the Code for the most recent plan year for which a form 5500 has been filed as of the date of this Agreement, and (iii) using, to the extent permitted by law, actuarial assumptions that are the same as, or determined consistently with, the actuarial assumptions used to determine the minimum contribution to the Holding Defined Benefit Plan under Section 412 of the Code for the most recent plan year for which a form 5500 has been filed as of the date of this Agreement.
      (2) As soon as practicable after January 1, 2006, but no later than January 31, 2006, Holding or the Bank shall obtain from the enrolled actuary for the Plan (the “Actuary”) an estimate of the “current liability” (as defined in Section 302(d)(7) of ERISA as in effect on January 1, 2006) (“Current Liability”) of the Plan as of January 1, 2006. Such estimated Current Liability shall be made using the most recent employee census data available to the Actuary, provided that if it is not practical for the Actuary to use employee census data as of January 1, 2006, the Actuary may use census data as of January 1, 2005 and roll forward the estimate of liabilities using reasonable methods consistent with such estimates made in accordance with Statement Number 87 of the Financial Accounting Standards Board. Such estimated Current Liability shall use actuarial methods and assumptions that are consistent with the methods and assumptions used in the actuarial valuation of Holding Defined Benefit Plan as of January 1, 2005 for purposes of the funding standard account under Section 412 of the Code except to the extent that different interest rate assumptions are required by law and to the extent that different assumptions or methods may be required due to changes in law or regulation or because the assumptions or methods previously used are no longer reasonable. If the estimated Current Liability as of January 1, 2006, exceeds the fair market value of the Plan’s assets as of December 31, 2005 (after giving effect to the contribution made pursuant to Section 5.23(b)(1)), by more than $500,000, then such amount in excess of $500,000 shall be referred as the “Pension Shortfall Amount.”
     5.24.     Whitney Conduct of Business
      From the date hereof through the Closing, without the prior written consent of the chief executive officer of Holding or his duly authorized designee, Whitney shall not take or cause to be taken any action that would disqualify the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code.
     5.25.     Holding Stock Options
      Prior to the Effective Time, Holding shall cause each outstanding Holding Stock Option to be exercised in accordance with its terms, or it shall terminate such Holding Stock Options as provided in Section 2.01(i).

Section 6.	Conditions of Closing
     6.01.     Conditions of All Parties
      The obligations of each of the parties hereto to consummate the Company Merger are subject to the satisfaction of the following conditions at or prior to the Closing:
      (a) Shareholder Approval. This Agreement and the Company Merger shall have been duly approved by the shareholders of Holding.
      (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.
      (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or the Bank Merger Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.
      (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney, subject to the proviso contained in Section 1.02.
      (e) Tax Opinion. Whitney and Holding shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to Whitney and Holding (the “Tax Opinion”), dated the date of the Effective Time, substantially to the effect that, (i) the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Whitney and Holding will be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Holding and Whitney reasonably satisfactory in form and substance to such counsel.
     6.02.     Additional Conditions of Whitney
      The obligations of Whitney to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

(a) Representations, Warranties and Covenants. The accuracy of the representations and warranties of Holding and the Bank contained in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, except to the extent they are confined to a specific date or to the extent changes are permitted by the terms of this Agreement. There shall not exist inaccuracies in the representations and warranties of Holding and the Bank contained in this Agreement such that the aggregate effect of such inaccuracies would have, or would be reasonably likely to have, a Material Adverse Effect on Holding and the Bank taken as a whole; provided, that for purposes of this sentence only, those representations and warranties that are qualified by reference to materiality or knowledge shall be deemed not to include such qualifications. Each of Holding and the Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and the Bank shall have delivered to Whitney and WNB a certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer (or their functional equivalents) to the foregoing effect.

(b) No Material Adverse Change. There shall not have occurred any Material Adverse Change from the date of the Holding Latest Balance Sheet to the Closing Date with respect to the Bank or Holding’s consolidated group; provided, however, that (i) the incurrence by Holding of reasonable expenses in connection with the Mergers (including fees and expenses of attorneys, accountants or other consultants not to exceed $200,000 in the aggregate and the payment to Hovde of amounts due to it in accordance with the Hovde Agreement (the “Permitted Expenses”)) and (ii) the occurrence of an event specifically permitted under Section 5.08 are expressly deemed not to constitute such a Material Adverse Change.

(c) Employment Agreement Terminations and Restrictive Covenant Agreements.

(i) Whitney shall have received from Francis I. duPont, III and Glen W. Fausset executed Employment Agreement Termination and Restrictive Covenant Agreements, in the form attached hereto as Exhibit 6.02(c)(i).

(ii) Whitney shall have received from Thomas P. Moseley an executed Employment Agreement Termination and Restrictive Covenant Agreement, in the form attached hereto as Exhibit 6.02(c)(ii).

(d) Affiliate Agreements. Whitney shall have received an Affiliate Agreement (as contemplated by and within the timeframe specified in Section 5.11(a)) from each person who serves as an executive officer or director of Holding.

(e) Shareholder’s Commitment. Whitney shall have received a Shareholder’s Commitment in the form specified on Exhibit 5.11(b) hereto (as contemplated by Section 5.11(b)) from each person (other than director and executive officer) who owns 5% or more of Holding Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person’s Shareholder’s Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Whitney compliance with the tax-free reorganization treatment of the Company Merger and Rule 145 under the Securities Act.

(f) Exercise of Holding Stock Options. All outstanding Holding Stock Options shall have been exercised or terminated as provided in Section 2.01(i) and Holding’s Board of Directors and shareholders shall have taken all action necessary to terminate the Holding Stock Option Plans effective prior to the Effective Time. No Holding Stock Options, whether vested or unvested, shall be outstanding as of the Effective Time. In addition, Whitney shall have received from each holder of a Holding Stock Option that exercises prior to the Effective Time an option termination agreement as provided in Section 2.01(i)(B).

(g) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of Holding’s consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of Holding’s consolidated group, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney’s consolidated group following the Mergers.

(h) Tax Consequences of the Mergers. Whitney shall have received satisfactory assurances from Alston & Bird LLP that the consummation of the Company Merger will not be a taxable event to Whitney or Holding.

(i) Third Party Consents. Holding shall have obtained the consent or approval of those persons whose consent or approval shall be required in connection with the Mergers under any material contract or material technology contract of Holding or the Bank.
      (j) Accountants’ Letters. Whitney shall have received “comfort” letters from Christopher, Smith, Leonard, Bristow & Stanell, P.A. dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.
     6.03.     Additional Conditions of Holding
      The obligations of Holding to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:
      (a) Representations, Warranties and Covenants. The accuracy of the representations and warranties of Whitney and WNB contained in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, except to the extent they are confined to a specific date or to the extent changes are permitted by the terms of this Agreement. There shall not exist inaccuracies in the representations and warranties of Whitney and WNB contained in this Agreement such that the aggregate effect of such inaccuracies would have or would be reasonably likely to have, a Material Adverse Effect on Whitney and WNB taken as a whole; provided, that for purposes of this sentence only, those representations and warranties that are qualified by reference to materiality or knowledge shall be deemed not to include such qualifications. Each of Whitney and WNB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and WNB shall have delivered to Holding and the Bank a certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect.
      (b) No Material Adverse Change. There shall not have occurred any Material Adverse Change from the date of Whitney’s Latest Balance Sheet to the Closing Date with respect to Whitney’s consolidated group taken as a whole.
     6.04.     Waiver of Conditions
      Any condition to a party’s obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of Section 6.01 hereof. The failure to waive any condition hereunder shall not be deemed a breach of Section 5.03 hereof.

Section 7.	Termination
     7.01.     Termination
      This Agreement and the Bank Merger Agreement may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Holding as follows:

(a) Mutual Consent. By the mutual written consent of the Board of Directors of Holding and the Board of Directors (or Executive Committee of the Board of Directors) of Whitney.

(b) Breach. By the Board of Directors of either Holding or the Board of Directors (or Executive Committee of the Board of Directors) of Whitney, in the event of a breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case (i) would result in the failure to satisfy the conditions set forth in Sections 6.02(a) or 6.03(a), as applicable, and (ii) cannot be, or has not been, cured within 30 days after written notice of such breach is given to the entity committing such breach, provided, that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

(c) Abandonment. By the Board of Directors of either Holding or the Board of Directors (or Executive Committee of the Board of Directors) of Whitney if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Holding by April 30, 2006 (the “Termination Date”), or (ii) any such condition cannot be met by the Termination Date and has not been waived by each party in whose favor such condition inures, or (iii) if the Company Merger has not been consummated by the Termination Date, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

(d) Shareholder Vote. By Whitney if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of the Holding’s shareholders called for the purpose of voting thereon.

(e) Holding Recommendation. By Whitney if the Board of Directors of Holding (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Company Merger or shall have resolved to do any of the foregoing or; (B) either (x) shall have recommended to the shareholders of Holding (or in the case of (iii) affirmatively approved) any of the following (being referred to herein as an “Acquisition Transaction”): (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding’s consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (y) shall have made any announcement of any agreement to do any of the foregoing.

(f) Acquisition Transaction. By Holding in the event Holding receives a bona fide written offer with respect to an Acquisition Transaction and the Board of Directors of Holding determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Holding’s shareholders than the transactions contemplated by this Agreement.

(g) Shareholders Seeking Appraisal. By Whitney, if the holders of more than 5% in the aggregate of the outstanding Holding Common Stock shall have voted such shares against this Agreement or the Company Merger at any meeting called for the purpose of voting thereon and shall have exercised their appraisal rights in accordance with Sections 1301-1333 of the FBCA.

(h) Whitney Stock Price Decrease. By the Board of Directors of Holding, at any time during the two-calendar-day period commencing on the Determination Date (as hereinafter defined), if both of the following conditions are satisfied:

(1) the Average Closing Price (as hereinafter defined) shall be less than $25.00; and

(2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (as hereinafter defined) (such number being referred to herein as the “Whitney Ratio”) shall be less than (ii) the difference obtained by subtracting 0.15 from the quotient obtained by dividing the Index Price (as hereinafter defined) on the Determination Date by the Index Price on the Starting Date (as hereinafter defined) (such number being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Holding refuses to consummate the Company Merger pursuant to this Section 7.01(h), it shall give prompt written notice thereof to Whitney; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period, but not thereafter. During the five-day period commencing with its receipt of such notice, Whitney shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $25.00 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, or (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Whitney Ratio. If Whitney makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Holding of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(h).

For purposes of this Section 7.01(h), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily last sales prices of Whitney Common Stock as reported on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Whitney) for the 10 consecutive full trading days in which such shares are traded on Nasdaq ending at the close of trading on the Determination Date.

“Determination Date” shall mean the later of the date that (i) is the tenth consecutive full trading day following the date on which Whitney receives the consent of the Federal Reserve Board (without regard to any requisite waiting period thereof) to the Company Merger and (ii) the second consecutive full trading day following the date on which the Holding shareholders’ meeting occurs.

“Index Group” shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror’s market capitalization. If such an event has occurred, then the applicable bank holding company will be removed from the Index Group. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

	Common	Percent
	Shares	of
Bank	Outstanding	Total

BancorpSouth, Inc.	78,279,756	4.26%
Hancock Holding Company	32,391,579	1.76%
Trustmark Corporation	56,835,001	3.09%
First Horizon National Corporation	124,131,336	6.75%
AmSouth Bancorp	352,965,000	19.20%
Compass Bancshares, Inc.	123,931,618	6.74%
Regions Financial Corp	463,910,454	25.24%
Amcore Financial, Inc.	24,795,255	1.35%
Cullen/Frost Bankers, Inc.	51,850,353	2.82%
First Midwest Bancorp, Inc.	45,698,032	2.49%
Commerce Bancshares, Inc.	66,815,760	3.64%
FirstMerit Corporation	83,618,140	4.55%
Sky Financial Group, Inc.	105,102,393	5.72%
BOK Financial Corporation	59,495,010	3.24%
Susquehanna Bancshares, Inc.	46,650,467	2.54%
The South Financial Group, Inc.	71,901,830	3.91%
Texas Regional Bancshares, Inc.	49,595,709	2.70%
Total	1,837,967,693	100.00%

“Index Price” on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

“Starting Date” shall mean the fourth full trading day after the announcement by press release of the execution of this Agreement.

“Starting Price” shall mean the closing price per share of Whitney Common Stock as reported on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Whitney) on the Starting Date.

If any company belonging in the Index Group or Whitney declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Whitney shall be appropriately adjusted for the purposes of applying this Section 7.01(h).

(i) Whitney Stock Price Increase. By the Board of Directors (or Executive Committee of the Board of Directors) of Whitney, if the Average Closing Price of Whitney Common Stock as calculated in accordance with Section 7.01(h) is more than $40.00; provided, however, that if the Average Closing Price of Whitney Common Stock is greater than $40.00 as a result of the announcement of a pending acquisition of Whitney by an unaffiliated third party, then Whitney shall not be entitled to exercise its termination right pursuant to this Section 7.01(i).

(j) Prior to Notification Date. By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 5.02.

     7.02.     Effect of Termination
      Upon termination of this Agreement pursuant to this Section 7, the Bank Merger Agreement shall also terminate and there shall be no liability by reason of this Agreement or the Bank Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) a willful breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority; (ii) a termination pursuant to Section 7.01(e) or Section 7.01(f) causing payment to be made under Section 7.03; or (iii) a breach of any of the following provisions: the second to last sentence of Section 5.01 and Sections 5.15(b) and (c). Each party hereby agrees that its sole right and remedy with respect to any nonwillful breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for a willful breach of a representation, warranty or covenant or for fraud (except if such breach is required by law or by any bank or bank holding company regulatory authority), in which case the parties will have all available legal rights and remedies.
     7.03.     Termination Payment
      If this Agreement is terminated by Whitney or Holding pursuant to Section 7.01(e) or Section 7.01(f), then Holding (or its successor) shall pay or cause to be paid to Whitney upon demand a termination payment of $4.8 million payable in same day funds.

Section 8.	Miscellaneous
     8.01.     Notices
      Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively “notice”) required or permitted to be given or made by any party to another in connection with this Agreement or the Bank Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as DHL, Federal Express, Menlo Worldwide Forwarding, Network Courier, Purolator or the like) for next day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

If to Whitney or WNB:

Mr. William L. Marks
Chairman of the Board & CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130

With copies to:

Joseph S. Schwertz, Jr., Esq.
Whitney National Bank
Legal Department
228 St. Charles Avenue, Suite 626
New Orleans, Louisiana 70130

With a copy to (which shall not constitute notice):

Randolph A. Moore III, Esq.
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309

If to Holding or the Bank:

Francis I. duPont, III
First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, Florida 34209

With copies to:

Thomas C. Blank, Esq.
Shumaker, Loop & Kendrick, LLP
North Courthouse Square
1000 Jackson
Toledo, Ohio 43624-1573
     8.02.     Waiver
      The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver that has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.
     8.03.     Expenses
      Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.
     8.04.     Headings
      The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.
     8.05.     Annexes, Exhibits and Schedules
      The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.
     8.06.     Integrated Agreement
      This Agreement, the Bank Merger Agreement, the Confidentiality Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.
     8.07.     Choice of Law
      The validity of this Agreement and the Bank Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State. Matters concerning the effectiveness and validity of the Company Merger under Florida law shall be governed by and construed in accordance with the FBCA.
     8.08.     Parties in Interest
      This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Bank Merger Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Bank Merger Agreement, except as expressly provided for herein and therein.
     8.09.     Amendment
      The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Bank Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner that is not material to the substance of the transactions contemplated hereby.
     8.10.     Counterparts
      This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.
     8.11.     Non-Survival of Representations and Warranties; Covenants
      None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.
     8.12.     Attorneys’ Fees
      In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

     8.13.     Waiver of Jury Trial
      THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.)

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

WHITNEY HOLDING CORPORATION
FIRST NATIONAL BANCSHARES, INC.

BY:	/s/ William L. Marks William L. Marks	BY:	/s/ Francis I. duPont, III Francis I. duPont, III

ITS:	Chairman and Chief Executive Officer	ITS:	Chairman and Chief Executive Officer

Attest:	/s/ Teresa Z. Lygate Teresa Z. Lygate Senior Assistant Corporate Secretary	Attest:	/s/ Glen W. Fausset Glen W. Fausset President

WHITNEY NATIONAL BANK
1st NATIONAL BANK & TRUST

BY:	/s/ William L. Marks William L. Marks	BY:	/s/ Francis I. duPont, III Francis I. duPont, III

ITS:	Chairman and Chief Executive Officer	ITS:	Chairman and Chief Executive Officer

Attest:	/s/ Teresa Z. Lygate Teresa Z. Lygate Senior Assistant Corporate Secretary	Attest:	/s/ Glen W. Fausset Glen W. Fausset President

APPENDIX B
July 27, 2005
Board of Directors
First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, FL 34209
Dear Members of the Board:
      We understand that First National Bancshares, Inc. (“Holding”), a Florida corporation, and 1st National Bank & Trust (the “Bank”), a Florida banking association, and Whitney Holding Corporation (“WTNY”), a Louisiana corporation, and Whitney National Bank (“WNB”), a national banking association, are about to enter into an Agreement and Plan of Merger, dated July 27, 2005 (the “Agreement”), pursuant to which the Bank will merge with and into WTNY (the “Merger”).
      As set forth in Section 2.01 of the Agreement, at the Effective Time of the Merger (as defined in the Agreement) each outstanding share of Bank common stock will be converted into the right to receive per share merger consideration (the “Merger Consideration”) equal to a current value of $34.64 at the time of signing the Agreement, subject to adjustments as set forth in Section 2.01(c) of the Agreement, with such Merger Consideration to be paid 65% in the form of stock and 35% in the form of cash.
      In connection with the Merger and the Agreement, you have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be paid to the shareholders of the Bank.
      Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Bank, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.
      We were retained by the Bank to act as its financial advisor in connection with the Merger. We will receive compensation from the Bank in connection with our services, a significant portion of which is contingent upon consummation of the Merger. The Bank has agreed to indemnify us for certain liabilities arising out of our engagement.
      During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed the Agreement and all attachments thereto;

(ii) reviewed certain historical publicly available business and financial information concerning the Bank and WTNY;

(iii) reviewed certain internal financial statements and other financial and operating data concerning the Bank;

(iv) analyzed certain financial projections prepared by the managements of the Bank and WTNY;

(v) held discussions with members of the senior managements of the Bank and WTNY for the purpose of reviewing the future prospects of the Bank and WTNY, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(vi) reviewed historical market prices and trading volumes for WTNY Common Stock;

(vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii) evaluated the pro forma ownership of WTNY Common Stock by the Bank’s shareholders relative to the pro forma contribution of the Bank’s assets, liabilities, equity and earnings to the combined company;

(ix) analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

(x) performed such other analyses and considered such other factors as we have deemed appropriate.
      We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.
      In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Bank and WTNY and in the discussions with the managements of the Bank and WTNY. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Bank and WTNY and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for the Bank and WTNY are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Bank, WTNY or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Bank, WTNY or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.
      We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Bank, WTNY and its subsidiaries. In rendering this opinion, WTNY and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on WTNY or the surviving corporations that would have a material adverse effect on the surviving corporations or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of WTNY or any of the surviving corporations after the Merger.
      Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

      We are not expressing any opinion herein as to the prices at which shares of WTNY Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of a the Bank Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the Bank Common Stock.
      This letter is solely for the information of the Board of Directors of the Bank and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of the Bank Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.
      Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration to be received pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Bank.

Sincerely,

HOVDE FINANCIAL LLC

APPENDIX B
March 1, 2006
Board of Directors
First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, FL 34209
Dear Members of the Board:
      This letter serves as an update to our initial letter to First National Bancshares, Inc., dated July 27, 2005 (the “Initial Letter”), which is incorporated by reference herein. We have reviewed the Agreement and Plan of Merger, dated July 27, 2005 (the “Agreement”), by an among First National Bancshares, Inc. (“Holding”), a Florida corporation, and 1st National Bank & Trust (the “Bank”), a national banking association, on the one hand, and Whitney Holding Corporation (“WTNY”), a Louisiana corporation, and Whitney National Bank (“WNB”), a national banking association, on the other hand. Pursuant to the Agreement, Holding will merge with and into WTNY (the “Merger”). Capitalized terms used, but not otherwise defined, herein shall have the same meaning ascribed to them in the Agreement.
      As set forth in Section 2.01 of the Agreement, at the Effective Time of the Merger all shares of Holding Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Holding or any of its subsidiaries (other than in a fiduciary capacity), and shares of Holding Common Stock as to which appraisal rights have been perfected and not withdrawn or otherwise forfeited) shall be converted into the right to receive the Merger Consideration (generally, (i) the Merger Consideration, expressed on a per share basis, as of the date of execution of the Agreement, shall be equal to $34.64, subject to certain adjustments as set forth in Section 2.01 of the Agreement, and (ii) each holder of Holding Common Stock shall be able to elect to receive either Cash Consideration, Stock Consideration or a combination of 65% Stock Consideration and 35% Cash Consideration, in exchange for such holder’s shares of Holding Common Stock, provided that the total Cash Consideration for all shareholders may not exceed 35% of the total Merger Consideration). In connection with the Merger and the Agreement, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Holding Common Stock.
      Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Holding, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. We were retained by Holding to act as its financial advisor in connection with the Merger. We will receive compensation from Holding in connection with our services, a significant portion of which is contingent upon consummation of the Merger. Holding has agreed to indemnify us for certain liabilities arising out of our engagement.

      During the course of our engagement through the date hereof and for purposes of the opinion set forth herein, we have:

(i) reviewed the Agreement and all attachments thereto;

(ii) reviewed certain historical publicly available business and financial information concerning WTNY and Holding, including the consolidated financial statements of WTNY and Holding for the period ended September 30, 2005, the Federal Reserve Forms FRY-9C of WTNY and Holding for the period ended December 31, 2005 and the year end earnings releases of WTNY and Holding reported on Forms 8-K filed with the Securities and Exchange Commission on January 25, 2006 and January 27, 2006, respectively;

(iii) reviewed certain internal financial statements and other financial and operating data concerning Holding and WTNY;

(iv) analyzed certain financial projections prepared by the managements of Holding and WTNY;

(v) held discussions with members of the senior managements of Holding and WTNY for the purpose of reviewing the future prospects of Holding and WTNY, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(vi) reviewed historical market prices and trading volumes for Whitney Common Stock;

(vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii) evaluated the pro forma ownership of Whitney Common Stock by Holding’s shareholders relative to the pro forma contribution of Holding’s assets, liabilities, equity and earnings to the combined company;

(ix) analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

(x) performed such other analyses and considered such other factors as we have deemed appropriate.
      We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.
      In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Holding and WTNY and in the discussions with the managements of Holding and WTNY. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Holding and WTNY and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Holding and WTNY are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Holding, WTNY or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Holding, WTNY or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.
      We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Holding, WTNY and their respective subsidiaries. In rendering this opinion, we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on WTNY or the surviving corporations that would have a material adverse effect on WTNY or the surviving corporations or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of WTNY or any of the surviving corporations after the Merger.
      Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.
      We are not expressing any opinion herein as to the prices at which shares of Whitney Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Holding Common Stock as to how such holder should vote with respect to the Agreement at any meeting of the holders of Holding Common Stock.
      This letter is solely for the information of the Board of Directors of Holding and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Holding Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.
      Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid by WTNY to the holders of Holding Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders of Holding Common Stock.

Sincerely,

HOVDE FINANCIAL LLC

APPENDIX C
FULL TEXT OF SECTIONS 1301-1333 OF
THE FLORIDA BUSINESS CORPORATION ACT
FLORIDA STATUTES — TITLE XXXVI, BUSINESS ORGANIZATIONS
CHAPTER 607
CORPORATIONS
607.1301.     Appraisal rights; definitions
      The following definitions apply to sections 607.1302-607.1333:
      (1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of § 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.
      (2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
      (3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 607.1322-607.1333, includes the surviving entity in a merger.
      (4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
      (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
      (6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.
      (7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
      (8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
      (9) “Shareholder” means both a record shareholder and a beneficial shareholder.
607.1302.     Right of shareholders to appraisal
      (1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by § 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by § 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to § 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(e) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.
      (2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

      (3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.
      (4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.
607.1303.     Assertion of rights by nominees and beneficial owners
      (1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
      (2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in § 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
607.1320.     Notice of appraisal rights
      (1) If proposed corporate action described in § 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of sections 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
      (2) In a merger pursuant to § 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in § 607.1322.
      (3) If the proposed corporate action described in § 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to § 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in § 607.1322.

607.1321.     Notice of intent to demand payment
      (1) If proposed corporate action requiring appraisal rights under § 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under § 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to § 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
      (2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.
607.1322.     Appraisal notice and form
      (1) If proposed corporate action requiring appraisal rights under § 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of § 607.1321. In the case of a merger under § 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
      (2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under § 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of sections 607.1301-607.1333.
607.1323.     Perfection of rights; right to withdraw
      (1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to § 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to § 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
      (2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to § 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
      (3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.
607.1324.     Shareholder’s acceptance of corporation’s offer
      (1) If the shareholder states on the form provided in § 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
      (2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.
607.1326.     Procedure if shareholder is dissatisfied with offer
      (1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to § 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to § 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.
      (2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in § 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to § 607.1322(2)(b)4.
607.1330.     Court action
      (1) If a shareholder makes demand for payment under § 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to § 607.1326 may commence the proceeding in the name of the corporation.

      (2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
      (3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
      (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
      (5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.
      (6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.
607.1331.     Court costs and counsel fees
      (1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
      (2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with sections 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
      (3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
      (4) To the extent the corporation fails to make a required payment pursuant to § 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.
607.1332.     Disposition of acquired shares
      Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.
607.1333.     Limitation on corporate payment
      (1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of § 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
      (2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Section 83 of the Louisiana Business Corporation Law (LBCL) provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
      The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.
      The articles of incorporation and by-laws of Whitney Holding Corporation (Whitney) provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.
      Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits
      The following Exhibits are filed as part of this registration statement:

Exhibit
No.	Exhibit Description

2	Agreement and Plan of Merger among Whitney Holding Corporation, Whitney National Bank, First National Bancshares, Inc. and 1st National Bank & Trust, dated July 27, 2005 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).
4.1	Composite Charter of the Registrant, as amended (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-1026).
4.2	By-laws of the Registrant, as amended (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-1026).
5	Opinion of Joseph S. Schwertz, Jr., general counsel of Whitney National Bank and Corporate Secretary of Whitney Holding Corporation, as to the legality of the securities being registered.
8.1	Opinion of Alston & Bird LLP as to certain tax matters.
8.2	Opinion of Alston & Bird LLP as to certain tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Christopher, Smith, Leonard, Bristow & Stanell, P.A.
23.3	Consent of Hovde Financial LLC.
23.4	Consent of Joseph S. Schwertz, Jr., general counsel of Whitney National Bank and Corporate Secretary of Whitney Holding Corporation (included in Exhibit 5).
23.5	Consent of Alston & Bird LLP (included in Exhibit 8.1).
23.6	Consent of Alston & Bird LLP (included in Exhibit 8.2).
24*	Powers of Attorney.
99.1	Form of Proxy of First National Bancshares, Inc.

*	Previously filed.
      (b) Financial Statement Schedules
      All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this proxy statement-prospectus.

Item 22.	Undertakings
      The undersigned Registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) To respond to requests for information that is incorporated by reference into the proxy statement-prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Orleans, state of Louisiana, on this 3rd day of March, 2006.

WHITNEY HOLDING CORPORATION

By:	/s/ Thomas L. Callicutt, Jr.

Thomas L. Callicutt, Jr.
Executive Vice President
and Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of March 3, 2006.

Signature	Title

/s/ William L. Marks* William L. Marks	Chairman of the Board, Chief Executive Officer, Director

/s/ R. King Milling* R. King Milling	President, Director

/s/ Thomas L. Callicutt, Jr. Thomas L. Callicutt, Jr.	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Joel B. Bullard, Jr.* Joel B. Bullard, Jr.	Director

/s/ James M. Cain.* James M. Cain.	Director

/s/ Angus R. Cooper II* Angus R. Cooper II	Director

/s/ Richard B. Crowell* Richard B. Crowell	Director

/s/ William A. Hines* William A. Hines	Director

/s/ E. James Kock, Jr.* E. James Kock, Jr.	Director

/s/ Alfred S. Lippman* Alfred S. Lippman	Director

Signature		Title

/s/ Michael L. Lomax* Michael L. Lomax		Director

/s/ Eric J. Nickelsen* Eric J. Nickelsen		Director

/s/ John G. Phillips* John G. Phillips		Director

/s/ Carroll W. Suggs* Carroll W. Suggs		Director

/s/ Kathryn M. Sullivan* Kathryn M. Sullivan		Director

/s/ Dean E. Taylor* Dean E. Taylor		Director

/s/ Thomas D. Westfeldt* Thomas D. Westfeldt		Director

*By:	/s/ Thomas L. Callicutt, Jr. Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Exhibit Description

2	Agreement and Plan of Merger among Whitney Holding Corporation, Whitney National Bank, First National Bancshares, Inc. and 1st National Bank & Trust, dated July 27, 2005 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).
4.1	Composite Charter of the Registrant, as amended (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-1026).
4.2	By-laws of the Registrant, as amended (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-1026).
5	Opinion of Joseph S. Schwertz, Jr., general counsel of Whitney National Bank and Corporate Secretary of Whitney Holding Corporation, as to the legality of the securities being registered.
8.1	Opinion of Alston & Bird LLP as to certain tax matters.
8.2	Opinion of Alston & Bird LLP as to certain tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Christopher, Smith, Leonard, Bristow & Stanell, P.A.
23.3	Consent of Hovde Financial LLC.
23.4	Consent of Joseph S. Schwertz, Jr., general counsel of Whitney National Bank and Corporate Secretary of Whitney Holding Corporation (included in Exhibit 5).
23.5	Consent of Alston & Bird LLP (included in Exhibit 8.1).
23.6	Consent of Alston & Bird LLP (included in Exhibit 8.2).
24*	Powers of Attorney.
99.1	Form of Proxy of First National Bancshares, Inc.

*	Previously filed.